 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-286627
Proxy Statement/Prospectus
Merger Proposal — Your Vote Is Important
On March 11, 2025, Bar Harbor Bankshares, which we refer to as Bar Harbor, and Guaranty Bancorp, Inc., which we refer to as Guaranty, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, pursuant to which Bar Harbor has agreed to acquire Guaranty.
Upon the terms and subject to the conditions of the merger agreement, Guaranty will merge with and into Bar Harbor, with Bar Harbor as the surviving corporation. We refer to this transaction as the merger.
Immediately following the merger, Woodsville Guaranty Savings Bank, a New Hampshire-chartered bank and wholly owned subsidiary of Guaranty, will merge with and into Bar Harbor Bank & Trust, a Maine-chartered bank and wholly owned subsidiary of Bar Harbor, with Bar Harbor Bank & Trust as the resulting bank. We refer to this transaction as the bank merger.
Shareholders of Guaranty will receive 1.85 shares of Bar Harbor common stock, par value $2.00 per share, in exchange for each share of Guaranty common stock, par value $0.20 per share, that they own (other than any shares as to which statutory appraisal rights have been properly exercised and perfected). Guaranty shareholders will also receive cash in lieu of fractional shares of Bar Harbor common stock they would otherwise have received in the merger.
Bar Harbor common stock currently trades on the NYSE American, under the symbol “BHB.” Guaranty common stock is quoted on the OTC Expert Market under the symbol “GUAA”; however, the shares do not have an active trading market and are not traded frequently. The shares of Bar Harbor common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended, and will trade on the NYSE American at closing.
The value of the merger consideration will fluctuate as the market price of Bar Harbor common stock fluctuates before the completion of the merger.
Based on the closing price of Bar Harbor common stock as reported on NYSE American of $29.31 as of March 11, 2025, the last full trading day prior to the announcement of the merger, the implied value of the merger consideration was approximately $54.22 per share of Guaranty common stock and the implied aggregate transaction value was approximately $39.6 million.
Based on the closing price of Bar Harbor common stock as reported on the NYSE American of $29.50 as of April 30, 2025, the last practicable date before the date of this proxy statement/prospectus, the implied value of the merger consideration was approximately $54.58 per share of Guaranty common stock and the implied aggregate transaction value was approximately $39.8 million. We urge you to obtain current market quotations for shares of Bar Harbor common stock.
We cannot complete the merger unless we obtain the necessary approval from the shareholders of Guaranty as described in the attached proxy statement/prospectus. Accordingly, Guaranty will hold a special meeting of its shareholders in connection with the merger at 9:00 a.m., local time, on June 12, 2025, which we refer to as the special meeting. Guaranty shareholders will be asked to vote to approve the merger agreement, which we refer to as the merger proposal, and to approve one or more adjournments of the special meeting, if necessary or appropriate, as determined by Guaranty, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which we refer to as the adjournment proposal. Approval of the merger proposal requires the affirmative vote of holders of two-thirds of the outstanding shares of common stock of Guaranty entitled to vote at the special meeting. The adjournment proposal will be approved if a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote on the matter are voted in favor of the adjournment proposal.
Guaranty’s board of directors has unanimously adopted and approved the merger agreement, has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Guaranty and its shareholders, and unanimously recommends that Guaranty shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.
YOUR VOTE IS VERY IMPORTANT.   We cannot complete the merger unless Guaranty’s shareholders approve the merger proposal. Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record of Guaranty, please submit a proxy to have your shares voted as promptly as possible by signing and returning the accompanying proxy card in the enclosed postage-paid return envelope. You may also cast your vote at the special meeting. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.
The attached proxy statement/prospectus contains a more complete description of the merger agreement and the special meeting. You should read this entire proxy statement/prospectus carefully because it contains important information about the merger. In particular, you should read the information under the section entitled “Risk Factors” beginning on page 19. You may also obtain information about Bar Harbor from documents that it has filed with the Securities and Exchange Commission, which we refer to as the SEC.
Sincerely,
James E. Graham
President and Chief Executive Officer

This document serves as the proxy statement for the special meeting of Guaranty Bancorp, Inc. and the prospectus for the shares of common stock of Bar Harbor Bankshares to be issued in connection with the merger, and describes the shareholder meeting, the merger, the documents related to the merger and other related matters. We encourage you to read this proxy statement/prospectus in its entirety, including the documents attached as appendices and the section titled “Risk Factors” beginning on page 19.
Neither the SEC nor any state securities regulatory body has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This proxy statement/prospectus is dated May 2, 2025, and is first being mailed to Guaranty’s shareholders on or about May 7, 2025.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 12, 2025
Dear Shareholders of Guaranty Bancorp, Inc.:
Guaranty Bancorp, Inc., a New Hampshire corporation, which we refer to as Guaranty, will hold a special meeting of Guaranty shareholders to be held at 9:00 a.m., local time, on June 12, 2025, at the Woodsville Guaranty Savings Bank Operations Center, Woodsville, New Hampshire 03785, which we refer to as the special meeting, to consider and vote on the following matters:
1.
a proposal to approve the Agreement and Plan of Merger, dated as of March 11, 2025, by and between Guaranty and Bar Harbor Bankshares, which we refer to as Bar Harbor, as such agreement may be amended from time to time, which we refer to as the merger agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Appendix A, pursuant to which Guaranty will merge with and into Bar Harbor, with Bar Harbor as the surviving corporation, which we refer to as the merger, as more fully described in the accompanying proxy statement/prospectus, which we refer to as the merger proposal;

2.
a proposal to adjourn the special meeting, if necessary or appropriate, as determined by Guaranty, to solicit additional proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

We have fixed the close of business on April 28, 2025 as the record date for the special meeting. Only Guaranty shareholders of record on that date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. Approval of the merger proposal requires the affirmative vote of holders of two-thirds of the outstanding shares of common stock of Guaranty entitled to vote at the special meeting. The adjournment proposal will be approved if a majority of the shares present or represented by proxy at the special meeting and entitled to vote on the matter are voted in favor of the adjournment proposal.
Guaranty’s board of directors has unanimously adopted and approved the merger agreement, has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Guaranty and its shareholders, and unanimously recommends that Guaranty shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.
Your vote is very important. We cannot complete the merger unless Guaranty’s shareholders approve the merger proposal. Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record of Guaranty, please submit a proxy to have your shares voted as promptly as possible by signing and returning the accompanying proxy card in the enclosed postage-paid return envelope or by following the instructions on your proxy card to vote online. You may also cast your vote at the special meeting. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished to you by your bank or broker.
Guaranty shareholders should not send in any stock certificate(s) with their proxy card. If the merger is approved, transmittal materials with instructions for the submission of Guaranty stock certificates will be provided to Guaranty shareholders under separate cover and the stock certificates should be sent at that time.
Under New Hampshire law, Guaranty shareholders who do not vote in favor of the merger agreement will have the right to seek the fair value of their Guaranty common stock if the merger is completed, but only if they strictly comply with New Hampshire law procedures explained in the attached proxy statement/prospectus. See the section of the attached proxy statement/prospectus entitled “The Merger — Dissenters’ Rights” beginning on page 56. The applicable New Hampshire law is reproduced in its entirety in Appendix C to the attached proxy statement/prospectus.

The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety.
BY ORDER OF THE BOARD OF DIRECTORS,
James E. Graham
President and Chief Executive Officer
Woodsville, New Hampshire
May 2, 2025

WHERE YOU CAN FIND MORE INFORMATION
Bar Harbor Bankshares
Bar Harbor files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission, which we refer to as the SEC. Bar Harbor files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You may also obtain these documents, free of charge, from Bar Harbor at its investor relations website, https://www.barharbor.bank/about-us/shareholder-relations/shareholder-relations under the tab “SEC & Other Regulatory Filings.”
Bar Harbor has filed a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the address set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference certain documents that Bar Harbor has previously filed with the SEC. They contain important information about Bar Harbor and its financial condition. For more information, please see the section entitled “Incorporation of Certain Documents by Reference.” These documents are available without charge to you upon written or oral request to Bar Harbor’s principal executive offices. The address and telephone number of Bar Harbor’s principal executive office is listed below:
Bar Harbor Bankshares
Attn: Investor Relations
P.O. Box 400
82 Main Street
Bar Harbor, Maine 04609-0400
Bar Harbor common stock is traded on the NYSE American under the symbol “BHB.”
To obtain timely delivery of these documents, you must request the information no later than June 5, 2025 in order to receive them before Guaranty’s special meeting of shareholders.
Guaranty Bancorp, Inc.
Guaranty Bancorp, Inc. does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents and reports with the SEC.
If you are a Guaranty shareholder and have any questions concerning the merger, the merger agreement or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus without charge or need help voting your shares of Guaranty common stock, contact James E. Graham, Guaranty’s President and Chief Executive Officer, at the address or telephone number listed below:
P.O. Box 266
Woodsville, NH 03785
(603) 747-2735
Guaranty common stock is quoted on the OTC Expert Market under the symbol “GUAA;” however, the shares do not have an active trading market and are not traded frequently.

ABOUT THIS DOCUMENT
This proxy statement/prospectus, which forms part of a registration statement on Form S-4 (Registration Statement No. 333-286627) filed by Bar Harbor with the SEC, constitutes a prospectus of Bar Harbor for purposes of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Bar Harbor common stock to be issued to Guaranty shareholders in exchange for shares of Guaranty common stock pursuant to the merger agreement, as such agreement may be amended or modified from time to time. This proxy statement/prospectus also constitutes a proxy statement for Guaranty with respect to the special meeting.
You should rely only on the information contained or incorporated by reference in this proxy statement/ prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated May 2, 2025, and you should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date (or, in the case of documents incorporated by reference, their respective dates). Neither the mailing of this proxy statement/prospectus to Guaranty’s shareholders nor the issuance by Bar Harbor of shares of Bar Harbor common stock pursuant to the merger agreement will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding Bar Harbor has been provided by Bar Harbor and information contained in this proxy statement/prospectus regarding Guaranty has been provided by Guaranty.

Page
Questions and Answers	1
Summary	8
Selected Historical Consolidated Financial Information for Bar Harbor	15
Selected Historical Consolidated Financial Information for Guaranty	17
Comparative Market Information	18
Risk Factors	19
Cautionary Statement Regarding Forward-Looking Statements	24
Guaranty Special Meeting of Shareholders	26
Guaranty Proposals	31
Information About the Companies	32
The Merger	33
Description of the Merger Agreement	59
Material U.S. Federal Income Tax Consequences of the Merger	70
Comparison of Shareholder Rights	73
Description of Bar Harbor Capital Stock	80
Security Ownership of Certain Beneficial Owners and Management	82
Experts	83
Legal Matters	83
Future Shareholder Proposals	84
Incorporation of Certain Documents by Reference	84
Appendix A: Agreement and Plan of Merger, dated as of March 11, 2025, by and between Bar Harbor Bankshares and Guaranty Bancorp, Inc.	A-1
Appendix B: Form of Voting Agreement, dated as of March 11, 2025, by and between Bar Harbor Bankshares and certain shareholders of Guaranty Bancorp, Inc. listed on the signature pages therein	B-1
Appendix C: Section 293-A:13.01 et seq. of the New Hampshire Business Corporation Act	C-1
Appendix D: Opinion of Griffin Financial Group, LLC	D-1
Appendix E: Articles of Incorporation of Bar Harbor Bankshares	E-1

i

QUESTIONS AND ANSWERS
The following are some questions that you may have regarding the proposals being considered at the special meeting of shareholders of Guaranty Bancorp, Inc. You should carefully read the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” beginning on page 84.
Q:
WHAT IS THE MERGER AND THE BANK MERGER?

A:
Bar Harbor Bankshares, a Maine corporation, which we refer to as Bar Harbor, and Guaranty Bancorp, Inc., a New Hampshire corporation, which we refer to as Guaranty, have entered into an agreement and plan of merger, dated as of March 11, 2025, which we refer to as the merger agreement. The merger agreement provides that Guaranty will merge with and into Bar Harbor, with Bar Harbor continuing as the surviving corporation. We refer to this transaction as the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

Immediately following the completion of the merger, Woodsville Guaranty Savings Bank, a New Hampshire-chartered bank and wholly owned subsidiary of Guaranty, will merge with and into Bar Harbor Bank & Trust, a Maine-chartered bank and wholly owned subsidiary of Bar Harbor, with Bar Harbor Bank & Trust as the resulting bank and a wholly owned subsidiary of Bar Harbor. We refer to this transaction as the bank merger. Upon completion of the bank merger, Woodsville Guaranty Savings Bank’s banking offices will become banking offices of Bar Harbor Bank & Trust.
Q:
WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

A:
The board of directors of Guaranty, which we refer to as the Guaranty board, is using this proxy statement/prospectus to solicit proxies from the Guaranty shareholders.

In order to complete the merger, the Guaranty shareholders must approve the merger agreement. Guaranty shareholders are also being asked to approve one or more adjournments of the special meeting, if necessary or appropriate, as determined by Guaranty, including adjournments to permit further solicitation of proxies in favor of the merger agreement. For additional information regarding the proposals to be presented to Guaranty shareholders, please refer to the section entitled “Guaranty Proposals.” Guaranty will hold a special meeting to consider and vote on these proposals. This proxy statement/prospectus contains important information about the merger and the special meeting, and you should read it carefully and in its entirety. The enclosed voting materials allow you to vote your shares of Guaranty common stock, par value $0.20 per share, which we refer to as Guaranty common stock, without attending the special meeting.
We encourage you to submit a proxy to vote your shares of Guaranty common stock as promptly as possible so that your shares may be represented and voted at the special meeting.
This document is a proxy statement of Guaranty, and a prospectus with respect to the offering of shares of Bar Harbor common stock, par value $2.00 per share, which we refer to as Bar Harbor common stock, to be issued in connection with the merger.
Q:
WHAT WILL GUARANTY SHAREHOLDERS RECEIVE IN THE MERGER?

A:
If the merger is completed, Guaranty shareholders (other than shareholders who have properly exercised dissenting rights) will be entitled to receive 1.85 shares of Bar Harbor common stock for each outstanding share of Guaranty common stock held at the effective time of the merger and cash in lieu of fractional shares as described below.

The value of the merger consideration will fluctuate as the market price of Bar Harbor common stock fluctuates before the completion of the merger. Thus, the value of the merger consideration will not be known at the time of the special meeting and the market price of Bar Harbor common stock at the time of completion of the merger may be more or less than the current price of Bar Harbor common stock or the price of Bar Harbor common stock at the time of the special meeting.
Q:
WILL I RECEIVE ANY FRACTIONAL SHARES OF BAR HARBOR COMMON STOCK AS PART OF THE MERGER CONSIDERATION?

A:
No. Bar Harbor will not issue any fractional shares of Bar Harbor common stock in the merger. Instead, Bar Harbor will pay you the cash value of a fractional share (without interest) in an amount determined by multiplying the fractional share interest to which you would otherwise be entitled by the average of the closing sales prices of one share of Bar Harbor common stock on NYSE American for the ten consecutive trading days ending on the fifth business day immediately prior to the closing date, rounded to the nearest whole cent.

Q:
WHEN WILL THE MERGER BE COMPLETED?

A:
Bar Harbor and Guaranty are working to complete the merger as soon as practicable. Subject to the satisfaction or waiver of the closing conditions described in the section entitled “Description of the Merger Agreement — Conditions to Consummation of the Merger,” including the approval of the merger agreement by Guaranty shareholders and required regulatory approvals, the parties are seeking to consummate the merger no later than the third quarter of 2025. However, it is possible that factors outside the control of Bar Harbor and Guaranty could result in the merger being completed at a later time or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger.

Q:
WHAT ARE THE CONDITIONS TO COMPLETE THE MERGER?

A:
The obligations of Guaranty and Bar Harbor to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including, among other conditions, the receipt of the requisite regulatory approvals and tax opinions, and approval by Guaranty shareholders of the merger proposal. For more information, see the section entitled “Description of the Merger Agreement — Conditions to Consummation of the Merger.”

Q:
WHO IS ENTITLED TO VOTE?

A:
Holders of record of shares of Guaranty common stock at the close of business on April 28, 2025, which is the date that the Guaranty board has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:
WHAT CONSTITUTES A QUORUM?

A:
A majority of the shares of Guaranty common stock, present in person or represented by proxy, constitutes a quorum for transacting business at the special meeting. Proxies marked as abstaining on any matter to be acted upon by shareholders will be counted as represented at the meeting for purposes of determining the presence or absence of a quorum.

Q:
WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THE APPROVAL NECESSARY?

A:
Guaranty shareholders are being asked to vote on the following proposals:

1.
a proposal to approve the merger agreement, a copy of which is attached as Appendix A, which we refer to as the merger proposal; and

2.
a proposal to adjourn the special meeting, if necessary or appropriate, as determined by Guaranty, to solicit additional proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

Guaranty shareholder approval is required to complete the merger. Guaranty will transact no business at the special meeting other than as listed above.

Q:
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:
The Merger Proposal:   When a quorum is present, approval of the merger proposal requires the affirmative vote of holders of two-thirds of the outstanding shares of Guaranty common stock entitled to vote at the special meeting.

The Adjournment Proposal:   When a quorum is present, the adjournment proposal requires the affirmative vote of a majority of the shares of Guaranty common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.
Q:
ARE THERE ANY VOTING AGREEMENTS WITH EXISTING SHAREHOLDERS?

A:
Yes. Each director and executive officer of Guaranty has entered into a voting agreement with Bar Harbor, a form of which is attached to this proxy statement/prospectus as Appendix B, to vote all shares of Guaranty common stock that he or she beneficially owns and has the power to vote in favor of the merger proposal and against any proposal made in opposition to the approval of the merger. As of the record date, Guaranty’s directors and executive officers beneficially owned, in the aggregate, 112,259 shares of Guaranty common stock, allowing them to exercise approximately 15.38% of the voting power of Guaranty common stock.

Q:
WHAT DOES THE GUARANTY BOARD OF DIRECTORS RECOMMEND?

A:
The Guaranty board unanimously recommends that Guaranty shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q.
WHAT DO I NEED TO DO NOW?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares of Guaranty common stock as soon as possible so that such shares will be represented at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares of Guaranty common stock are held in the name of your broker, bank or other nominee

Q.
HOW DO I VOTE?

A:
If you are a Guaranty shareholder of record as of the close of business on the record date, you may submit your proxy before the special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

If your shares of Guaranty common stock are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting such shares. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.
Q:
HOW MANY VOTES DO I HAVE?

A:
You are entitled to one vote for each share of Guaranty common stock that you owned as of the close of business on the record date. As of the close of business on the record date, there were 730,033 outstanding shares of Guaranty common stock entitled to vote. As of that date, approximately 15.38% of such outstanding shares of Guaranty common stock were beneficially owned by the directors and executive officers of Guaranty and their affiliates.

Q:
WHEN AND WHERE IS THE SPECIAL MEETING?

A:
The special meeting will be held at 9:00 a.m., local time, on June 12, 2025 at the Woodsville Guaranty Savings Bank Operations Center, Woodsville, New Hampshire 03785. All Guaranty shareholders as of the close of business on the record date, or their duly appointed proxies, may attend the special meeting.

Q:
IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:
If your shares of Guaranty common stock are held in “street name” by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Guaranty or by voting at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Brokers who hold shares in “street name” for the beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. Both proposals to be voted on at the special meeting are considered “non-routine” matters and, therefore, brokers, banks and other nominees do not have discretionary voting power on these matters.
If you are a Guaranty shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, then your broker, bank or other nominee may not vote your shares on either the merger proposal or the adjournment proposal, and your shares will not be counted as represented for purposes of establishing a quorum at the special meeting.
For the merger proposal, shares not represented at the special meeting are still considered outstanding and, therefore, will have the same effect as a vote “AGAINST” the proposal. Approval of the merger proposal requires the affirmative vote of holders of two-thirds of the outstanding shares of Guaranty common stock entitled to vote at the special meeting. Therefore, the failure of a holder of shares of Guaranty common stock to provide its bank, broker or other nominee with voting instructions will have the same effect as a vote “AGAINST” the merger proposal.
Q:
WHAT IF I ABSTAIN OR DO NOT VOTE?

A:
For purposes of the special meeting, an abstention occurs when a shareholder attends the special meeting, either in person or represented by proxy, but abstains from voting.

Abstentions will be counted as represented at the special meeting for purposes of determining the presence or absence of a quorum for all matters to be voted on at the special meeting.
For the merger proposal, if a Guaranty shareholder present at the special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the proposal. If a Guaranty shareholder is not present at the special meeting and does not respond by proxy, it will also have the same effect as a vote cast “AGAINST” the proposal.
When a quorum is present, the adjournment proposal requires the affirmative vote of a majority of the shares of Guaranty common stock present or represented by proxy at the special meeting and entitled to vote on the matter. Accordingly, for purposes of the adjournment proposal, abstentions will affect the outcome as they will be counted as shares represented at the meeting, but not voted affirmatively in favor of the adjournment proposal.
Q:
WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?

A:
If you hold your shares of Guaranty common stock in your name as a shareholder of record, and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Guaranty common stock represented by your proxy will be voted “FOR” the merger proposal and “FOR” the adjournment proposal.

If you hold your shares of Guaranty common stock in “street name” through a broker, bank or other nominee and you do not give your broker, bank or other nominee instructions on how to vote, your broker, bank or other nominee will not be able to vote your shares of Guaranty common stock on either of the proposals at the special meeting and your shares of Guaranty common stock will not be represented at the special meeting. For the merger proposal, shares not represented at the special meeting are still considered outstanding and, therefore, will have the same effect as a vote “AGAINST” the proposal. For purposes of the adjournment proposal, shares not represented at the special meeting will affect the outcome only if the failure of such shares to be represented at the special meeting prevents a quorum from being established, as such shares will not be deemed to be present at the meeting for purposes of determining a quorum or the required majority vote.
Q:
MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:
Yes. If you hold your shares of Guaranty common stock in your name as a shareholder of record, you may change your vote at any time before your proxy is voted at the special meeting. You may do so in one of three ways by:

•
giving written notice of such revocation to the Secretary of Guaranty at the address set forth below;

•
signing and duly delivering a proxy bearing a later date; or

•
attending the special meeting and voting in person.

If you are a Guaranty shareholder of record and you choose to send a written notice of revocation or to mail a new proxy card, you must submit your notice of revocation or your new proxy to:
Guaranty Bancorp, Inc.
Attn: Corporate Secretary
10 Pleasant Street
Woodsville, New Hampshire 03785
If your shares are held in “street name” through a broker, bank or other nominee and you have instructed your nominee how to vote your shares of Guaranty common stock, you must submit new voting instructions to your nominee. You should follow the instructions you receive from your broker, bank or other nominee in order to change or revoke your vote.
Q:
ARE GUARANTY SHAREHOLDERS ENTITLED TO DISSENTERS’ RIGHTS?

A:
Guaranty shareholders will be entitled to dissent from, and obtain payment of the fair value of their shares of Guaranty common stock in connection with the merger, but only if they comply with the New Hampshire law procedures summarized in the section entitled “The Merger — Dissenters’ Rights.” The relevant sections of Chapter 293-A of the New Hampshire Business Corporation Act, which we refer to as the NHBCA, is provided on Appendix C to this proxy statement/prospectus.

Q:
WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS OF SHARES OF GUARANTY COMMON STOCK?

A:
The merger is intended to qualify, and the obligation of Bar Harbor and Guaranty to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. In such case, a U.S. holder of Guaranty common stock who receives solely Bar Harbor common stock in exchange for shares of Guaranty common stock pursuant to the merger generally will not recognize any gain or loss for U.S. federal income tax purposes (except for any gain or loss that may result from the receipt of cash in lieu of a fractional share of Bar Harbor common stock).

For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”
The tax consequences of the merger to any particular Guaranty shareholder will depend on that shareholder’s particular facts and circumstances. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.
Q:
WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:
If the merger is not completed, Guaranty will remain an independent company and Guaranty shareholders will not receive any consideration for their shares of Guaranty common stock that otherwise would have been received in connection with the merger.

Q:
WHAT HAPPENS IF I SELL MY SHARES OF GUARANTY COMMON STOCK AFTER THE RECORD DATE BUT BEFORE THE SPECIAL MEETING?

A:
The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Guaranty common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by Guaranty shareholders in the merger. In order to receive the merger consideration, you must hold your shares of Guaranty common stock through completion of the merger.

Q:
WILL I BE ABLE TO SELL THE SHARES OF BAR HARBOR COMMON STOCK THAT I RECEIVE IN THE MERGER?

A:
Yes. You may freely trade the shares of Bar Harbor common stock issued in the merger, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Bar Harbor for purposes of Rule 144 under the Securities Act of 1933, as amended, which we refer to as the Securities Act. Persons who may be deemed to be affiliates of Bar Harbor include individuals or entities that control, are controlled by, or are under common control with Bar Harbor and may include the executive officers, directors and significant shareholders of Bar Harbor.

Q:
ARE THERE RISKS INVOLVED IN UNDERTAKING THE MERGER?

A:
Yes. In evaluating the merger, Guaranty shareholders should carefully consider the factors discussed in “Risk Factors” beginning on page 19 and other information about Bar Harbor included in the documents incorporated by reference into this proxy statement/prospectus, as well as the information about Guaranty included in this proxy statement/prospectus.

Q:
SHOULD GUARANTY SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:
No. Guaranty shareholders SHOULD NOT send in any stock certificates now. If the merger is approved, transmittal materials with instructions for their completion will be provided to Guaranty shareholders under separate cover and the stock certificates should be sent at that time.

Q:
WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:
Guaranty shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you hold shares of Guaranty common stock in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold such shares. In each case, please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Guaranty common stock that you own.

Q:
WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:
If you are a Guaranty shareholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact James E. Graham, Guaranty’s President and Chief Executive Officer, at the address or telephone number listed below:

P.O. Box 266
Woodsville, NH 03785
(603) 747-2735.
Q:
WHERE CAN I FIND MORE INFORMATION ABOUT BAR HARBOR AND GUARANTY?

A:
You can find more information about Bar Harbor and Guaranty from the various sources described under “Where You Can Find More Information.”

SUMMARY
This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire proxy statement/prospectus and its appendices and the other documents to which the parties refer before you decide how to vote with respect to the proposals. In addition, Bar Harbor incorporates by reference important business and financial information about Bar Harbor into this proxy statement/prospectus. For a description of this information, please see the section entitled “Incorporation of Certain Documents by Reference.” You may obtain the information Bar Harbor has incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.
THE MERGER AND THE MERGER AGREEMENT (PAGES 33 AND 59)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A. The parties encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.
Under the terms of the merger agreement, Guaranty will merge with and into Bar Harbor, with Bar Harbor continuing as the surviving corporation. Immediately following the completion of the merger, Woodsville Guaranty Savings Bank will merge with and into Bar Harbor Bank & Trust, with Bar Harbor Bank & Trust as the resulting bank.
MERGER CONSIDERATION (PAGE 33)
In the merger, each share of Guaranty common stock outstanding immediately prior to the effective time, other than shares, if any, as to which dissenting rights have been properly exercised, will be converted into the right to receive 1.85 shares of Bar Harbor common stock, subject to adjustment as set forth in the merger agreement and as further described in the section entitled “Description of the Merger Agreement — Merger Consideration.” For each fractional share of Bar Harbor common stock that would otherwise be issued, Bar Harbor will pay cash in an amount equal to the fraction of a share (rounded to the nearest cent) of Bar Harbor common stock which the holder would otherwise be entitled to receive multiplied by an average stock price of Bar Harbor common stock as provided in the merger agreement. No interest will be paid or accrued on the cash payable to holders in lieu of fractional shares.
RECOMMENDATION OF THE GUARANTY BOARD OF DIRECTORS (PAGE 36)
After careful consideration, the Guaranty board unanimously recommends that Guaranty shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. For a more complete description of Guaranty’s reasons for the merger and the recommendations of the Guaranty board, please see the section entitled “The Merger — Recommendation of the Guaranty Board of Directors and Guaranty’s Reasons for the Merger.”
OPINION OF GUARANTY’S FINANCIAL ADVISOR (PAGE 38)
On March 11, 2025, Guaranty received an oral opinion, which was confirmed in writing by delivery of the written opinion of the same date, from Griffin Financial Group, LLC, which we refer to as Griffin, Guaranty’s financial advisor, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Griffin as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Guaranty common stock. The full text of Griffin’s written opinion is attached as Appendix D to this proxy statement/prospectus. Guaranty shareholders should read the entire opinion carefully for a discussion of, among other things, the assumptions made, matters considered and qualifications and limitations on the review undertaken by Griffin in rendering its opinion.
Griffin’s opinion speaks only as of the date of the opinion. The opinion was directed to the Guaranty board in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of Guaranty as to how any such Guaranty should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement. Griffin’s opinion was directed only to the fairness, from a financial point of view, to the holders of Guaranty common stock of the exchange ratio in the proposed merger and does not address the underlying business decision of Guaranty to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Guaranty or the effect of any other transaction in which Guaranty might engage.
GUARANTY SPECIAL MEETING OF SHAREHOLDERS (PAGE 26)
The special meeting will be held at 9:00 a.m., local time, on June 12, 2025 at the Woodsville Guaranty Savings Bank Operations Center, Woodsville, New Hampshire 03785. At the special meeting, holders of shares of Guaranty common stock will be asked to approve the merger proposal and the adjournment proposal.
The Guaranty board has fixed the close of business on April 28, 2025 as the record date for determining the holders of shares of Guaranty common stock entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, there were 730,033 shares of Guaranty common stock outstanding and entitled to vote at the special meeting held by approximately 262 shareholders of record. Each share of Guaranty common stock entitles the holder to one vote on each proposal to be considered at the special meeting.
Each of the directors and executive officers of Guaranty, in his or her capacity as a beneficial owner of shares of Guaranty common stock, has entered into a voting agreement with Bar Harbor, a copy of which is attached to this proxy statement/prospectus as Appendix B, in which each such director or executive officer has agreed to vote all shares of Guaranty common stock that he or she beneficially owns and has the power to vote in favor of the merger proposal and any other matter that is required to be approved by the shareholders of Guaranty to facilitate the transactions contemplated by the merger agreement. The directors and executive officers also agreed to vote their shares against any proposal made in opposition to the approval of the merger or in competition with the merger agreement and against any other acquisition proposal.
As of the close of business on the record date, directors and executive officers of Guaranty and their affiliates owned and were entitled to vote 112,259 shares of Guaranty common stock, representing approximately 15.38% of the shares of Guaranty common stock outstanding on that date. As of the close of business on the record date, Bar Harbor beneficially held no shares of Guaranty common stock.
Approval of the merger proposal requires the affirmative vote of holders of two-thirds of the outstanding shares of Guaranty common stock entitled to vote at the special meeting. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Guaranty common stock present or represented by proxy at the special meeting and entitled to vote on the matter.
INTERESTS OF CERTAIN GUARANTY DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (PAGE 52)
In considering the information contained in this proxy statement/prospectus, you should be aware that Guaranty’s directors and executive officers may have interests in the merger that may be different from, or in addition to, the interests of Guaranty shareholders generally. The members of the Guaranty board were aware of and considered these interests in reaching the determination to approve and adopt the merger agreement and other related agreements and recommend to the Guaranty shareholders that they vote in favor of the merger agreement proposal. These interests include among other things:
•
the right of certain executive officers to receive cash severance and continued employee benefits under certain circumstances;

•
the right of certain executives to receive change in control severance payments;

•
the right to continued indemnification and liability insurance coverage by Guaranty after the merger for acts or omissions occurring before the merger; and

•
the right to one seat on Bar Harbor’s board of directors, and any related compensation for such services.

For a more complete description of the interests of Guaranty’s directors and executive officers in the merger, see “The Merger — Interests of Certain Guaranty Directors and Executive Officers in the Merger.”
MANAGEMENT AND BOARD OF DIRECTORS OF BAR HARBOR AFTER THE MERGER (PAGE 51)
The directors and officers of Bar Harbor immediately prior to the effective time will be the directors and officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified. In addition, Bar Harbor will expand the size of its board of directors, and the board of directors of Bar Harbor Bank & Trust, and James E. Graham, the current President and Chief Executive Officer of Guaranty, will be appointed as a director of Bar Harbor and Bar Harbor Bank & Trust. Additional information regarding Mr. Graham can be found in the section entitled “The Merger — Management and Board of Directors of Bar Harbor After the Merger.”
REGULATORY APPROVALS REQUIRED FOR THE MERGER (PAGE 54)
The merger cannot proceed without obtaining all requisite regulatory approvals. Bar Harbor and Guaranty have agreed to use their reasonable best efforts to obtain the required approvals. The merger of Bar Harbor and Guaranty is subject to prior approval or waiver of the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve, or through delegated authority to the Federal Reserve Bank of Boston, and the New Hampshire Department of Banking.
Immediately following the completion of the merger, Woodsville Guaranty Savings Bank will merge with and into Bar Harbor Bank & Trust, with Bar Harbor Bank & Trust as the resulting bank. The bank merger will be subject to approval by the Federal Deposit Insurance Corporation (which we refer to as the FDIC), the Maine Bureau of Financial Institutions and the New Hampshire Department of Banking.
Bar Harbor and Guaranty have filed or will file all required applications and waiver requests to obtain the regulatory approvals necessary to consummate the merger and the bank merger. Although Bar Harbor and Guaranty know of no reason why the approval of any of the applications would be denied or unduly delayed, they cannot predict whether the required regulatory approvals will be obtained, when they will be received or whether such approvals will be subject to any conditions.
CONDITIONS TO CONSUMMATION OF THE MERGER (PAGE 67)
The respective obligation of each party to consummate the merger is subject to the fulfilment or written waiver at or prior to the closing of each of the following conditions:
•
approval of the merger proposal by Guaranty shareholders;

•
the receipt of regulatory approvals without the imposition of a burdensome condition (as defined below in “Description of the Merger Agreement — Conditions to Consummation of the Merger”) and the expiration of any applicable waiting periods;

•
the shares of Bar Harbor common stock to be issued in the merger having been approved for listing on the NYSE American, subject to official notice of issuance;

•
the registration statement, of which this proxy statement/prospectus is a part, concerning the Bar Harbor common stock issuable pursuant to the merger agreement having been declared effective by the SEC, and continuing to be effective as of the effective time; and

•
no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement.

Guaranty’s obligation to consummate the merger is also subject to the fulfillment or written waiver of each of the following conditions:
•
the accuracy of representations and warranties of Bar Harbor in the merger agreement, subject to certain materiality standards; and

•
receipt by Guaranty of an opinion of its counsel, in form and substance reasonably acceptable to Guaranty, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions described in such opinion, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Bar Harbor’s obligation to consummate the merger is also subject to the fulfilment or written waiver of each of the following conditions:
•
the accuracy of representations and warranties of Guaranty in the merger agreement, subject to certain materiality standards; and

•
receipt by Bar Harbor of an opinion of its counsel, in form and substance reasonably acceptable to Bar Harbor, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions described in such opinion, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

For more information, please see the section entitled “Description of the Merger Agreement — Conditions to Consummation of the Merger.”
ACQUISITION PROPOSALS (PAGE 66)
Under the terms of the merger agreement, Guaranty has agreed that it will not, and will instruct and use its reasonable best efforts to cause its subsidiaries and affiliates not to:
•
directly or indirectly initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal with respect to an acquisition proposal (as defined in the section entitled “Description of the Merger Agreement — Acquisition Proposals”); or

•
engage in any negotiations concerning, or provide any confidential nonpublic information to, or have any discussions with, any person relating to an acquisition proposal.

However, the above restriction does not prevent Guaranty or its board of directors from:
•
providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if Guaranty receives from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the confidentiality agreement between Bar Harbor and Guaranty; or

•
engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal;

only if, however, in each case referred to in the bullet points above, (i) the Guaranty board concludes in good faith (after consultation with outside legal counsel and an independent financial advisor) that (A) such acquisition proposal either constitutes a superior proposal (as defined in the section entitled “Description of the Merger Agreement — Acquisition Proposals”) or would more likely than not lead to a superior proposal and (B) it is required to take such actions to comply with its fiduciary duties to Guaranty’s shareholders under applicable law; and (ii) Guaranty has provided notice to Bar Harbor of its intention to provide information to the person who has made such acquisition proposal, and Guaranty has provided such information to Bar Harbor.
Notwithstanding any determination of the Guaranty board that an acquisition proposal constitutes a superior proposal, Guaranty is required to submit the merger agreement to the Guaranty shareholders for approval at the special meeting; provided that if certain conditions are met, the Guaranty board may submit the merger agreement to the Guaranty shareholders for approval without the recommendation of the Guaranty board and the Guaranty board may communicate the basis for its lack of a recommendation to the Guaranty shareholders in an appropriate amendment or supplement to this proxy statement/prospectus to the extent required by applicable law. Further, neither Guaranty nor the Guaranty board will recommend to the Guaranty shareholders or submit to the vote of the Guaranty shareholders any acquisition proposal other than the merger.
For more information, please see the section entitled “Description of the Merger Agreement — Acquisition Proposals.”

TERMINATION OF THE MERGER AGREEMENT (PAGE 68)
Bar Harbor and Guaranty may mutually agree in writing to terminate the merger agreement at any time prior to the effective time. Subject to certain conditions described in the merger agreement, either Bar Harbor or Guaranty may also terminate the merger agreement if:
•
Guaranty shareholders do not approve the merger agreement by the conclusion of the special meeting;

•
any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement and such denial has become final and non-appealable, or in the event approval of a regulatory authority imposes a burdensome condition (as defined below in “Description of the Merger Agreement — Conditions to Consummation of the Merger”);

•
either party breaches its respective representations and warranties under the merger agreement; or

•
the merger is not completed by the outside date, which is January 31, 2026, except to the extent the failure to consummate the merger is due to the failure of the party seeking termination to perform or observe the covenants and agreements of such party.

In addition, the Guaranty board may elect to terminate the merger agreement in order to enter into a definitive agreement to effect a superior proposal, only in accordance with the terms of the merger agreement, or if the price of Bar Harbor common stock has both decreased by 20% or more and decreased by 20% or more relative to a specified banking index, as more fully described in the merger agreement and in “Description of the Merger Agreement — Termination of the Merger Agreement” below.
In addition, Bar Harbor may terminate the merger agreement if the Guaranty board withdraws or amends its recommendation to shareholders to approve the transaction, fails to hold the special meeting of Guaranty’s shareholders to approve the merger, or approves or recommends an acquisition proposal (as defined in the section entitled “Description of the Merger Agreement — Acquisition Proposals”), or if Guaranty breaches the non-solicit provision described in “Description of the Merger Agreement — Acquisition Proposals.”
For more information, please see the section entitled “Description of the Merger Agreement — Termination of the Merger Agreement.”
TERMINATION FEE (PAGE 69)
Guaranty has agreed to pay Bar Harbor a cash termination fee in an amount equal to $1,700,000 or $500,000, as applicable, if the merger agreement is terminated for certain reasons specified in the merger agreement, including the payment of $1,700,000 termination fee if Bar Harbor terminates the merger agreement because the Guaranty board withdraws or amends its recommendation to shareholders to approve the merger.
For more information, please see the section entitled “Description of the Merger Agreement — Termination Fee.”
VOTING AGREEMENT (PAGE 69)
Each of the directors and executive officers of Guaranty, in his or her capacity as a beneficial owner of shares of Guaranty common stock, has entered into a voting agreement with Bar Harbor, a copy of which is attached to this proxy statement/prospectus as Appendix B, pursuant to which each such director or executive officer has agreed to vote all shares of Guaranty common stock that he or she beneficially owns and has the power to vote in favor of the merger proposal and any other matter that is required to be approved by the shareholders of Guaranty to facilitate the transactions contemplated by the merger agreement. The directors and executive officers also agreed to vote their shares against any proposal made in opposition to the approval of the merger or in competition with the merger agreement and against any other acquisition proposal. As of the close of business on the record date, Guaranty’s directors and executive officers beneficially owned, in the aggregate, 112,259 shares of Guaranty common stock, allowing them to exercise approximately 15.38% of the voting power of Guaranty common stock.

For more information, please see the section entitled “Description of the Merger Agreement — Voting Agreement.”
ACCOUNTING TREATMENT OF THE MERGER (PAGE 56)
For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States, which we refer to as GAAP.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 70)
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In such case, a U.S. holder of Guaranty common stock who receives solely Bar Harbor common stock in exchange for shares of Guaranty common stock pursuant to the merger generally will not recognize any gain or loss for U.S. federal income tax purposes (except for any gain or loss that may result from the receipt of cash in lieu of a fractional share of Bar Harbor common stock). It is a condition to the completion of the merger that Bar Harbor and Guaranty receive written opinions from their respective counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Tax matters are complicated and the tax consequences of the merger to each Guaranty shareholder may depend on such shareholder’s particular facts and circumstances. In addition, Guaranty shareholders may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. Guaranty shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger. For more information, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”
COMPARISON OF SHAREHOLDERS’ RIGHTS (PAGE 73)
The rights of Guaranty shareholders who continue as Bar Harbor shareholders after the merger will be governed by the Maine Business Corporation Act, which we refer to as the MBCA, Bar Harbor’s amended and restated articles of incorporation, which we refer to as Bar Harbor’s articles of incorporation, and Bar Harbor’s amended and restated bylaws, which we refer to as Bar Harbor’s bylaws. For more information, please see the section entitled “Comparison of Shareholders’ Rights.”
THE PARTIES
Bar Harbor Bankshares
P.O. Box 400
82 Main Street
Bar Harbor, Maine 04609-0400
Telephone: (207) 288-3314
Bar Harbor, a Maine corporation, is a publicly held bank holding company headquartered in Bar Harbor, Maine. Bar Harbor’s banking subsidiary, Bar Harbor Bank & Trust, a Maine-chartered bank with its main office located in Bar Harbor, Maine, was founded in 1887. As of December 31, 2024, Bar Harbor had consolidated total assets of $4.1 billion.
Bar Harbor common stock is traded on the NYSE American under the ticker symbol “BHB.”
Guaranty Bancorp, Inc.
10 Pleasant Street
Woodsville, New Hampshire 03785
Telephone: (603) 747-2735
Guaranty Bancorp, a New Hampshire corporation formed in 1997, is the holding company of Woodsville Guaranty Savings Bank and is headquartered in Woodsville, New Hampshire. Guaranty’s only business activity is to own all the shares of and provide management, capital, and operational support to Woodsville Guaranty Savings Bank, a New Hampshire-chartered bank, with its main office located in Woodsville, New Hampshire. As of December 31, 2024, Guaranty had consolidated total assets of $682.0 million.

Guaranty common stock is quoted on the OTC Expert Market under the symbol “GUAA;” however, the shares do not have an active trading market and are not traded frequently.
RISK FACTORS (PAGE 19)
Before voting at the special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” or described in Bar Harbor’s Annual Report on Form 10-K for the year ended on December 31, 2024 and other reports filed by Bar Harbor with the SEC, which are incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION FOR BAR HARBOR
The following table summarizes certain selected historical consolidated financial data of Bar Harbor for the periods and as of the dates indicated. You should read this in conjunction with Bar Harbor’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Bar Harbor has previously filed with the SEC. Historical financial information for Bar Harbor can be found in its Annual Report on Form 10-K for the year ended December 31, 2024. Please see the section entitled “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference.
	At or For the Years Ended December 31,
(in millions, except ratios and share data)	2024	2023	2022
Financial Condition Data:
Total assets	$4,083	$3,971	$3,910
Total earning assets(1)	3,782	3,664	3,601
Total investments	533	547	574
Total loans	3,147	2,999	2,903
Allowance for credit losses	29	28	26
Total goodwill and intangible assets	123	124	125
Total deposits	3,268	3,141	3,043
Total borrowings	291	332	394
Total shareholders’ equity	458	432	393
Operating Data:
Total interest and dividend income	$189	$174	$127
Total interest expense	75	57	13
Net interest income	114	118	114
Non-interest income	37	35	35
Net revenue(2)	151	154	149
Provision for credit losses	2	3	3
Total non-interest expense	96	93	91
Income tax expense	9	12	11
Net income	44	45	44
Ratios and Other Data:
Per Common Share Data
Basic earnings	$2.86	$2.96	$2.90
Diluted earnings	2.84	2.95	2.88
Total book value(5)	30.00	28.48	26.09
Dividends	1.18	1.10	1.02
Common stock price:
High	38.47	32.42	33.11
Low	23.26	19.55	24.00
Close	30.58	29.36	32.04
Weighted average common shares outstanding (in thousands):
Basic	15,240	15,142	15,040
Diluted	15,311	15,195	15,112

	At or For the Years Ended December 31,
(in millions, except ratios and share data)	2024	2023	2022
Performance Ratios:(3)(4)
Return on assets	1.09%	1.14%	1.16%
Return on equity	9.75	10.88	10.91
Interest rate spread	2.61	2.86	3.24
Net interest margin	3.15	3.29	3.36
Dividend payout ratio	40.85	36.93	35.20
Organic Growth Ratios:
Total commercial loans	9%	6%	19%
Total loans	5	3	15
Total deposits	4	3	(0)
Asset Quality and Condition Ratios:
Non-accruing loans/total loans	0.22%	0.18%	0.23%
Net charge-offs (recoveries)/average loans	0.01	—	(0.01)
Allowance for credit losses/total loans	0.91	0.94	0.89
Loans/deposits	96	95	95
Capital Ratios:
Tier 1 capital to average assets – Bar Harbor Bankshares	10.30%	9.70%	9.21%
Tier 1 capital to risk-weighted assets – Bar Harbor Bankshares	12.06	11.96	11.02
Tier 1 capital to average assets – Bar Harbor Bank & Trust	10.66	10.50	10.10
Tier 1 capital to risk-weighted assets – Bar Harbor Bank & Trust	12.50	12.96	12.67

(1)
Earning assets include non-accruing loans and interest-bearing deposits with other banks. Securities are valued at amortized cost.

(2)
Net revenue is defined as net income plus non-interest income.

(3)
All performance ratios are based on average balance sheet amounts, where applicable.

(4)
Fully taxable equivalent considers the impact of tax advantaged securities and loans.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION FOR GUARANTY
The following table sets forth selected historical financial and other data of Guaranty for the periods and at the dates indicated. The financial data as of and for the years ended December 31, 2024, 2023 and 2022 has been derived from the audited financial statements and notes thereto of Guaranty, which are not included in this proxy statement/prospectus. In the opinion of management of Guaranty, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods, have been made. The selected financial and other data presented below is not indicative of the results that may be expected for future periods.
	At or for the Year Ended
	December 31, 2024	December 31, 2023	December 31, 2022
Balance Sheet Data:
Total assets	$681,985,438	$696,008,077	$658,792,834
Cash and cash equivalents	46,340,396	34,670,220	8,328,684
Securities available-for-sale, at fair value	138,102,738	146,150,536	150,640,982
Loans, net of allowance for credit losses	455,780,661	476,247,455	458,902,074
Total Deposits	529,957,654	562,239,110	582,457,693
Borrowed funds	102,057,081	79,091,769	26,226,023
Long-term debt	12,844,165	12,819,231	12,794,298
Total stockholders’ equity	31,861,792	36,615,606	33,359,020
Income Statement Data:
Net interest income after reversal of credit losses	$16,567,041	$16,841,060	$18,748,185
Total other income	5,174,699	4,455,260	3,682,510
Total other expenses	17,593,038	18,934,269	17,508,180
Net income	3,397,852	2,052,547	3,892,063
Per Common Share Data:
Earnings per common shares	$4.02	$2.11	$4.00

COMPARATIVE MARKET INFORMATION
Bar Harbor Information
Bar Harbor common stock is traded on the NYSE American under the symbol “BHB.” As of the last practicable date before the date of this proxy statement/prospectus, there were 1,309 holders of Bar Harbor common stock. You should obtain current price quotations for Bar Harbor common stock.
Guaranty Information
Guaranty common stock is quoted on the OTC Expert Market under the symbol “GUAA;” however, the shares do not have an active trading market and are not traded frequently. The OTC Expert Market prices are quotations, which reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. As of the last practicable date before the date of this proxy statement/prospectus, there were 262 holders of Guaranty common stock.
The following table sets forth the closing sale prices per share of both Bar Harbor common stock and Guaranty common stock on March 11, 2025, the last full trading day prior to the announcement of the merger, and on April 30, 2025, the latest practicable date before the date of this proxy statement/prospectus. The following table also includes the equivalent market value per share of Guaranty common stock that Guaranty shareholders would receive for each share of their Guaranty common stock if the merger were completed on those dates, determined as the product of the share price of Bar Harbor common stock on such dates and the exchange ratio of 1.85.
	Bar Harbor Common Stock	Guaranty Common Stock	Equivalent Market Value per Guaranty Common Share
March 11, 2025	$29.31	$40.01	$54.22
April 30, 2025	$29.50	$40.01	$54.58

(1)
The information presented does not reflect the actual value of the merger consideration that will be received by holders of Guaranty common stock in the merger. The exchange ratio is fixed (subject to potential adjustment, as described in “Description of the Merger Agreement — Merger Consideration”) and therefore the value of the merger consideration at the closing of the merger will be based on the price of Bar Harbor common stock on the date the merger is completed. The information presented above solely illustrates the implied value of the merger consideration based on the share price of Bar Harbor common stock on the dates set forth above.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption entitled “Cautionary Statement Regarding Forward-Looking Statements,” and under “Item 1A. Risk Factors” in Bar Harbor’s Annual Report on Form 10-K for the year ended December 31, 2024, Guaranty shareholders should carefully consider the following factors in deciding whether to vote for Guaranty’s proposals. Please see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
The value of the Bar Harbor common stock to be issued in the merger will fluctuate based on the trading price of Bar Harbor common stock.
The number of shares of Bar Harbor common stock to be issued in the merger will not adjust based on the trading price of Bar Harbor common stock, and the market value of those shares at the effective time may vary significantly from the current price of Bar Harbor common stock or the price of Bar Harbor common stock at the time of the special meeting. Accordingly, at the time of the special meeting, Guaranty shareholders will not know or be able to calculate the market value of the shares of Bar Harbor common stock they might receive upon the completion of the merger.
The market price of Bar Harbor common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding Bar Harbor’s operations or business prospects, including market sentiment regarding Bar Harbor’s entry into the merger agreement. These risks may be affected by, among other things:
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operating results that vary from the expectations of Bar Harbor’s management or of securities analysts and investors;

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operating and securities price performance of companies that investors consider to be comparable to Bar Harbor;

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announcements of strategic developments, acquisitions, dispositions, financings, and other material events by Bar Harbor or its competitors; and

•
changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Stock price changes may also result from a variety of other factors, many of which are outside of the control of Bar Harbor and Guaranty, including changes in the business, operations or prospects of Bar Harbor or Guaranty, regulatory considerations, and general business, market, industry or economic conditions. For more information, see the sections entitled “Description of the Merger Agreement — Merger Consideration” and “Description of the Merger Agreement — Termination.”
The merger consideration may be adjusted only under certain limited circumstances as set forth in the merger agreement.
Shareholders may be unable to timely sell shares after completion of the merger.
There will be a time period between the completion of the merger and the time at which former Guaranty shareholders actually receive their shares of Bar Harbor common stock. Until shares are received, former Guaranty shareholders may not be able to sell their Bar Harbor shares in the open market and, therefore, may not be able to avoid losses resulting from any decrease, or secure gains resulting from any increase, in the trading price of Bar Harbor common stock during this period.
The market price of Bar Harbor common stock after the merger may be affected by factors different from those affecting the shares of Guaranty or Bar Harbor currently.
Upon completion of the merger, holders of Guaranty common stock will become holders of Bar Harbor common stock. Bar Harbor’s business differs from that of Guaranty. Accordingly, the results of operations of the combined company and the market price of Bar Harbor common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Bar Harbor and Guaranty. For a discussion of the business and market of each of Bar Harbor and Guaranty and of some important factors to consider in connection with the business of each of Bar Harbor and Guaranty, please see “Information about the Companies.”
Because the number of shares of Bar Harbor common stock exchanged per share of Guaranty common stock is fixed and will not be adjusted in the event of any change in Bar Harbor’s share price, the value of the common stock issued by Bar Harbor and received by Guaranty shareholders may be higher or lower at the closing of the merger than when the merger agreement was executed.
Upon the completion of the merger, each share of Guaranty common stock, other than shares as to which dissenting rights have been properly exercised, will be converted into the right to receive 1.85 shares of Bar Harbor common stock. The exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of Bar Harbor common stock. Changes in the market price of shares of Bar Harbor common stock prior to the merger will affect the market value of the consideration that Guaranty shareholders will receive on the closing date of the merger. Stock price changes may result from a variety of factors (many of which are beyond Bar Harbor’s control), including the following factors:
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market reaction to the announcement of the merger;

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changes in Bar Harbor’s business, operations, assets, liabilities and prospects;

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changes in market assessments of the business, operations, financial position and prospects of Bar Harbor or the combined company;

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market assessments of the likelihood that the merger will be completed;

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interest rates, general market and economic conditions and other factors generally affecting the market price of Bar Harbor common stock;

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the actual or perceived impact of U.S. monetary policy;

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federal, state and local legislation, governmental regulation and legal developments in the business in which Bar Harbor operates; and

•
other factors beyond Bar Harbor’s control, including those described or referred to elsewhere in this “Risk Factors” section.

The market price of Bar Harbor common stock at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the Guaranty special meeting. As a result, the market value of the consideration for the merger represented by the exchange ratio also will vary.
Therefore, although the number of shares of Bar Harbor common stock to be issued per share of Guaranty common stock is fixed, Guaranty shareholders cannot be sure of the market value of the consideration they will receive upon completion of the merger.
Guaranty shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
Upon the completion of the merger, each former Guaranty shareholder will have a percentage ownership of Bar Harbor that is smaller than such shareholder’s current percentage ownership of Guaranty. Based on the number of issued and outstanding shares of Bar Harbor common stock and Guaranty common stock on March 11, 2025, and assuming no adjustment in the number of shares of Bar Harbor common stock to be issued as merger consideration pursuant to the merger agreement, shareholders of Guaranty, as a group, will receive shares in the merger constituting approximately 8% of Bar Harbor common stock expected to be outstanding immediately after the merger (without giving effect to any Bar Harbor common stock held by Guaranty shareholders prior to the merger). As a result, Guaranty shareholders, as a group, will have less influence on the board of directors, management and policies of Bar Harbor following the merger than they now have on the board of directors, management and policies of Guaranty.

Bar Harbor may fail to realize the anticipated benefits of the merger.
Bar Harbor and Guaranty have operated independently and will continue to do so until the completion of the merger. The success of the merger, including anticipated benefits and cost savings, will depend on, among other things, Bar Harbor’s ability to successfully combine the businesses of Bar Harbor and Guaranty, including by minimizing any disruptions to the existing customer relationships and business functions of Bar Harbor or Guaranty, and avoiding any inconsistencies in standards, controls, procedures and policies. If Bar Harbor is not able successfully to achieve these objectives, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could have an adverse effect on Bar Harbor’s business, financial condition, operating results and prospects. Among the factors considered by the boards of directors of each of Bar Harbor and Guaranty in connection with their respective approvals of the merger agreement were the anticipated benefits that could result from the merger. There can be no assurance that these benefits will be realized within the time periods contemplated or at all. To review the reasons for the merger in more detail, see “The Merger — Recommendation of the Guaranty Board of Directors and Guaranty’s Reasons for the Merger” and “The Merger — Bar Harbor’s Reasons for the Merger.”
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.
Before the transactions contemplated in the merger agreement can be completed, various approvals must be obtained from bank regulatory agencies and other governmental authorities. In deciding whether to grant regulatory approval, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties. An adverse condition or development in either party’s regulatory standing or other factors could prevent or delay the receipt of one or more of the required regulatory approvals. Even if granted, the terms and conditions of the approvals may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. Despite the parties’ commitments to use their reasonable best efforts to obtain regulatory approvals, under the terms of the merger agreement, Bar Harbor and Guaranty will not be required to complete the merger if any such approval imposes a burdensome condition. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying the completion of the merger, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were completed successfully within the expected timeframe. Additionally, the completion of the merger is subject to the satisfaction or waiver of certain other closing conditions, including the absence of certain orders, injunctions or decrees by any governmental authority that would prohibit or make illegal the completion of the merger. Please see the section entitled “Description of the Merger Agreement — Conditions to Consummation of the Merger.”
Because of the closing conditions in the merger agreement and the ability of either Bar Harbor or Guaranty to terminate the merger agreement in specific instances, there can be no assurance when or if the merger will be completed.
The merger agreement is subject to a number of conditions that must be satisfied or waived to complete the merger. Those conditions include, among other things, (i) the accuracy of the other party’s representations and warranties, subject to certain materiality standards, including the accuracy of the other party’s representation and warranty of the absence of a material adverse effect on the other party, (ii) the other party’s performance in all material respects of its obligations under the merger agreement, (iii) the approval of the merger agreement and the transactions contemplated thereby by Guaranty shareholders, (iv) the absence of any proceeding in connection with, or that could prevent, delay, make illegal or interfere with, any of the transactions contemplated by the merger agreement, (v) the receipt of required regulatory approvals, (vi) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (vii) the receipt by each party of an opinion from such party’s counsel to the effect that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (viii) the approval for listing on the NYSE American of the shares of Bar Harbor common stock issuable in the merger. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the required Guaranty shareholder approval, or Bar Harbor or Guaranty may elect to terminate the merger agreement in certain other circumstances, including that Guaranty is permitted to terminate the merger agreement if, as of the date regulatory approvals for the merger are received, the price of Bar Harbor common stock has both decreased by 20% percent or more and decreased by 20% or more relative to a specified banking index, as more fully described in the merger agreement and in the section entitled “Description of the Merger Agreement — Termination of the Merger Agreement.”
Termination of the merger agreement could negatively affect Guaranty.
If the merger agreement is terminated there may be various adverse consequences to Guaranty. For example, Guaranty’s business may have been adversely affected by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger.
In addition, if the merger agreement is terminated and the Guaranty board seeks another merger or business combination, Guaranty shareholders cannot be certain that Guaranty will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Bar Harbor has agreed to provide in the merger, or that such other merger or business combination will be completed. Additionally, if the merger agreement is terminated under certain circumstances, Guaranty may be required to pay Bar Harbor a termination fee of $1,700,000 or $500,000. Please see the section entitled “Description of the Merger Agreement — Termination Fee.”
Certain Guaranty directors and officers may have interests in the merger different from or in addition to the interests of Guaranty shareholders generally.
The interests of some of the directors and executive officers of Guaranty may be different from those of Guaranty shareholders generally. Although the Guaranty board knew about and considered these interests when making its decision to approve the merger agreement, and in recommending that Guaranty shareholders vote in favor of approving the merger agreement, Guaranty shareholders should consider these interests when determining whether to vote to approve the merger agreement. Please see the section entitled “The Merger — Interests of Certain Guaranty Directors and Executive Officers in the Merger.”
The merger agreement contains provisions that may discourage other companies from trying to acquire Guaranty for greater merger consideration.
The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to Guaranty that might result in greater value to Guaranty shareholders than the proposed merger with Bar Harbor or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Guaranty than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on Guaranty from soliciting, or entering into discussions with any third party regarding, any acquisition proposal or offers for competing transactions, subject to certain exceptions relating to the exercise of fiduciary duties by the Guaranty board. In addition, Guaranty may be required to pay a termination fee of $1,700,000 or $500,000 upon termination of the merger agreement in certain circumstances. Please see the sections entitled “Description of the Merger Agreement — Termination” and “Description of the Merger Agreement — Termination Fee.”
The opinion of Guaranty’s financial advisor delivered to the Guaranty board prior to the signing of the merger agreement does not reflect changes in circumstances between the date of the opinion and the completion of the merger.
On March 11, 2025, the Guaranty board received an opinion from Griffin, its financial advisor, as to the fairness, as of such date, from a financial point of view, to the holders of Guaranty’s outstanding common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion. Griffin’s written opinion was delivered to the Guaranty board on the date of signing of the merger agreement. Changes in the operations and prospects of Guaranty or

Bar Harbor may significantly alter the value of Guaranty or the price of Bar Harbor common stock by the time the merger is completed. The opinion does not speak as of the date of this proxy statement/prospectus or the time the merger will be completed or as of any date other than the date of such opinion.
For a description of the opinion that Guaranty received from its financial advisor, please refer to the section entitled “The Merger — Opinion of Guaranty’s Financial Advisor.” A copy of Griffin’s opinion is also attached to this proxy statement/prospectus as Appendix D.
Bar Harbor and Guaranty will incur transaction and integration costs in connection with the merger.
Each of Bar Harbor and Guaranty has incurred and expects that it will incur significant, nonrecurring costs in connection with consummating the merger. In addition, Bar Harbor will incur integration costs following the completion of the merger, including facilities and systems consolidation costs and employment-related costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. See the risk factor entitled “— Bar Harbor may fail to realize the anticipated benefits of the merger.” Bar Harbor and Guaranty may also incur additional costs to maintain employee morale and to retain key employees. Bar Harbor and Guaranty will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger.
The shares of Bar Harbor common stock to be received by Guaranty shareholders in the merger will have different rights from the shares of Guaranty common stock.
Upon completion of the merger, Guaranty shareholders will receive merger consideration consisting, in part, of Bar Harbor common stock and will become Bar Harbor shareholders and their rights as shareholders will be governed by the MBCA and Bar Harbor’s articles of incorporation and bylaws. The rights associated with Guaranty common stock are different from the rights associated with Bar Harbor common stock. Please see the section entitled “Comparison of Shareholders’ Rights” for a discussion of the different rights associated with Bar Harbor common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains certain forward-looking information about Bar Harbor, Guaranty, and the combined corporation after the close of the merger, the anticipated benefits and related expenses to be incurred in connection with the merger and the integration of the companies’ businesses, as well as certain information about the businesses and strategies of Bar Harbor and Guaranty that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements and forward looking statements can be identified by use of the words such as “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Such statements involve inherent risks, uncertainties and contingencies, many of which are difficult to predict and are generally beyond the control of Bar Harbor, Guaranty and the combined corporation. Readers are cautioned that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. In addition to factors previously disclosed in reports filed by Bar Harbor with the SEC, risks and uncertainties for each institution and the combined institution include, but are not limited to:
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the possibility that any of the anticipated benefits of the proposed transactions between Bar Harbor and Guaranty will not be realized or will not be realized within the expected time period;

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the risk that integration of the operations of Guaranty with Bar Harbor will be materially delayed or will be more costly or difficult than expected;

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deposit attrition, customer loss or revenue loss following the merger may occur or be greater than expected;

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the inability to complete the proposed transactions due to the failure to obtain the Guaranty shareholder approval;

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the failure to satisfy other conditions to completion of the proposed transactions, including receipt of required regulatory and other approvals;

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the failure of the proposed transactions to close for any other reason;

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the effect of the announcement of the transaction on customer relationships and operating results;

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the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

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the potential risk of diverting management attention and resources from the operation of Bar Harbor’s business towards the completion of the merger and other integration efforts;

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risks related to Bar Harbor’s acquisition strategy, including its ability to identify suitable acquisition candidates, exposure to potential asset and credit quality risks and unknown or contingent liabilities, the time and costs of integrating systems, procedures and personnel, the need for capital to finance such transactions, and possible failures in realizing the anticipated benefits from acquisitions;

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business and economic conditions, particularly those affecting the financial services industry and those in the market areas of Bar Harbor and Guaranty;

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the ability of Bar Harbor and Guaranty to successfully manage their respective credit risks and the sufficiency of their respective allowances for loan loss;

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factors that can affect the performance of Bar Harbor and Guaranty’s respective loan portfolios, including real estate values and liquidity in primary market areas, the financial health of commercial borrowers and the success of construction projects that they finance, including any loans acquired in acquisition transactions;

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compliance with laws and regulatory requirements relating to banking, consumer protection, securities and tax matters, and the ability to maintain licenses required in connection with commercial mortgage origination, sale and servicing operations;

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legislative and regulatory changes;

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the ability to identify and address cyber-security risks, fraud and systems errors;

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the ability of Bar Harbor effectively to execute its strategic plan and manage its growth;

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the effects of the accounting treatment for loans acquired in connection with acquisitions;

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changes in the senior management team and the ability to attract, motivate and retain qualified personnel;

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monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of the Treasury, referred to as the Treasury, and the Federal Reserve, and changes in market interest rates;

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liquidity issues, including fluctuations in the fair value and liquidity of the securities held for sale and the ability to raise additional capital, if necessary;

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effects of competition from a wide variety of local, regional, national and other providers of financial, banking, investment and insurance services and demand for financial services in the market areas of Bar Harbor and Guaranty;

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changes in U.S. federal or state tax law or policy;

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the quality or composition of Bar Harbor’s and Guaranty’s loan or investment portfolios and the valuation of those investment portfolios;

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demand for loan products and deposit flows; and

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accounting principles, policies and guidelines.

All forward-looking statements included in this proxy statement/prospectus are based on information available at the time of the proxy statement/prospectus. Projected or estimated numbers are used for illustrative purposes only and are not forecasts, and actual results may differ materially.
Bar Harbor and Guaranty are under no obligation to (and expressly disclaim any such obligation to) update or alter these forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

GUARANTY SPECIAL MEETING OF SHAREHOLDERS
DATE, TIME, AND PLACE
The special meeting will be held at 9:00 a.m., local time, on June 12, 2025, at the Woodsville Guaranty Savings Bank Operations Center, Woodsville, New Hampshire 03785. On or about May 7, 2025, Guaranty commenced mailing of this proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the special meeting.
PURPOSE OF THE SPECIAL MEETING
At the special meeting, Guaranty shareholders will be asked to consider and vote upon the following proposals:
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a proposal to approve the Agreement and Plan of Merger, or merger agreement, dated as of March 11, 2025, by and between Guaranty and Bar Harbor, as such agreement may be amended from time to time, a copy of which is attached to the accompanying proxy statement/prospectus as Appendix A, pursuant to which Guaranty will merge with and into Bar Harbor, with Bar Harbor as the surviving corporation, which we refer to as the merger proposal; and

•
a proposal to adjourn the special meeting, if necessary or appropriate, as determined by Guaranty, to solicit additional proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

Guaranty will transact no other business at the special meeting other than as listed above.
RECOMMENDATION OF THE GUARANTY BOARD
After careful consideration, the Guaranty board has unanimously adopted the merger agreement and approved the transactions contemplated thereby, and unanimously determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Guaranty and its shareholders.
The Guaranty board recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal. Please see the section entitled “The Merger — Recommendation of the Guaranty Board of Directors and Guaranty’s Reasons for the Merger.”
RECORD DATE AND QUORUM
The Guaranty board has fixed the close of business on April 28, 2025 as the record date for determining the holders of shares of Guaranty common stock entitled to receive notice of and to vote at the special meeting.
As of the close of business on the record date, there were 730,033 shares of Guaranty common stock outstanding and entitled to vote at the special meeting held by 262 shareholders of record. Each share of Guaranty common stock entitles the holder to one vote on each proposal to be considered at the special meeting.
A majority of shares of Guaranty common stock, present in person or represented by proxy, constitutes a quorum for transacting business at the special meeting. Abstentions will be counted as represented at the special meeting for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.
None of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as represented for purposes of establishing a quorum at the special meeting. Accordingly, such a failure would have an effect on the outcome of the vote if such failure prevents a quorum from being established. Please see “— Voting on Proxies — Shares Held in ‘Street Name” below for further information.

As of the close of business on the record date, directors and executive officers of Guaranty owned and were entitled to vote 112,259 shares of Guaranty common stock, representing approximately 15.38% of the shares of Guaranty common stock outstanding on that date. As of the close of business on the record date, Bar Harbor beneficially held no shares of Guaranty common stock.
Each of the directors and executive officers of Guaranty, in his or her capacity as a beneficial owner of shares of Guaranty common stock, has entered into a voting agreement with Bar Harbor, a copy of which is attached to this proxy statement/prospectus as Appendix B, in which each such director or executive officer has agreed to vote all shares of Guaranty common stock that he or she beneficially owns and has the power to vote in favor of the merger proposal, the adjournment proposal any other matter that is required to be approved by the shareholders of Guaranty to facilitate the transactions contemplated by the merger agreement. The directors and executive officers also agreed to vote against any proposal that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the merger or any of the transactions contemplated by the merger agreement and against any other acquisition proposal. As of the close of business on the record date, Guaranty’s directors and executive officers beneficially owned, in the aggregate, 112,259 shares of common stock, allowing them to exercise approximately 15.38% of the voting power of Guaranty common stock.
REQUIRED VOTE
The Merger Proposal:
Approval of the merger proposal requires the affirmative vote of holders of two-thirds of the outstanding shares of Guaranty common stock entitled to vote at the special meeting.
The Adjournment Proposal:
The adjournment proposal requires a majority of votes cast by shareholders present and represented by proxy at the special meeting and entitled to vote on the matter are voted in favor of the adjournment proposal.
TREATMENT OF ABSTENTIONS; FAILURE TO VOTE
For purposes of the special meeting, an abstention occurs when a Guaranty shareholder attends the special meeting, either in person or represented by proxy, but abstains from voting.
Abstentions will be counted as represented at the special meeting for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.
VOTING ON PROXIES
Giving a proxy means that a shareholder authorizes the persons named in the proxy to vote such holder’s shares at the special meeting in the manner such holder directs. A Guaranty shareholder may vote by proxy or at the special meeting.
The method of voting by proxy differs for shares held by shareholders of record and shares held in “street name.”
Shareholders of Record:
If your shares of Guaranty common stock are registered directly in your name, you are considered the shareholder of record with respect to these shares. If you hold your shares in your name as a shareholder of record, you may submit your proxy before the special meeting by mail. You must follow the instructions provided on your proxy card to complete, sign, date and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.
You may also cast your vote at the special meeting. Please see “— Attending and Voting at the Special Meeting” below for further information.
Guaranty requests that Guaranty shareholders vote by completing, dating and signing the accompanying proxy and returning it to Guaranty as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Guaranty common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card.
If you hold your shares of Guaranty common stock in your name as a shareholder of record, and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Guaranty common stock represented by the proxy will be voted “FOR” the merger proposal and “FOR” the adjournment proposal.
Every shareholder’s vote is important. Accordingly, each Guaranty shareholder should promptly submit a proxy, whether or not the shareholder plans to attend the special meeting.
If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In each case, please complete, sign, date and return each proxy card and voting instruction form that you receive.
Shares Held in “Street Name”:
If your shares of Guaranty common stock are held in an account with a bank, broker or other nominee, which we refer to as shares held in “street name,” the bank, broker or other nominee is considered the shareholder of record with respect to these shares and you are the beneficial owner of these “street name” shares.
If your shares are held in “street name” through a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. You should refer to the voting form used by that firm to determine whether you may vote by telephone, Internet or mail.
If your shares are held in “street name,” Guaranty recommends that you mark, date, sign and promptly mail the voting instruction form provided by your bank, broker or other nominee in accordance with the instructions provided by such nominee. If you do not give your bank, broker or other nominees instructions on how to vote your shares of Guaranty common stock, your bank, broker or other nominees will not be able to vote your shares on either of the proposals at the special meeting and your shares will not be represented at the special meeting.
If your shares are held in “street name” through a broker, bank or other nominee you must either direct your nominee on how to vote your shares or obtain a proxy from such nominee to vote at the special meeting. If your shares are held in “street name,” you may only vote at the special meeting if you have proof of ownership of your shares of Guaranty common stock as of the record date and obtain a valid legal proxy from your bank, broker or other nominee that is the shareholder of record of such shares and present such items at the special meeting. Please see “— Attending and Voting at the Special Meeting” below for further information.
Brokers, banks or other nominees who hold shares in “street name” for the beneficial owner are not allowed to vote with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. A “broker non-vote” occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Both proposals to be voted on at the special meeting are considered “non-routine” matters and, therefore, brokers, banks and other nominees do not have discretionary voting power on these matters and there will not be any “broker non-votes” with respect to either proposal. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, if you do not instruct your bank, broker or other nominee on how to vote your shares of Guaranty common stock, your bank, broker or other nominee may not vote such shares on either the merger proposal or the adjournment proposal.
Accordingly, if your shares of Guaranty common stock are held in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, then your bank, broker or other nominee will NOT be able to vote your shares of Guaranty common stock on either the merger proposal or the adjournment proposal.
REVOCABILITY OF PROXIES AND CHANGES TO A SHAREHOLDER’S VOTE
If you hold your shares of Guaranty common stock in your name as a shareholder of record, you may change your vote at any time before your proxy is voted at the special meeting. You may do this in one of three ways:
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giving written notice of such revocation to the Secretary of Guaranty at the address set forth below;

•
signing and duly delivering a proxy bearing a later date; or

•
attending the special meeting and voting in person.

Guaranty Bancorp, Inc.
Attn: Corporate Secretary
10 Pleasant Street
Woodsville, New Hampshire
Any proxy that you submitted may also be revoked by voting at the special meeting.
If your shares are held in “street name” through a broker, bank or other nominee and you have instructed your nominee how to vote your shares of Guaranty common stock, you must submit new voting instructions to your nominee. You should follow the instructions you receive from your bank, broker or other nominee on how to change or revoke your vote.
ATTENDING AND VOTING AT THE SPECIAL MEETING
The special meeting will be held at 9:00 a.m., local time, on June 12, 2025, at the Woodsville Guaranty Savings Bank Operations Center, Woodsville, New Hampshire 03785. Guaranty shareholders will not be able to attend the meeting in person.
If you are a Guaranty shareholder of record and plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at the special meeting, you must bring to the special meeting a legal proxy executed in your favor from the record holder of the shares (your broker, bank, or other nominee) authorizing you to vote at the special meeting. Even if you plan to participate in the Guaranty special meeting, we recommend that you submit a proxy to vote your shares in advance so that your vote will be counted if you later are unable to participate in the Guaranty special meeting.
DISSENTERS’ RIGHTS
Under New Hampshire law, Guaranty shareholders who do not vote in favor of the merger agreement will have the right to seek the fair value of their Guaranty common stock if the merger is completed, but only if they strictly comply with New Hampshire law procedures explained in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “The Merger — Dissenters’ Rights” beginning on page 56. The applicable New Hampshire law is reproduced in its entirety in Appendix C to this proxy statement/prospectus.
SOLICITATION OF PROXIES
Guaranty is soliciting proxies for the special meeting from Guaranty shareholders on behalf of its board of directors. Guaranty will bear all of the costs of the proxy solicitation for the special meeting, including the costs of preparing, printing and mailing this proxy statement/prospectus to its shareholders. In addition to solicitations by mail, Guaranty’s directors, officers and employees may solicit proxies in person or by telephone, email, facsimile or other electronic methods without additional compensation.
Guaranty will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares of Guaranty common stock held in “street name” by such persons.

QUESTIONS AND ADDITIONAL INFORMATION
If you have any questions or need assistance in voting your shares, please contact James E. Graham, Guaranty’s President and Chief Executive Officer, at the address or telephone number listed below:
P.O. Box 266
Woodsville, NH 03785
(603) 747-2735

GUARANTY PROPOSALS
MERGER PROPOSAL
As discussed throughout this proxy statement/prospectus, Guaranty is asking its shareholders to approve the merger agreement. Holders of shares of Guaranty common stock should read carefully this proxy statement/prospectus in its entirety, including the appendices and the documents incorporated herein by reference, for more detailed information concerning the merger agreement and the merger. In particular, holders of shares of Guaranty common stock are directed to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A. Approval of the merger proposal requires the affirmative vote of holders of two-thirds of the shares of common stock of Guaranty entitled to vote at the special meeting.
The Guaranty board unanimously recommends a vote “FOR” the merger proposal.
ADJOURNMENT PROPOSAL
The special meeting may be adjourned to another time and place, if necessary or appropriate, to permit, among other things, the further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.
If, at the special meeting, Guaranty does not have the affirmative vote of holders of two-thirds of the shares of common stock of Guaranty entitled to vote at the special meeting to approve the merger proposal, Guaranty intends to move to adjourn the special meeting in order to enable the Guaranty board to solicit additional proxies for approval of the merger proposal. If Guaranty shareholders approve the adjournment proposal, Guaranty could adjourn the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted. Approval of the adjournment proposal requires a majority of votes cast by shareholders present and represented by proxy at the special meeting and entitled to vote on the matter are voted in favor of the adjournment proposal.
The Guaranty board unanimously recommends a vote “FOR” the adjournment proposal.

INFORMATION ABOUT THE COMPANIES
BAR HARBOR BANKSHARES
Company Overview
Bar Harbor is a bank holding company incorporated in 1984 under the laws of the state of Maine and headquartered in Bar Harbor, Maine. Bar Harbor’s banking subsidiary, Bar Harbor Bank & Trust, is a Maine-chartered bank that was founded in 1887 and provides full-service community banking with office locations in all three Northern New England states of Maine, New Hampshire and Vermont. Bar Harbor Bank & Trust offers home mortgage, commercial, agricultural, and consumer loans, but its primary focus is residential and commercial lending. Bar Harbor Bank & Trust provides various consumer and commercial deposit services including checking, savings, money market, individual retirement accounts; certificates of deposit; and health savings accounts. In addition, Bar Harbor Bank & Trust also offers wealth management, trust, brokerage, and financial management services. Alternative banking services include internet, mobile, and telephone banking, person-to-person payments, and remote deposit capture. Bar Harbor Bank & Trust operates (i) 22 full-service branches, two wealth management offices and a loan production office in Maine; (ii) 21 full-service branches and five wealth management offices in New Hampshire and (iii) 10 full-service branches in Vermont. As of December 31, 2024, Bar Harbor had consolidated total assets of $4.1 billion.
Principal Offices and Additional Information
Bar Harbor’s principal executive office is located at P.O. Box 400, 82 Main Street, Bar Harbor, Maine 04609. Bar Harbor’s telephone number is (207) 288-3314, and Bar Harbor’s website address is https://www.barharbor.bank. Information on Bar Harbor’s website is not a part of this proxy statement/prospectus and is not incorporated herein. Bar Harbor common stock is traded on NYSE American under the ticker symbol “BHB.”
Additional information about Bar Harbor and its subsidiaries may be found in the documents incorporated by reference into this proxy statement/prospectus. Please also see the section entitled “Where You Can Find More Information.”
GUARANTY BANCORP, INC.
Guaranty Bancorp, Inc., a New Hampshire corporation formed in 1997, is the holding company of Woodsville Guaranty Savings Bank and is headquartered in Woodsville, New Hampshire. Guaranty’s only business activity is to own all the shares of and provide management, capital, and operational support to Woodsville Guaranty Savings Bank, a New Hampshire-chartered bank, with its main office located in Woodsville, New Hampshire. Since 1889, Woodsville Guaranty Savings Bank has provided an array of banking and other financial services to its customers. Woodsville Guaranty Savings Bank has nine full-service branches and one loan production office across Coos and Grafton Counties in New Hampshire. As of December 31, 2024, Guaranty had consolidated total assets of $682.0 million.
Principal Offices and Additional Information
Guaranty’s principal executive office is located at 10 Pleasant Street, Woodsville, New Hampshire 03785. Guaranty’s telephone number is (603) 747-2735, and Guaranty’s website address is www.theguarantybank.com. Information on Guaranty’s website is not a part of this proxy statement/prospectus and is not incorporated herein. Guaranty’s common stock may be traded on the OTC Expert Market under the symbol “GUAA;” however, the shares do not have an active trading market and quotes for Guaranty’s common stock are not publicly available.

THE MERGER
The following is a discussion of the merger and the material terms of the merger agreement between Bar Harbor and Guaranty. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about Bar Harbor or Guaranty. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Bar Harbor and Guaranty make with the SEC, as described in the section entitled “Where You Can Find More Information.”
TERMS OF THE MERGER
Transaction Structure
Bar Harbor’s and Guaranty’s boards of directors have approved the merger agreement and the transactions contemplated thereby. The merger agreement provides for the merger of Guaranty with and into Bar Harbor, with Bar Harbor continuing as the surviving corporation. Immediately following the completion of the merger, Woodsville Guaranty Savings Bank will merge with and into Bar Harbor Bank & Trust, with Bar Harbor Bank & Trust as the resulting bank.
Merger Consideration
In the merger, each share of Guaranty common stock outstanding immediately prior to the effective time, other than shares as to which dissenting rights have been properly exercised, shares that are held by Guaranty in treasury or shares that are held by Guaranty, Bar Harbor or any of their respective subsidiaries (other than in a fiduciary capacity), will be converted into the right to receive the merger consideration consisting of 1.85 shares of Bar Harbor common stock, as further described in the section entitled “Description of the Merger Agreement — Merger Consideration.” For each fractional share of Bar Harbor common stock that would otherwise be issued, Bar Harbor will pay cash in an amount equal to the fraction of a share (rounded to the nearest cent) of Bar Harbor common stock which the holder would otherwise be entitled to receive multiplied by an average stock price of Bar Harbor common stock as provided in the merger agreement. No interest will be paid or accrue on the cash payable to holders in lieu of fractional shares. The merger consideration may be adjusted only under certain limited circumstances described in the section entitled “Description of the Merger Agreement — Merger Consideration.”
The market value of the merger consideration will fluctuate with the price of Bar Harbor common stock, and the value of the shares of Bar Harbor common stock that holders of shares of Guaranty common stock will receive upon consummation of the merger may be different than the value of the shares of Bar Harbor common stock that holders of shares of Guaranty common stock would receive if calculated on the date Bar Harbor and Guaranty announced the merger, on the date that this proxy statement/prospectus is being mailed to Guaranty shareholders, or on the date of the special meeting of Guaranty shareholders.
Based on the closing price of Bar Harbor common stock as reported on NYSE American of $29.31 as of March 11, 2025, the trading day on which the public announcement of the merger was made, and assuming there are no adjustments pursuant to the merger agreement, the implied value of the merger consideration was approximately $54.22 per share of Guaranty common stock and the implied aggregate transaction value on a fully diluted basis was approximately $39.6 million.
Based on the closing price of Bar Harbor common stock as reported on NYSE American of $29.50 as of April 30, 2025, the last practicable date before the date of this proxy statement/prospectus, and assuming there are no adjustments pursuant to the merger agreement, the implied value of the merger consideration was approximately $54.58 per share of Guaranty common stock and the implied aggregate transaction value on a fully diluted basis was approximately $39.8 million. We urge you to obtain current market quotations for shares of Bar Harbor common stock.
Treatment of Guaranty Equity Awards
Guaranty does not have any equity awards outstanding.

BACKGROUND OF THE MERGER
From time to time, the Guaranty board has considered various strategic alternatives to enhance shareholder value, including potential strategic transactions. In the ordinary course, Guaranty’s President and Chief Executive Officer, James E. Graham, has received inquiries from other banking institutions or their advisors regarding Guaranty, and engaged in conversations with members of management of other banking institutions, including Bar Harbor, regarding a possible business combination. In the course of these conversations, Bar Harbor expressed a general interest in expanding in New Hampshire through a possible strategic transaction with Guaranty.
On October 1, 2024, Mr. Graham had a lunch meeting with the Chairman of Company A. At the meeting, the Chairman of Company A submitted an unsolicited non-binding expression of interest for the acquisition of Guaranty in an all-stock transaction that valued Guaranty common stock at approximately $41.48 per share.
Mr. Graham informed the Guaranty board of the unsolicited expression of interest from Company A, and the Guaranty board discussed the expression of interest at its regular meeting on October 17, 2024. At the direction of the board, Mr. Graham reached out to Curtis C. Simard, President and Chief Executive Officer of Bar Harbor, and to the President and Chief Executive Officer of Company B, and invited each of them to submit a non-binding expression of interest.
On October 30, 2024, Bar Harbor submitted a non-binding expression of interest indicating a purchase price of 130% tangible book value which, based on Guaranty’s tangible book value per share as of September 30, 2024, valued Guaranty common stock at approximately $62.97 per share, to be paid in Bar Harbor stock. Bar Harbor also offered one board seat to a member of the Guaranty board.
On November 19, 2024, Company B submitted a non-binding expression of interest setting forth Company B’s interest in, and the merits of, a combination with Guaranty. The expression of interest did not include an indication of value of Guaranty. The expression of interest included a 60-day exclusivity period.
On November 25, 2024, the Chair of Company A informed Mr. Graham that Company A was withdrawing its expression of interest.
On December 5, 2024, the Guaranty board held a special meeting with representatives of Goodwin Procter LLP, counsel to Guaranty, and Griffin Financial Group, at which the two expressions of interest from Bar Harbor and Company B were discussed.
On December 12, 2024, the Guaranty board held a special meeting at which the two expressions of interest from Bar Harbor and Company B were further discussed. The Guaranty board voted to engage the services of Griffin Financial Group as its investment banker, and to invite both Bar Harbor and Company B to perform additional due diligence in order to update their respective expressions of interest.
Both Bar Harbor and Company B executed confidentiality agreements with Guaranty on December 13, 2024.
On December 19, 2024, at an executive session of the Guaranty board’s regularly scheduled meeting, the Guaranty board received an update from management on the progress being made with respect to setting up the virtual data room.
On January 2, 2025, Bar Harbor and Company B were invited into a virtual data room set up by Guaranty.
On January 16, 2025, at an executive session of the Guaranty board’s regularly scheduled meeting, the Guaranty board received an update from management on the status of the due diligence being performed by Bar Harbor and Company B.
On January 28, 2025, Bar Harbor submitted an updated non-binding expression of interest providing for an all-stock transaction with a fixed exchange ratio of 1.85 shares of Bar Harbor common stock in exchange for each share of Guaranty common stock, which valued Guaranty common stock at $58.72 per share based on the market price of Bar Harbor common stock on January 28, 2025. Bar Harbor also offered a board seat to Mr. Graham. The non-binding expression of interest also included a 30-day exclusivity period, with automatic 15-day extensions if the parties were actively pursuing the proposed transaction on the expiration date of the exclusivity period.
Also on January 28, 2025, Company B submitted an updated non-binding expression of interest provided for an all-stock transaction with a fixed exchange ratio that valued Guaranty common stock at approximately $50 per share. Company B offered three board seats to members of the Guaranty board. The non-binding expression of interest also included a 60-day exclusivity period.
On February 5, 2025, the Guaranty board held a special meeting at which representatives of Griffin Financial and Goodwin Procter LLP were present. At this meeting, the Guaranty board discussed the updated expressions of interest. At the conclusion of the meeting, the board determined to authorize Mr. Graham to execute Bar Harbor’s expression of interest, including the exclusivity period in the expression of interest. The expression of interest was executed on February 7, 2025.
On February 20, 2025, at an executive session of the Guaranty board’s regularly scheduled meeting, the Guaranty board received an update from management on the documentation, due diligence and reverse due diligence.
On February 21, 2025, representatives of Guaranty and Bar Harbor met to engage in further due diligence and reverse due diligence.
Also on February 21, 2025, a first draft of the merger agreement was provided by Goodwin Procter LLP to Kilpatrick Townsend & Stockton LLP, counsel to Bar Harbor.
Between February 21 and March 11, 2025, Goodwin Procter LLP and Kilpatrick Townsend & Stockton LLP exchanged revised drafts of the merger agreement.
On March 5, 2025, the Guaranty board held a special meeting to review the draft merger agreement and related documentation that were distributed in advance of the meetings. Goodwin Procter LLP reviewed in detail the provisions of the merger agreement, including the representations and warranties, the various negative and affirmative covenants, the termination provisions, the non-solicitation and related termination fee provisions, the bank merger agreement, and the voting agreements requested of the Guaranty directors and executive officers.
On March 11, 2025, the Guaranty board held a special meeting. Goodwin Procter LLP reviewed the changes to the merger agreement and related documentation since the March 5, 2025, board meeting. Representatives of Griffin Financial reviewed the financial aspects of the proposed merger based on the financial terms of the merger agreement and provided the Guaranty board with its fairness opinion, to the effect that, as of such date the merger consideration set forth in the merger agreement was fair, from a financial point of view, to the holders of Guaranty common stock. The Guaranty board then (i) determined that the merger agreement and the merger were in the best interests of Guaranty and its shareholders, (ii) adopted and approved the merger agreement, (iii) recommended that Guaranty shareholders approve the merger agreement, and (iv) directed that the merger agreement be submitted for consideration by the Guaranty shareholders at a special meeting of Guaranty shareholders. Guaranty and Bar Harbor executed the merger agreement and bank merger agreement, and Bar Harbor entered into voting agreements with each of the directors and executive officers of Guaranty.
On March 11, 2025, after the U.S. stock markets closed, Guaranty and Bar Harbor issued a joint press release announcing the transaction.

RECOMMENDATION OF THE GUARANTY BOARD OF DIRECTORS AND GUARANTY’S REASONS FOR THE MERGER
In reaching its decision to adopt and approve the merger agreement, and to recommend that Guaranty shareholders approve the merger agreement, the Guaranty board evaluated the merger in consultation with Guaranty’s management, as well as Guaranty’s independent financial and legal advisors, and considered a number of factors, including the following material factors:
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the Guaranty board’s familiarity with and review of Guaranty’s business, financial condition, results of operations and prospects, including, but not limited to, its business plan and its potential for growth and profitability;

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the current and prospective environment in which Guaranty operates, including national and local economic conditions, the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions generally and the trend toward consolidation in the financial services industry;

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the Guaranty board’s review, with the assistance of Guaranty’s management and legal and financial advisors, of strategic alternatives to the merger;

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the Guaranty board’s review, based in part on the due diligence performed by Guaranty in connection with the transaction, of Bar Harbor’s business, financial condition, results of operations and management; the potential synergies expected from the merger; and the geographic fit between Guaranty’s and Bar Harbor’s service areas;

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the expected pro forma financial impacts of the transaction, taking into account anticipated cost savings and other factors, on Guaranty shareholders;

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the structure of the transaction as an all-stock merger following which Guaranty’s existing shareholders will have the opportunity to participate in the strategic plan for the combined company;

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the fact that the exchange ratio is fixed, which the Guaranty board believed was consistent with market practice for transactions of this type, was likely to be protective of the total consideration to be received by Guaranty shareholders based on past performance of Bar Harbor’s share price, offered the possibility of an upside to the merger consideration, and was consistent with the strategic purpose of the transaction;

•
the fact that Guaranty may terminate the merger agreement in the event that the price of Bar Harbor common stock has both decreased by 20% or more and decreased by 20% or more relative to the S&P BMI Banks Index;

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the opportunity for Guaranty shareholders to have increased liquidity upon receipt of the Bar Harbor common stock in exchange for their Guaranty common stock, because Bar Harbor common stock is listed on the NYSE under the symbol “BHB”;

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the Guaranty board’s review with Guaranty’s legal and financial advisors of the financial and other terms of the merger agreement, including the fixed exchange ratio, tax treatment, and termination fee provisions;

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the opinion, dated March 11, 2025, of Griffin directed to the Guaranty board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Guaranty common stock of the exchange ratio in the proposed merger, as more fully described below under “— Opinion of Guaranty’s Financial Adviser” beginning on page 38; and

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Bar Harbor’s agreement, upon the closing of the merger, to appoint Mr. Graham to the boards of directors of Bar Harbor and Bar Harbor Bank & Trust, respectively, which is expected to provide a degree of continuity and involvement by Guaranty’s board following the merger and enhance the likelihood that the strategic benefits that Guaranty expects to achieve as a result of the merger will be realized.

The Guaranty board also considered potential risks relating to the merger, including the following:
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the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

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the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on Guaranty’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

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the merger agreement provisions generally requiring Guaranty to conduct its business in the ordinary course and the other restrictions on the conduct of Guaranty’s business prior to completion of the merger, which may delay or prevent Guaranty from undertaking business opportunities that may arise pending completion of the merger;

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with stock consideration based on a fixed exchange ratio, the risk that the consideration to be paid to Guaranty shareholders could be adversely affected by a decrease in the trading price of Bar Harbor common stock during the pendency of the merger;

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expected benefits and synergies sought in the merger, including cost savings and Guaranty’s ability to market successfully its financial products to Guaranty’s customers, may not be realized or may not be realized within the expected time period;

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the challenges of integrating the businesses, operations and employees of Guaranty and Bar Harbor;

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certain provisions of the merger agreement prohibit Guaranty from soliciting, and limit its ability to respond to, proposals for alternative transactions;

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Guaranty’s obligation to pay Bar Harbor a termination fee of approximately $1,700,000 or $500,000 in certain circumstances, as described in the section entitled “Description of the Merger Agreement — Termination Fee” on page 69, may deter others from proposing an alternative transaction that may be more advantageous to Guaranty’s shareholders;

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that Guaranty’s directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as described in the section entitled “The Merger — Interests of Certain Guaranty Directors and Executive Officers” on page 52; and

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the other risks described in the section entitled “Risk Factors” beginning on page 19 and the risks of investing in Bar Harbor common stock identified in the Risk Factors sections of Bar Harbor’s periodic reports filed with the SEC and incorporated by reference herein.

The discussion of the information and factors considered by the Guaranty board is not exhaustive, but includes the material factors considered by the Guaranty board. In light of the wide variety of factors considered by the Guaranty board in connection with its evaluation of the merger and the complexity of these matters, the Guaranty board did not attempt to quantify, rank, or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Furthermore, in considering the factors described above, individual members of the Guaranty board may have given different weights to different factors. The Guaranty board evaluated the factors described above and reached the decision that the merger was in the best interests of Guaranty and its shareholders. The Guaranty board realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Guaranty board concluded that the potential positive factors outweighed the potential risks of completing the merger. It should be noted that this explanation of the Guaranty board’s reasoning and all other information presented in this section is forward-looking in nature and should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24.
On the basis of these considerations, the Guaranty board adopted and approved the merger agreement and the transactions contemplated by the merger agreement and recommended to the shareholders that they approve the merger agreement and the transactions contemplated by the merger agreement.

The Guaranty board has adopted and approved the merger agreement and recommends that Guaranty shareholders vote “FOR” approval of the merger agreement and the transactions contemplated thereby.
OPINION OF GUARANTY’S FINANCIAL ADVISOR
On December 12, 2024, Guaranty engaged Griffin Financial Group, LLC, to assist it in evaluating potential merger opportunities and in consummating a merger transaction. Pursuant to this engagement, Griffin agreed to serve as financial advisor in connection with the proposed merger of Guaranty with and into Bar Harbor and to assist Guaranty in assessing the fairness, from a financial point of view, to the shareholders of Guaranty, of the exchange ratio in the proposed merger. Griffin is a nationally recognized, Financial Industry Regulatory Authority-licensed investment banking firm that is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
As part of its engagement, a representative of Griffin attended the meeting of the Guaranty board of directors held on March 11, 2025, at which the Guaranty board evaluated the proposed merger. During this meeting, Griffin reviewed the financial aspects of the proposed merger and provided its opinion that, as of such date, the exchange ratio in the proposed merger was fair, from a financial point of view, to the shareholders of Guaranty. The Guaranty board approved the merger at this meeting.
The full text of Griffin’s written opinion is attached as Appendix D to this proxy statement/prospectus and is incorporated herein by reference. Guaranty shareholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered, procedures followed and qualifications and limitations on the review undertaken by Griffin. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.
Griffin’s opinion speaks only as of the date of the opinion, and Griffin has undertaken no obligation to update or revise its opinion. The opinion was directed to the Guaranty board, solely in its capacity as such, in connection with, and for the purposes of, its consideration of the proposed merger. The opinion only addresses whether the consideration to be received by the common shareholders of Guaranty, solely in their capacity as such, in the proposed merger was fair to them, from a financial point of view, as of the date of the opinion. The opinion does not address the underlying business decision of Guaranty to engage in the proposed merger, the relative merits of the merger compared to other strategic alternatives which may be available to Guaranty or any other term or aspect of the merger agreement or the transactions contemplated thereby. Griffin’s opinion does not constitute a recommendation of Guaranty’s board of directors or Guaranty’s shareholders as to how such persons should vote or otherwise act with respect to the proposed merger or any other matter.
In providing its opinion, Griffin:
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reviewed a draft of the merger agreement dated March 5, 2025 which included that each of the 730,033 issued and outstanding shares of Guaranty common stock will be converted into the right to receive 1.85 shares of Bar Harbor common stock;

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reviewed and discussed with Guaranty its financial statements, including its wholly owned banking subsidiary, Woodsville Guaranty Savings Bank, as of and for the years ended December 31, 2024, December 31, 2023, and December 31, 2022;

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reviewed and discussed with Bar Harbor its financial statements, including its wholly owned banking subsidiary Bar Harbor Bank and Trust Company, as of and for the years ended December 31, 2023 and December 31, 2022 included in its annual report on Form 10-K, its interim financial statements for the quarterly period ended September 30, 2024 included in its quarterly report on Form 10-Q, and its draft financial statements for the year ended December 31, 2024;

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discussed with management of Guaranty and Bar Harbor matters relating to their respective financial condition, growth, liquidity, earnings, profitability, asset quality, capital adequacy and that of their respective banking subsidiaries, future prospects, and related matters (as applicable) as of such dates and periods deemed relevant;

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reviewed and discussed with management of Guaranty its budgeted balance sheet growth and earnings for 2025 and expected future period trends for assets, loans, deposits, capital and earnings;

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reviewed and discussed with management of Bar Harbor its budgeted balance sheet growth and earnings for 2025 and certain publicly available consensus “street estimates” of future earnings and growth rates for Bar Harbor for periods, including 2025, 2026, and beyond;

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analyzed and discussed with Guaranty and Bar Harbor the potential strategic implications and operational benefits anticipated by the management of Guaranty and Bar Harbor related to the proposed merger;

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evaluated the potential pro forma financial effects of the proposed merger on the regulatory capital ratios of Bar Harbor and Bar Harbor Bank & Trust;

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reviewed and discussed with Guaranty and Bar Harbor certain publicly available documents and other business and financial information concerning Guaranty and Bar Harbor and the economic and regulatory environments in which they operate;

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compared certain financial and stock market information of Bar Harbor with similar information of certain other companies, the securities of which are publicly traded;

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compared the financial condition and implied valuation of Guaranty to the financial condition and valuation of certain institutions we deemed relevant;

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compared the proposed financial terms of the proposed merger with the publicly available financial terms of certain transactions involving whole bank acquisitions that we deemed relevant;

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performed discounted cash flow analyses; and

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undertook such other financial studies and analyses, and considered such other information as Griffin deemed appropriate for the purpose of this opinion.

Griffin’s opinion has been approved by its fairness opinion committee in conformity with its policies and procedures established under the requirement of Rule 5150 of the Financial Industry Regulatory Authority. In conducting its review and arriving at its opinion, Griffin relied upon the accuracy and completeness of the financial and other information provided to it or otherwise publicly available or which was furnished to or discussed with Griffin by Guaranty or by Bar Harbor or otherwise reviewed by Griffin including, particularly, the forward looking earnings estimates, financial projections and forecasts, cost savings and growth rates. Griffin did not independently verify the accuracy or completeness of any such information, data or forecasts or assume any responsibility for such verification or accuracy. Management of Guaranty and management of Bar Harbor assured Griffin that they were not aware of any relevant information that had been omitted or remained undisclosed to Griffin.
The Guaranty earnings estimates used by Griffin in certain of its analyses were prepared by, or in conjunction with, Guaranty’s senior management team. Griffin relied upon the management of Guaranty as to the reasonableness and achievability of its earnings estimates (and the assumptions and bases therefore) and assumed that such earnings estimates reflected the best currently available estimates and judgments of Guaranty’s management and that such earnings will be realized in the amounts and in the time periods estimated by Guaranty’s management. Guaranty does not publicly disclose internal earnings estimates of the type provided to Griffin in connection with its review of the merger. As a result, such estimates were not prepared with a view towards public disclosure. Earnings estimates and future projections are based on numerous variables and assumptions, and actual results could vary significantly from those set forth in the estimates.
Griffin used publicly available research analyst “street estimates” for Bar Harbor for 2025 and 2026 earnings and a long-term earnings growth rate consistent with guidance included in the street estimates and as provided by Bar Harbor’s management. Griffin relied upon the management of Bar Harbor as to the reasonableness and achievability of these estimates (and the assumptions and bases therefore) and assumed that such earnings estimates reflected the best currently available estimates and judgments of Bar Harbor’s management and that such earnings will be realized in the amounts and in the time periods estimated by Bar Harbor’s management. Griffin did not independently verify the accuracy or completeness of any such information or the related inputs and assumptions or assume any responsibility for such verification or accuracy. Earnings estimates and future projections are based on numerous variables and assumptions, and actual results could vary significantly from those set forth in the estimates.

Griffin did not assume any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Guaranty or of Bar Harbor, and Griffin was not furnished with any such evaluations or appraisals. Griffin did not evaluate the solvency or fair value of Guaranty or of Bar Harbor under any laws relating to bankruptcy, insolvency or similar matters. Griffin did not assume any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of Guaranty or Bar Harbor. Griffin did not review individual loan or credit files or deposit information of Guaranty or Bar Harbor, nor did Griffin make an independent evaluation of the adequacy of the allowance for loan and lease losses of Guaranty or Bar Harbor. Griffin is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for losses with respect thereto, and accordingly, Griffin assumed, without independent verification, that the aggregate allowances for credit losses for Guaranty and Bar Harbor were adequate to cover those losses. Griffin does not provide legal, accounting, regulatory, or tax advice and has relied solely, and without independent verification, on the assessments made by Guaranty and its advisors with respect to such issues. Griffin assumed, with Guaranty’s consent, that the proposed merger will not result in any materially adverse legal, regulatory, accounting or tax consequences for Guaranty and its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the proposed merger will be resolved favorably to Guaranty and its shareholders. Griffin did not express any opinion as to any tax or other consequence that might result from the proposed merger.
For the purpose of providing its opinion, Griffin assumed that, in all respects material to its analysis:
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the proposed merger and any related transactions will be completed in accordance with the terms set forth in the latest draft of the merger agreement provided to Griffin, without material waiver or modification, including, but not limited to, no adjustments to the exchange ratio;

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the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

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each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents, including approval by federal and state banking regulators and by Guaranty’s shareholders, and in a manner which will not give Bar Harbor the ability to terminate the merger agreement or decline to close under the merger agreement;

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all conditions to the completion of the merger will be satisfied without any waivers or modifications to the merger agreement; and

•
in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including termination, divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

Griffin’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it, as of the date of its opinion. Market price data used by Griffin in connection with its opinion was based on reported market closing prices as of March 6, 2025. It should be understood that subsequent developments may affect Griffin’s opinion, and Griffin does not have any obligation to update, revise, confirm or reaffirm its opinion. Griffin’s opinion is limited to the fairness, from a financial point of view, to the shareholders of Guaranty with regards to the Exchange Ratio in the merger as of the date of the opinion. Griffin did not express an opinion as to the effects of economic, market and other conditions on the proposed merger or any party to the proposed merger, and Griffin further expressed no opinion as to the prices at which shares of Guaranty common stock or Bar Harbor common stock may trade at any time subsequent to the announcement of the proposed merger. Griffin expressed no opinion as to the fairness of the merger as of any subsequent date or to creditors or other stakeholders of Guaranty or as to the underlying decision by Guaranty to engage in the merger, the relative merits of the merger compared to other merger transactions that may be available to Guaranty, or the relative merits of the merger compared to other strategic alternatives that may be available to Guaranty. Griffin did not, and was not asked to, contact any other interested parties other than those specifically indicated by Guaranty. Furthermore, Griffin did not take into account, and expresses no opinion with respect to, the amount or nature of any bonuses and any other compensation or consideration to any officers, directors, or employees of Guaranty paid or payable by reason or as a result of the merger.
In performing its analysis, Griffin made various assumptions with respect to economic, general business, industry performance, market and financial conditions and other matters, which are beyond the control of Griffin, Guaranty, and Bar Harbor. Any estimates contained in the analyses performed by Griffin are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Griffin opinion was among several factors taken into consideration by the Guaranty board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Guaranty board with respect to the fairness of the exchange ratio.
The following is a summary of the material analyses presented by Griffin to the Guaranty board on March 11, 2025, in connection with Griffin’s fairness opinion. The summary is not a complete description of the analyses underlying the Griffin opinion or the presentation made by Griffin to the Guaranty board but summarizes the material analyses performed and presented in connection with such opinion.
The preparation of the fairness opinion is a comprehensive and complex, analytical process, involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Griffin did not attribute any particular weight to any analysis or factor that it considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized within include information presented in a tabular format. Accordingly, Griffin believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.
Summary of Proposal
Pursuant to the merger agreement, Guaranty will be merged with and into Bar Harbor with Bar Harbor surviving the merger. Immediately after the merger, Woodsville Guaranty Savings Bank will merge with and into Bar Harbor Bank & Trust with Bar Harbor Bank & Trust as the surviving institution. Each of the 730,033 issued and outstanding shares of Guaranty common stock will be converted into the right to receive 1.85 shares of Bar Harbor common stock. The terms and conditions of the merger are more fully described in the merger agreement.
Transaction Multiples
As of March 11, 2025, the date of Griffin’s opinion, based upon unaudited financial information of Guaranty as of and for the twelve months ended December 31, 2024, the ten-trading day average closing price of Bar Harbor stock for the period ended March 6, 2025, of $31.79 per share, and based upon the exchange ratio of 1.85, Griffin calculated the following:
•
Per share consideration: $58.81

•
Aggregate purchase price $42.9 million

•
Per share consideration to Guaranty’s tangible book value per share: 134.6%

•
Aggregate purchase price to Guaranty’s earnings: 12.5 times

•
Aggregate purchase price to Guaranty’s earnings excluding income from its wealth management joint venture, Community Financial Services Group (“CFSG”)1: 17.3 times

•
Aggregate purchase price premium over tangible book value to Guaranty’s core deposits: 2.2%

Discounted Cash Flow Analysis
Griffin performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Guaranty could provide to equity holders on a standalone basis. In performing this analysis, Griffin assumed discount rates ranging from 11.5% to 14.5%. Inputs to the discount rate were derived from the Kroll Cost of Capital Module as of February 28, 2025. The range of values was determined by adding (i) the present value of projected cash flows to Guaranty’s shareholders from 2024 to 2030, and (ii) the present value of the terminal value of Guaranty’s forward earnings. For more information regarding certain assumptions used, see “Certain Unaudited Financial Information — Certain Stand-Alone Guaranty Prospective Financial Information Used by Griffin” beginning on page 48. Free cash flows were assumed to be earnings in excess of required capital retention in order to maintain a ratio of tangible common equity to tangible assets of between 7.25% and 8.75%. In determining the terminal value cash flows, Griffin applied multiples ranging from 8.0x forward earnings to 10.0x forward earnings, based upon a projected terminal growth rate of approximately 2.0% using the Gordon Growth model. This resulted in a range of values of Guaranty from $33.53 per share to $55.94 per share.
The discounted cash flow present value analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Guaranty. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material.
Griffin also performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Bar Harbor could provide to equity holders on a standalone basis. In performing this analysis, Griffin assumed discount rates ranging from 9.5% to 12.5%. Inputs to the discount rate were derived from the Kroll Cost of Capital Module as of February 28, 2025. The range of values was determined by adding (i) the present value of projected cash flows to Bar Harbor’s shareholders from 2024 to 2030, and (ii) the present value of the terminal value of Bar Harbor’s forward earnings. For more information regarding certain assumptions used, see “Certain Unaudited Financial Information — Certain Stand-Alone Bar Harbor Prospective Financial Information Used by Griffin” beginning on page 48. Free cash flows were assumed to be earnings in excess of required capital retention in order to maintain a ratio of tangible common equity to tangible assets of between 7.75% and 9.25%. In determining terminal value cash flows, Griffin applied multiples ranging from 11.5x forward earnings to 13.5x forward earnings, based upon a projected terminal growth rate of approximately 3.0% using the Gordon Growth model. This resulted in a range of values of Bar Harbor from $32.71 per share to $41.65 per share.
The discounted cash flow present value analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Bar Harbor. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material.
The results of the discount cash flow analysis are summarized in the table below:
Implied Per Share Value ($)						Implied Exchange Ratio
Guaranty			Bar Harbor			High Guaranty/Low		Low Guaranty/High
Low	Base	High	Low	Base	High	Bar Harbor	Base/Base	Bar Harbor
33.53	44.74	55.94	32.71	36.93	41.65	1.7102	1.2115	0.8050

1
On March 7, 2025, Guaranty agreed to withdraw from the joint venture arrangement related to CFSG concurrently with the closing of the merger.

In addition to comparing the values derived from the discounted cash flow analyses of Guaranty and Bar Harbor, Griffin compared the range of values from the discounted cash flow analysis for Guaranty to the 52-week trading range for Bar Harbor as of March 6, 2025, including the minimum trading price, 10-day average trading price, and maximum trading price. The results of this comparison are summarized in the table below:
Implied Per Share Value ($)						Implied Exchange Ratio
Guaranty			Bar Harbor			High Guaranty/ Low		Low Guaranty/ High
Low	Base	High	Low	Base	High	Bar Harbor	Base/Base	Bar Harbor
33.53	44.74	55.94	23.60	31.79	38.23	2.3703	1.4074	0.8771
Selected Companies Analysis: Guaranty and Bar Harbor
Using publicly available information, Griffin compared the financial performance and condition of Guaranty to the following publicly traded banks headquartered in New England, the Mid-Atlantic, Virginia, West Virginia, or Ohio, excluding those headquartered in major metropolitan markets, that are quoted on OTC Markets OTCQX or OTCQB with three-month average daily trading volume greater than zero as of February 14, 2025, total assets between $500 million and $1 billion, trailing twelve month return on average assets between 0.00% and 1.00%, and tangible common equity to tangible asset greater than 5.00%. The group excludes merger targets and mergers of equals participants, banks with foreign charters or foreign owned, industrial banks, and non-depository trusts. Companies included in this group were:
Skyline Bankshares, Inc.	JBT Bancorp, Inc.
Solvay Bank Corp.	Ledyard Financial Group, Inc.
CSB Bancorp, Inc.	Ballston Spa Bancorp, Inc.
United Bancshares, Inc.	Potomac Bancshares, Inc.
Croghan Bancshares, Inc.	Bank of Botetourt
Consumers Bancorp, Inc.	Farmers and Merchants Bancshares, Inc.
Freedom Financial Holdings, Inc.	Quaint Oak Bancorp, Inc.
Katahdin Bankshares Corp.	First Resource Bancorp, Inc.
Pinnacle Bankshares Corporation	Woodlands Financial Services Company
Community Heritage Financial, Inc.	Susquehanna Community Financial, Inc.
Bank of the James Financial Group, Inc.	Middlebury National Corporation
To perform this analysis, Griffin used financial information for the trailing twelve-month period as of the most recently available year end and market price information as of March 6, 2025. Bank regulatory data was used where consolidated information was not available on S&P Global Market Intelligence.
Griffin’s analysis showed the following concerning Guaranty’s and the group’s financial and market information:
		Selected Companies
	Guaranty	First Quartile	Median	Third Quartile
Total Assets ($000)	681,243	847,751	965,685	1,106,017
Average Daily Trading Volume (shares)	0	460	1,062	1,443
Return on Average Assets (%)	0.50	0.53	0.72	0.81
Return on Average Equity (%)	9.99	7.63	8.91	10.03
Loans / Deposits (%)	86.00	73.39	81.89	92.54
Net Interest Margin (%)	2.59	2.65	3.07	3.31
Tangible Common Equity / Tangible Assets (%)	4.68	6.10	7.52	8.12
Trading Price / Last Twelve Months Earnings (x)		8.8	9.5	10.9
Trading Price / Tangible Book Value (%)		85.2	90.9	98.7
Dividend Yield (%)		2.96	3.53	4.58

Using publicly available information, Griffin compared the financial performance and condition of Bar Harbor to the following publicly traded banks headquartered in New England, the Mid-Atlantic, Ohio, Virginia or West Virginia, excluding those headquartered New York City, with total assets between $3 billion and $10 billion and last-twelve months return on average assets greater than 0.75%. The peer group excludes merger targets and mergers of equals participants, banks with foreign charters or foreign owned, industrial banks, and non-depository trusts. Companies included in this group were:
Park National Corporation	Mid Penn Bancorp, Inc.
Peoples Bancorp Inc.	Farmers National Banc Corp.
Univest Financial Corporation	Civista Bancshares, Inc.
Tompkins Financial Corporation	First Bank
City Holding Company	Farmers & Merchants Bancorp, Inc.
TrustCo Bank Corp NY	First Community Bankshares, Inc.
CNB Financial Corporation	The First Bancorp, Inc.
Camden National Corporation
To perform this analysis, Griffin used financial information for the trailing twelve-month period as of the most recently available year end and market price information as of March 6, 2025.
Griffin’s analysis showed the following concerning Bar Harbor’s and the group’s financial and market information:
		Selected Companies
	Bar Harbor	First Quartile	Median	Third Quartile
Total Assets ($000)	4,083,327	3,939,408	5,805,138	7,284,270
Average Daily Trading Volume (shares)	42,319	50,746	58,092	79,004
Return on Average Assets (%)	1.09	0.89	0.92	1.22
Return on Average Equity (%)	9.75	8.74	10.35	10.82
Net Interest Margin (%)	3.15	2.70	3.09	3.71
Tangible Common Equity / Tangible Assets (%)	8.46	7.53	8.28	9.66
Trading Price / Last Twelve Months Earnings (x)	10.8	9.8	11.3	13.0
Trading Price / Tangible Book Value (%)	140.4	111.9	135.1	174.2
Dividend Yield (%)	3.90	2.93	3.46	4.31
1 Year Total Return (%)	26.88	15.72	20.62	35.51
3 Year Total Return (%)	16.65	-6.11	6.47	13.15
Griffin applied the selected company trading multiples for Guaranty and Bar Harbor, respectively, to Guaranty’s and Bar Harbor’s last twelve months’ earnings and total book value, as appropriate, as of and for the annual period ended December 31, 2024 to determine an implied per share valuation for both Bar Harbor and Guaranty as well as an implied exchange ratio. The following table summarizes the results of this analysis:
	Price / Last Twelve Months Earnings			Price / Tangible Book Value
	Implied Per Share Value		Implied Exchange Ratio	Implied Per Share Value		Implied Exchange Ratio
	Guaranty	Bar Harbor		Guaranty	Bar Harbor
Third Quartile Guaranty / First Quartile Bar Harbor	$51.28	$27.94	1.8352	$43.12	$24.54	1.7573
Median Guaranty / Median Bar Harbor	$44.58	$32.33	1.3788	$39.71	$29.62	1.3404
First Quartile Guaranty / Third Quartile Bar Harbor	$41.11	$37.00	1.1110	$37.23	$38.20	0.9745
Exchange Ratio in the merger			1.8500			1.8500

No company used as a comparison in the above analyses is identical to Guaranty or Bar Harbor. In addition, Griffin presumed that the trading valuations for peers exclude any change in control premium. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and of the banking environment at the time of the opinion.
Selected Transactions Analysis
Griffin reviewed publicly available information related to selected acquisitions of banks and bank holding companies that were announced between January 1, 2023 and March 6, 2025, including nationwide deals for stock corporations with total assets between $250 million and $1.5 billion, trailing-twelve month net income greater than $0, total consideration value less than $100 million, and consideration structure including common stock. Griffin excluded transactions with foreign buyers and non-bank entities. The transactions included in the group were, sorted by announcement date:
Acquirer:	Acquiree:
Cadence Bank	FCB Financial Corp.
United Community Banks Inc.	ANB Holdings Inc.
Byline Bancorp, Inc.	First Security Bancorp, Inc.
Camden National Corporation	Northway Financial, Inc.
ACNB Corporation	Traditions Bancorp, Inc.
West Coast Community Bancorp	1st Capital Bancorp
Business First Bancshares, Inc.	Oakwood Bancshares, Inc.
Capital Bancorp, Inc.	Integrated Financial Holdings, Inc.
First National Corporation	Touchstone Bankshares, Inc.
Southern States Bancshares, Inc.	CBB Bancorp
Dogwood State Bank	Community First Bancorporation
Princeton Bancorp, Inc.	Cornerstone Financial Corporation
First Busey Corporation	Merchants and Manufacturers Bank Corp.
Glacier Bancorp, Inc.	Community Financial Group, Inc.
LCNB Corp.	Cincinnati Bancorp, Inc.
Bancorp 34, Inc.	CBOA Financial, Inc.
First Mid Bancshares, Inc.	Blackhawk Bancorp, Inc.
For each transaction referred to above, Griffin compared, among other things, the following reported or implied ratios based on the latest publicly available financial statements of the company prior to the announcement of the acquisition:
•
Price paid for the acquired company to last twelve months’ earnings of the acquired company;

•
Price per common share paid for the acquired company to tangible book value per share of the acquired company; and

•
Aggregate transaction price in excess of tangible book value of the acquired company as a percentage of core deposits of the acquired company.

For each metric above, Griffin determined a range of implied valuation per Guaranty share. Griffin’s analysis showed the following concerning the proposed merger and the selected transactions:
		Selected Transactions Multiples			Guaranty Valuation Per Share ($)
	Guaranty/ Bar Harbor	1st Quartile	Median	3rd Quartile	1st Quartile	Median	3rd Quartile
Price / Last Twelve Months Earnings (x)	12.5	9.8	13.7	18.3	$45.83	$64.45	$85.80
Price / Tangible Book Value (%)	134.6	106.3	128.4	145.7	$46.42	$56.07	$63.65
Premium / Core Deposits (%)	2.2	0.9	2.4	4.0	$50.07	$60.39	$71.55
For the implied Guaranty valuations in the table above, Griffin computed ranges of implied exchange ratios using the 10-day average closing price of Bar Harbor stock for the period ended March 6, 2025 of $31.79. Griffin’s analysis showed the following concerning the proposed merger and the selected transactions:
	Implied Exchange Ratio 10-Day BHB Average Close ($31.79)
	1st Quartile	Median	3rd Quartile
Price / Last Twelve Months Earnings (x)	1.4417	2.0275	2.6989
Price / Tangible Book Value (%)	1.4601	1.7639	2.0023
Premium / Core Deposits (%)	1.5750	1.8997	2.2509
Exchange Ratio in the merger		1.8500
No company or transaction used as a comparison in the above analysis is identical to Guaranty, Bar Harbor or the merger. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and of the banking environment at the time of the opinion.
Pro Forma Impact Analysis
Griffin performed pro forma financial impact analyses that combined projected Guaranty and Bar Harbor balance sheet and income statement information for periods through 2030, using: (i) closing balance sheet amounts reported as of December 31, 2024 for each of Guaranty and Bar Harbor, (ii) financial forecasts and projections for each of Guaranty and Bar Harbor for periods through 2030, and (iii) merger and other adjustments, including, without limitation, purchase accounting adjustments, cost savings and transaction related expenses, which were provided by or derived by material provided by Guaranty and Bar Harbor. The analyses indicated that the merger is expected to be dilutive to Bar Harbor’s tangible book value per common share as of the completion date of the merger, which for modeling purposes was estimated to be September 30, 2025, that the merger is expected to be accretive to earnings per common share in subsequent periods, that the tangible book value dilution would be earned back in within three years, and that Bar Harbor is expected to maintain well-capitalized regulatory capital ratios. The analysis also indicated that the merger could be accretive to Guaranty’s current and estimated dividends per share, as adjusted for the Exchange Ratio. For all of the above analyses, the actual results achieved by the pro forma company following the merger may vary from the projected results, and the variations may be material.
Griffin’s Relationships
Pursuant to the Griffin engagement agreement, Guaranty agreed to pay Griffin (a) a fee of $150,000 payable upon delivery to the Guaranty board of the fairness opinion; and (b) upon closing of the merger, a transaction fee equal to 1.40% of the aggregate transaction value, less the fairness opinion fee. During the two years preceding the date of the opinion, Griffin also provided financial advisory services to Guaranty in exchange for fixed engagement fees totaling $25,000. During the two years prior to the date of the opinion, there were no material investment banking relationships between Griffin or its affiliates and Bar Harbor or its affiliates.

CERTAIN UNAUDITED FINANCIAL INFORMATION
Guaranty and Bar Harbor generally do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Guaranty and Bar Harbor are including in this proxy statement/prospectus certain unaudited prospective financial information for Guaranty and Bar Harbor that was made available to Griffin, Guaranty’s financial advisor, and to Guaranty’s board as described below (which we collectively refer to as the “prospective financial information”), as well as certain equity research consensus estimates for Bar Harbor that were used by Griffin. A summary of certain significant elements of this information is set forth below and is included in this proxy statement/prospectus solely for the purpose of providing Guaranty shareholders access to certain nonpublic information made available to Griffin and Bar Harbor and is not included in this proxy statement/prospectus to influence any Guaranty shareholder to make any investment decision with respect to the merger.
Guaranty and Bar Harbor do not endorse the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions made by senior management of each of Guaranty and Bar Harbor or Bar Harbor’s financial advisor at the time such prospective financial information was prepared or approved for the use of Griffin and Guaranty’s board. The prospective financial information represents each of Guaranty’s and Bar Harbor’s senior management’s evaluation of Guaranty’s and Bar Harbor’s respective expected future financial performance on a stand-alone basis, without reference to the merger (except as expressly set forth below under “— Certain Estimated Transaction Expenses and Cost Savings”).
In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Guaranty and Bar Harbor operate and the risks and uncertainties described under “Risk Factors” beginning on page 19 of this proxy statement/prospectus and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24 of this proxy statement/prospectus and in the reports that Bar Harbor files with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Guaranty and Bar Harbor and will be beyond the control of Bar Harbor following the completion of the merger.
There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of each of Guaranty and Bar Harbor could or might have taken during these time periods. The inclusion in this proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that Guaranty or Bar Harbor or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any Guaranty shareholders, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and therefore is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances, transactions or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects of the merger on Guaranty or Bar Harbor, and does not attempt to predict or suggest actual future results of Bar Harbor following the completion of the merger or give effect to the merger (except as expressly set forth below under “— Certain Estimated Transaction Expenses and Cost

Savings”). Further, the prospective financial information does not account for the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which Bar Harbor would operate after the merger.
In light of the foregoing factors and the uncertainties inherent in the prospective financial information, shareholders are cautioned not to place undue, if any, reliance on the prospective financial information. The accompanying prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or GAAP.
Subject to the above, the prospective financial information included in this section has been provided by Guaranty’s and Bar Harbor’s respective senior management as described in this section. Neither A.M. Peisch & Company, LLP (Guaranty’s independent registered public accounting firm) nor RSM US LLP (Bar Harbor’s independent registered public accounting firm), nor any other independent registered public accounting firm, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information. Accordingly, neither A.M. Peisch & Company, LLP nor RSM US LLP expresses an opinion or any other form of assurance with respect thereto or its achievability and assumes no responsibility for the prospective financial information and disclaims any association with the prospective financial information. The report by A.M. Peisch & Company, LLP incorporated by reference in this proxy statement/prospectus relates to Guaranty’s previously issued financial statements. The report by A.M. Peisch & Company, LLP does not extend to the prospective financial information and should not be read to do so.
Certain Stand-Alone Guaranty Prospective Financial Information Used by Griffin
The following table presents estimates for Guaranty’s total assets and net income for the years ended December 31, 2025 and December 31, 2026, prepared by Guaranty’s senior management and provided to Griffin that were used by Griffin at the direction of Guaranty senior management in the financial analyses performed in connection with Griffin’s opinion as described in “— Opinion of Guaranty’s Financial Advisor” beginning on page 38.
Dollars in millions	2025	2026
Total Assets (as of December 31)	$687.5	$702.8
Net Income	$4.1	$4.4
In addition, for purposes of extrapolating Guaranty’s growth and net income for annual periods through December 31, 2030, Guaranty’s senior management provided Griffin with estimated long-term average annual growth rates for Guaranty’s loans of 4.5% and deposits of 3% and average net income growth of approximately 4%, which were used by Griffin at the direction of Guaranty senior management.
Certain Stand-Alone Bar Harbor Prospective Financial Information Used by Griffin
The following table presents the consensus research median estimates for Bar Harbor’s earnings per share for the years ended December 31, 2025 and December 31, 2026, which we refer to collectively as the Bar Harbor street estimates, which were provided to Griffin by Bar Harbor and used by Griffin in the financial analyses performed in connection with Griffin’s opinion.
	2025	2026
Earnings per share	$2.83	$2.92
Additionally, for purposes of extrapolating Bar Harbor’s growth and earnings for annual periods through December 31, 2030, Bar Harbor provided Griffin with estimated long-term average annual growth rates for Bar Harbor’s loans and deposits of approximately 4% and earnings growth of approximately 5%, which were used by Griffin in the financial analyses performed in connection with Griffin’s opinion.

Certain Estimated Transaction Expenses and Cost Savings
Bar Harbor or its financial advisor developed and provided to Griffin certain prospective financial information relating to transaction expenses and cost savings anticipated to be realized in connection with the closing of the merger. Such prospective financial information was used and relied upon by Griffin in connection with Griffin’s financial analysis and opinion as described in this proxy statement/prospectus under the section entitled “The Merger — Opinion of Guaranty’s Financial Advisor” beginning on page 38.
In preparing its financial analysis and opinion, Griffin assumed, among other things, (i) estimated transaction expenses of approximately $11 million and (ii) estimated cost savings of approximately $6.8 million per year. Such prospective financial information assumed a hypothetical September 30, 2025 closing date for the merger.
General
The stand-alone prospective financial information for Guaranty and Bar Harbor was prepared separately using, in some cases, different assumptions, and is not intended to be added together. Adding the financial forecasts together for the two companies is not intended to represent the results Bar Harbor will achieve if the merger is completed and is not intended to represent forecasted financial information for Bar Harbor if the merger is completed.
By including in this proxy statement/prospectus a summary of the prospective financial information, none of Guaranty, Bar Harbor or any of their respective advisors or other representatives have made or makes any representation to any person regarding the ultimate performance of Guaranty or Bar Harbor compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. In addition, the prospective financial information has not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement/prospectus. Neither Guaranty nor Bar Harbor undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even if any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of Guaranty, Bar Harbor or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Guaranty or Bar Harbor or other person regarding Guaranty’s or Bar Harbor’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered by Guaranty and the Guaranty board and by Griffin in connection with the merger.
BAR HARBOR’S REASONS FOR THE MERGER
In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Bar Harbor board consulted with Bar Harbor senior management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:
•
each of Bar Harbor’s, Guaranty’s, and the combined company’s business, operations, financial condition, asset quality, earnings and prospects, including the belief that Guaranty’s financial condition, asset quality and underwriting procedures are sound, that Guaranty’s business, operations and geographic footprint would complement those of Bar Harbor and allow greater expansion into New Hampshire, and that the merger would result in a combined company with a larger market presence and more attractive funding base, including through core deposit funding, than Bar Harbor on a stand-alone basis;

•
the opportunities for growth through the ability to offer Bar Harbor Bank & Trust’s broader range of products and services to Guaranty’s customers, including wealth management products;

•
anticipated efficiencies to come from integrating Guaranty’s operations into Bar Harbor’s existing operations;

•
the financial terms of the transaction, including the expectation that the transaction would be accretive to Bar Harbor’s earnings per share in the first full year with the expected cost savings, and that the exchange ratio applicable to the portion of the merger consideration payable in shares of Bar Harbor common stock is not subject to adjustment as a result of changes in the market value of Bar Harbor common stock, limiting the risk of further dilution to Bar Harbor’s existing shareholders if the trading price of Bar Harbor common stock were to decrease;

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management’s experience and successful track record with acquiring and integrating financial institutions;

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the view that Guaranty’s culture would be complementary to, and is compatible with, that of Bar Harbor and its subsidiaries;

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a review of the demographic, economic and financial characteristics of the markets in which Guaranty operates, including existing and potential competition and history of the market area with respect to financial institutions;

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its review and discussions with Bar Harbor’s management, legal counsel and tax advisors concerning the due diligence investigation of Guaranty conducted by Bar Harbor;

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the opportunity to build a greater recognition and awareness of the Bar Harbor brand; and

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the belief that the merger would be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.

In addition, the Bar Harbor board considered a number of risks with respect to the merger, including the following:
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that the exchange ratio is not subject to adjustment as a result of changes in the market value of Bar Harbor common stock, and the resulting risk that the value of the merger consideration payable to Guaranty common shareholders could increase if the trading price of Bar Harbor common stock were to increase;

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that Guaranty may terminate the merger agreement if the final Bar Harbor market value is less than a specified threshold, as described in the section entitled “Description of The Merger Agreement — Termination of the Merger Agreement;”

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the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Guaranty’s business, operations and workforce with those of Bar Harbor, including the transaction costs that would be incurred in connection with the transaction;

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the potential risk of diverting management attention and resources from the operation of Bar Harbor’s business towards the completion of the merger and other integration efforts;

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that Bar Harbor would not be entitled to indemnification for certain losses it could incur in connection with the transaction;

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uncertainties regarding developments in accounting, federal and state income tax and bank regulatory policy; and

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the other risks identified under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the Bar Harbor board is not intended to be exhaustive, but includes the material factors considered by Bar Harbor. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Bar Harbor board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Bar Harbor board considered all these factors as a whole and overall considered the factors to be favorable to, and to support its determination to approve, entering into the merger agreement.
This explanation of Bar Harbor’s reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

The Bar Harbor board realized that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding enhanced business prospects, anticipated cost savings and earnings accretion/dilution. The Bar Harbor board concluded, however, that the potential positive factors outweighed the potential risks of completing the transaction.
MANAGEMENT AND BOARD OF DIRECTORS OF BAR HARBOR AFTER THE MERGER
The directors and officers of Bar Harbor immediately prior to the effective time will be the directors and officers of Bar Harbor after the consummation of the merger, and will serve until such time as their successors are duly elected and qualified. In addition, Bar Harbor will, at the time of closing, expand the size of its board of directors, and the board of directors of Bar Harbor Bank & Trust, in each case by one member, and appoint James E. Graham, the President and Chief Executive Officer of Guaranty, as a director of Bar Harbor and Bar Harbor Bank & Trust.
Set forth below is certain information regarding Mr. Graham. Bar Harbor believes Mr. Graham has a reputation for integrity, honesty, and adherence to high ethical standards. Mr. Graham has demonstrated business insight and an ability to exercise sound judgement as well as a commitment to service. Mr. Graham is expected to meet the independence standards applicable to Bar Harbor and to serve as an independent director.
James E. Graham, 65, has served as President and Chief Executive Officer of Guaranty and Woodsville Guaranty Savings Bank since February 1995. He joined the Board of Directors of Woodsville Guaranty Savings Bank in September 1996 and the Board of Directors of Guaranty in 1998. Mr. Graham has been employed by Woodsville Guaranty Savings Bank since 1979. He was appointed Assistant Vice President in February 1989, Vice President in February 1991, Senior Vice President in October 1991, Executive Vice President in October 1992 and President and Chief Executive Officer in February 1995. Mr. Graham also serves in the following capacities: Member of the Independent Community Banks of America Safety & Soundness Committee; Member of the Board of Managers of Community Financial Services Partners, LLC; Member of the Board of Managers of Community Financial Services Group, LLC; Member of the American Bankers Association Community Bankers Council; and Board of Directors of NH Timberland Owners Education Foundation.
In connection with his service as a director (if appointed), Mr. Graham will be entitled to receive Bar Harbor’s standard nonemployee director cash compensation, which generally includes cash retainers and grants of restricted stock.

INTERESTS OF CERTAIN GUARANTY DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
In considering the recommendation of the Guaranty board of directors regarding the merger agreement, Guaranty shareholders should know that certain directors and executive officers of Guaranty may have interests in the merger that may be different from, or in addition to, their interests as shareholders of Guaranty and the interests of Guaranty shareholders generally. All those additional interests are described below, to the extent they are material and are known to Guaranty. The Guaranty board and the board of directors of Bar Harbor were aware of these interests and considered them, among other matters, in approving the merger agreement.
Executive Officers and Nonemployee Directors
The following discussion sets forth the interests in the merger of each person who has served as a director or executive officer of Guaranty since January 1, 2024. Except as described below, to the knowledge of Guaranty, the directors and executive officers of Guaranty do not have any substantial interest, direct or indirect, by security holdings or otherwise in the merger or the merger agreement proposal apart from their interests as shareholders of Guaranty. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes.
For purposes of this disclosure, Guaranty’s executive officers and nonemployee directors are:
Name	Position
James E. Graham	Director, President and Chief Executive Officer
Amy E. Crocker	Vice President and Chief Financial Officer
Daniel X. Stannard, Jr.	Director, Executive Vice President and Senior Lending Officer
Kendra J. Bell	Director
Charles P. Butson	Chairman
Francis A. Crane	Director, Secretary
Erin T. Hennessey	Director
Elie R. Roy	Director
Andrew P. Smith	Director
Employment Agreements
Guaranty is a party to employment agreements with James E. Graham and Daniel X. Stannard, Jr. Pursuant to the merger agreement, Bar Harbor and Bar Harbor Bank & Trust have agreed to honor in accordance with their terms all benefits payable under these employment agreements, which provide certain benefits in the event the executive’s employment agreement is terminated under specified circumstances, including, in certain cases, enhanced severance benefits in connection with a termination in connection with a change in control.
Mr. Graham’s employment agreement provides that if he is involuntarily terminated other than for “cause” or he resigns due to (i) a material change in his function, duties or responsibilities that would result cause Mr. Graham’s position to become one of lesser responsibility, importance or scope from his current position, (ii) a relocation of Mr. Graham’s principal place of employment by more than 30 miles from its current location, (iii) the non-extension of the agreement, or (iv) a material breach of the agreement by the company, within two years of a change in control of Guaranty, he will be entitled to certain change in control benefits. These benefits include a lump sum payment, paid within 10 days of his termination, equal to the sum of (x) three times his then current base salary and (y) three times any cash bonus paid to Mr. Graham in the preceding calendar year under any management incentive or similar cash bonus plan. Additionally, for a period of 36 months following his termination, the company will continue to provide, at its expense, (A) life, medical, dental and disability coverage substantially similar to the coverage maintained provided to Mr. Graham prior to his termination and (B) benefits due him under, or contributed by the company on his behalf pursuant to, any retirement, incentive, profit sharing, bonus, performance or other employee benefit plan maintained by the company on Mr. Graham’s behalf to the extent such benefits are not paid upon his termination. Notwithstanding the foregoing, in the event Mr. Graham is not eligible for Medicare at the end of the 36th month after the month in which he terminates employment in connection with a change in control, the company will continue, at the company’s expense, medical coverage substantially similar to the coverage maintained by the company prior to his termination of employment. Such coverage and payments will cease when Mr. Graham becomes eligible for Medicare. If Mr. Graham does not qualify for participation in the medical plans and the company cannot purchase plans for the benefits, the company will provide Mr. Graham with a cash payment equal to the amount they would have paid if he was an eligible participant and employed by the company.
Mr. Stannard’s employment agreement provides that if he is involuntarily terminated other than for “cause” or he resigns due to (i) a material change in his authority, duties or responsibilities that would cause Mr. Stannard’s position to become one of lesser responsibility, importance or scope from his current position, (ii) a relocation of Mr. Stannard’s principal place of employment by more than 25 miles from its current location, (iii) a material reduction in Mr. Stannard’s base salary, unless the reduction is done as an across the board reduction of 20% or less for all senior executives; (iv) the non-extension of the agreement, or (v) a material breach of the agreement by the company, within two years of a change in control of Guaranty, he will be entitled to certain change in control benefits. These benefits include a lump sum payment, paid within 10 days of his termination, equal to the sum of (x) two times his then current base salary and (y) two times any cash bonus paid to Mr. Stannard in the preceding calendar year under any management incentive or similar cash bonus plan. Additionally, for a period of 24 months following his termination, the company will continue to provide, at its expense, (A) life, medical, dental and disability coverage substantially similar to the coverage maintained provided to Mr. Stannard prior to his termination and (B) benefits due him under, or contributed by the company on his behalf pursuant to, any retirement, incentive, profit sharing, bonus, performance or other employee benefit plan maintained by the company on Mr. Stannard behalf to the extent such benefits are not paid upon his termination.
Assuming the merger is completed and Messrs. Graham and Stannard experience a qualifying termination of employment, the estimated amounts payable to Messrs. Graham and Stannard under their employment agreements are $1,418,074 and $644,446, respectively.
Non-Equity Endorsement Method Split Dollar Agreements
Woodsville Guaranty Savings Bank is party to non-equity endorsement method split dollar agreements, which we refer to as split dollar agreements, with each of Mr. Graham and Mr. Stannard. Pursuant to the merger agreement, Bar Harbor and Bar Harbor Bank & Trust have agreed to honor in accordance with their terms all benefits payable under these split dollar agreements. The split dollar agreements provide that upon a change in control, as defined in the split dollar agreements, the death benefit payable to Mr. Graham and Mr. Stannard will fully vest and become non-terminable. The death benefit payable to Mr. Graham’s and Mr. Stannard’s respective designees is equal to 50% of the total death proceeds under such executive’s life insurance policy, less the greater of the cash surrender value or the aggregate premiums paid by Woodsville Guaranty Savings Bank with respect to such executive’s life insurance policy.
Salary Continuation Agreements
Messrs. Graham and Stannard are each a party to salary continuation agreements with Guaranty (each, a “Salary Continuation Agreement” and, collectively, the “Salary Continuation Agreements”). Guaranty and Bar Harbor have agreed that such Salary Continuation Agreements will terminated at or immediately prior to the effective time of the merger. Assuming that the Salary Continuation Agreements are terminated in connection with the merger, Messrs. Graham and Stannard will be entitled to payments as follows: Mr. Graham: $1,439,312.84, and Mr. Stannard: $706,764.88.
Additional Benefits
In recognition of Mr. Graham’s leadership and tenure with Guaranty, Mr. Graham will take ownership of his bank-owned vehicle at the close of the merger. The vehicle has an estimated value of $70,000.

Appointment of James E. Graham to the Boards of Directors of Bar Harbor and Bar Harbor Bank & Trust
At the effective time of the merger, Bar Harbor will appoint Mr. Graham to the boards of directors of Bar Harbor and Bar Harbor Bank & Trust. Mr. Graham will be entitled to receive compensation from Bar Harbor and Bar Harbor Bank & Trust for his service on the boards of directors in accordance with the fee schedule for services that is applicable from time to time for similar services by other members of Bar Harbor’s and Bar Harbor Bank & Trust’s boards of directors.
Indemnification and Insurance of Directors and Officers
Pursuant to the merger agreement, Bar Harbor has agreed that all rights to indemnification and limits of liability existing in favor of any director or officer of Guaranty, as provided in Guaranty’s Articles of Incorporation or bylaws, will survive for a period of six years after the effective date of the merger.
In addition, Guaranty will purchase an extended reporting period endorsement under its existing directors’ and officers’ liability insurance policy to provide insurance for six years after the effective time of the merger to cover the present officers and directors of Guaranty with respect to claims against such directors and officers arising from facts or events that occurred before the effective time of the merger, so long as the aggregate cost is less than 300% of Guaranty’s current annual premium.
REGULATORY APPROVALS REQUIRED FOR THE MERGER
Consummation of the merger is subject to several federal and state regulatory agency filings and approvals. The merger and the bank merger cannot be completed unless and until Bar Harbor and Bar Harbor Bank & Trust, on the one hand, and Guaranty and Woodsville Guaranty Savings Bank, on the other hand, have received all necessary prior approvals or waivers from the applicable bank regulatory authorities and any applicable waiting periods have expired. We cannot predict whether or when Bar Harbor and Guaranty and their bank subsidiaries will obtain the required regulatory approvals or waivers necessary for consummation of the merger and bank merger.
Federal Reserve.   Bar Harbor is registered as a bank holding company under the Bank Holding Company Act of 1956, which we refer to as the BHC Act. Guaranty also is a registered bank holding company under the BHC Act. As a result, the merger is subject to prior approval or waiver of the Federal Reserve under the BHC Act. In reviewing an application under the BHC Act, the Federal Reserve is required to consider the following:
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competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the bank merger’s anticompetitive effects or restraints on trade;

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banking and community factors, which include an evaluation of:

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the financial condition and managerial resources of Bar Harbor and its subsidiaries and of Guaranty and Woodsville Guaranty Savings Bank;

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the convenience and needs of the communities to be served;

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the extent to which the merger would result in greater or more concentrated risks to the stability of the United States banking or financial system; and

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the effectiveness of Guaranty and Bar Harbor in combating money laundering activities.

FDIC.   The merger of Woodsville Guaranty Savings Bank with and into Bar Harbor Bank & Trust is subject to the prior approval of the FDIC under the Bank Merger Act of 1960, as amended, which we refer to as the Bank Merger Act. In reviewing an application under the Bank Merger Act, the FDIC is required to consider the following:
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competitive factors, such as whether the bank merger will result in a monopoly or whether the benefits of the bank merger to the public in meeting the needs and convenience of the community clearly outweigh the bank merger’s anticompetitive effects or restraints on trade; and

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banking and community factors, which include an evaluation of:

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the financial and managerial resources of Bar Harbor Bank & Trust, including its subsidiaries, and of Woodsville Guaranty Savings Bank, and the effect of the proposed transaction on these resources;

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management expertise;

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internal control and risk management systems;

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the capital of Woodsville Guaranty Savings Bank;

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the convenience and needs of the communities to be served; and

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the effectiveness of Woodsville Guaranty Savings Bank and Bar Harbor Bank & Trust in combating money laundering activities.

The application process includes publication and opportunity for comment by the public. The FDIC is required to consider any properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act.
Department of Justice.   Mergers approved by the FDIC under the Bank Merger Act or by the Federal Reserve under the BHC Act, with certain exceptions, may not be consummated until 30 days after the date of approval, during which time the U.S. Department of Justice may challenge such merger on antitrust grounds and may require the divestiture of certain assets and liabilities. With approval of the FDIC or the Federal Reserve, as applicable, and the Department of Justice, that waiting period may be, and customarily is, reduced to no less than 15 days. In September 2024, the Department of Justice withdrew from its 1995 merger guidelines under which the Department of Justice primary relied on deposit concentrations within a particular geographic region in determining the competitive effects of a merger, and emphasized that its 2023 guidelines (including a 2024 Banking Addendum to the 2023 guidelines), which apply a more expansive analysis based on the facts and circumstances of each merger, would apply to bank mergers. Although Bar Harbor and Guaranty do not know of any reason why the Department of Justice would challenge the merger, including under the 2023 guidelines, there can be no assurance that the Department of Justice will not challenge the merger or the bank merger or, if such a challenge is made, that the result of that challenge will be favorable to the parties. The commencement of an antitrust action would stay the effectiveness of the FDIC’s and Federal Reserve’s approval, unless a court specifically orders otherwise.
Maine Bureau of Financial Institutions.   The merger of Woodsville Guaranty Savings Bank with and into Bar Harbor Bank & Trust is subject to the prior approval of the Maine Bureau of Financial Institutions under the Maine Banking Code, as amended. In reviewing an application under the relevant provisions of the Maine Banking Code, the Bureau of Financial Institutions is required to consider the following: (i) the public convenience and advantage of the merger; (ii) the character, ability and overall sufficiency of management; (iii) the adequacy of capital and financial resources of the parties to the merger and the combined institution; (iv) the competitive abilities and future prospects of the combined institution; (v) the convenience and needs of the communities served by the parties to the merger; and (vi) the competitive effects of the transaction.
New Hampshire Department of Banking   The merger of Woodsville Guaranty Savings Bank with and into Bar Harbor Bank & Trust is subject to the prior approval of the New Hampshire Department of Banking.
Bar Harbor and Guaranty have filed or will file all required applications or waiver requests to obtain the regulatory approvals (or a waiver thereof) necessary to consummate the merger and the bank merger. Although Bar Harbor and Guaranty know of no reason why the approval of any of the applications would be denied or unduly delayed, they cannot predict whether the required regulatory approvals will be obtained, when they will be received or whether such approvals will be subject to any conditions.
The approval of a merger application by a regulatory authority only means that the regulatory criteria for approval have been satisfied. The process of obtaining regulatory approval does not include a review of the adequacy of the merger consideration. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

ACCOUNTING TREATMENT OF THE MERGER
For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Guaranty as of the effective time will be recorded at their respective fair values and added to those of Bar Harbor. Any excess of purchase consideration over the fair values is recorded as goodwill. Consolidated financial statements of Bar Harbor issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical consolidated financial position or results of operations of Guaranty.
PUBLIC TRADING MARKETS
Bar Harbor common stock is listed on NYSE American under the symbol “BHB.” The Bar Harbor common stock issuable in the merger will be listed on NYSE American. There is no established public trading market for shares of Guaranty common stock and no broker makes a market in Guaranty common stock.
EXCHANGE OF SHARES IN THE MERGER
Bar Harbor has engaged Broadridge Financial Solutions, Inc. to act as its exchange agent to handle the exchange of Guaranty common stock for the merger consideration. Within five business days after the effective time, the exchange agent will send to each holder of record of Guaranty common stock a letter of transmittal for use in the exchange with instructions explaining how to surrender Guaranty common stock certificates and/or book entry shares to the exchange agent. Holders of Guaranty common stock who cannot locate their stock certificates should follow the instructions set forth in the letter of transmittal for lost or stolen stock certificates. As soon as reasonably practicable after its receipt of properly completed and signed letters of transmittal and accompanying Guaranty stock certificates, if any, Bar Harbor’s exchange agent will issue shares of Bar Harbor common stock representing the merger consideration, together with cash in lieu of any fractional shares. No interest will be paid on any cash payment. Until the certificates representing Guaranty common stock are surrendered for exchange, holders of such certificates will not receive the merger consideration or dividends or distributions on the shares of Bar Harbor common stock into which such shares of Guaranty common stock have been converted. When the certificates are surrendered to Bar Harbor’s exchange agent, any unpaid dividends or other distribution will be paid without interest. In no event will Bar Harbor, the exchange agent, or any other person be liable to any former holder of shares of Guaranty common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
Holders of Guaranty common stock should follow the instructions in the letter of transmittal for sending their stock certificates to the exchange agent.
DISSENTERS’ RIGHTS
Under the NHBCA, shareholders may, under certain circumstances, exercise appraisal rights in the event of certain limited corporate actions and obtain payment for the fair value of their shares. For example, subject to certain exceptions, appraisal rights are available under New Hampshire law to any shareholder of a constituent corporation in the event of a merger if such shareholder is entitled to vote upon the merger or if the corporation is a subsidiary that is merged with its parent. Neither Guaranty’s articles of incorporation nor Guaranty’s bylaws grant any appraisal rights in addition to the statutorily prescribed rights.
Shareholders who desire to exercise their appraisal rights must satisfy all of the conditions and requirements set forth in the NHBCA in order to maintain these rights and obtain any payment due in respect of the exercise of these rights.
Pursuant to Sections 13.01 et seq. of Chapter 293-A of the NHBCA, in the event that the merger is consummated, any holder of shares of Guaranty common stock who objects to the merger is entitled to dissent from the merger and to have the fair value of such shares, which we refer to as dissenting shares, as determined by Guaranty, or if necessary, judicially determined, paid to him or her, by complying with the provisions of Sections 13.01 et seq. of the NHBCA. Failure to take any steps set forth in Sections 13.01 et seq. in connection with the exercise of such rights may result in termination or waiver thereof.
The following is a summary of the statutory procedures required to be followed by a holder of dissenting shares, or a dissenting shareholder, in order to exercise his or her rights under the NHBCA. This summary, however, is not a complete statement of all applicable requirements but contains substantially all material information regarding the exercise of appraisal rights under Sections 293-A:13.01 et seq. of the NHBCA, the text of which is attached as Appendix C to this proxy statement/prospectus. Additionally, the following summary does not constitute any legal or other advice, nor does it constitute a recommendation that Guaranty shareholders exercise their appraisal rights under Section 293-A; 13.01 et seq. If a shareholder elects to exercise appraisal rights with respect to the merger, such shareholder must (i) deliver to Guaranty prior to the vote on the merger at the special meeting a written notice of intention to demand payment for his or her shares if the merger is effected and (ii) not vote in favor of the merger. The written notice required to be delivered to Guaranty by a dissenting shareholder is in addition to and separate from any proxy or vote against the merger. Neither voting against nor failure to vote for the merger will constitute the written notice required to be filed by a dissenting shareholder. Failure to vote against the merger, however, will not constitute a waiver of rights under Section 293-A:13.01 et seq. of the NHBCA provided that a written notice has been properly filed. A signed proxy that is returned but which does not contain any instructions as to how it should be voted will be voted in favor of approval of the merger and will be deemed a waiver of appraisal rights.
Subject to the foregoing, a beneficial shareholder may assert appraisal rights as to shares held on his or her behalf only if (i) he or she submits to Guaranty the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts appraisal rights and (ii) he or she does so with respect to all shares of Guaranty common stock of which he or she is the beneficial owner or over which he or she has the power to direct the vote. A record holder of shares of Guaranty common stock may dissent on behalf of any beneficial owner with respect to all but not less than all the shares of such beneficial owner if the record holder notifies Guaranty in writing of the name and address of each such person on whose behalf he or she asserts appraisal rights. All notices of intention to demand payment should be addressed to Josephine Iannelli, Chief Financial Officer, P.O. Box 400, 82 Main Street Bar Harbor, Maine 04609-0400.
If the merger is approved, Guaranty is obligated to give written notice to each dissenting shareholder who timely filed a notice of intention to demand payment and who did not vote in favor of approval of the merger no later than ten days after the approval of the merger by the shareholders of Guaranty. The notice must be accompanied by a copy of Section 293-A:13.01 et seq. and must (i) state where a demand for payment must be sent and where and when certificates for dissenting shares must be deposited in order to obtain payment, (ii) inform holders of Guaranty’s estimate of the fair value of the shares, (iii) be accompanied by a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed merger (i.e., September 10, 2024) and requires that the person asserting appraisal rights certify whether or not he or she acquired beneficial ownership of the shares before that date and that such dissenting shareholder did not vote for the merger, (iv) set a date by which Guaranty shall receive the payment demand, which date shall not be less than 40 days nor more than 60 days after the date the notice is delivered, and state that the dissenting shareholder shall have waived the right to demand appraisal unless the form is received by such date, (v) state that Guaranty will provide to any requesting dissenting shareholder, within ten days after the deadline to submit the form, the number of dissenting shareholders and the total number of shares owned by them, and (vi) the date by which the notice to withdraw appraisal rights must be received, which must be within 20 days of the deadline to submit the form. The dissenting shareholder must demand payment, certify whether he or she acquired ownership of such shares prior to September 10, 2024, and deposit the certificates in accordance with the terms of the notice. A dissenting shareholder who fails to demand payment or deposit certificates for dissenting shares, as required, shall have no right under Section 293-A:13.01 et seq. to receive payment for the dissenting shares.
Unless the merger has been effected and Guaranty has made the payment required below within 30 days after the date for demanding payment and depositing certificates for dissenting shares, Guaranty shall return any certificates for dissenting shares so deposited. If such dissenting share has been returned by Guaranty, then Guaranty may at a later time send a new notice conforming to the requirements herein described.

As soon as the merger has been consummated, or upon receipt of demand for payment, if the merger has already been consummated, Guaranty shall pay to each dissenting shareholder who has made proper demand and deposited his or her certificates the amount which Guaranty estimates to be the fair value of his or her dissenting shares, with accrued interest, if any, accompanied by (i) Guaranty’s annual financial statements of a fiscal year ending not more than 16 months before the date of payment, (ii) a statement of Guaranty’s estimate of the fair value of the shares and (iii) a statement of the dissenting shareholder’s right to demand supplemental payment pursuant to Section 293-A:13.26 if the shareholder is dissatisfied with Guaranty’s offer, as well as a copy of Section 293-A:13.01 et seq. Guaranty may withhold payment from any dissenting shareholder acquiring beneficial ownership of Guaranty common stock subsequent to March 11, 2025, the date on which announcement of the merger was first made. For such shares of Guaranty common stock acquired after March 11, 2025, Guaranty, upon consummation of the merger, shall estimate the fair value of such shares, plus accrued interest, if any, and pay such estimated amount to each holder of such shares who agrees to accept such payment in full satisfaction of his or her demand. With each such offer of payment, Guaranty shall send (i) Guaranty’s annual financial statements of a fiscal year ending not more than 16 months before the date of payment, (ii) its estimate of the fair value of such shares of Guaranty common stock, an explanation of how the interest was calculated, (iii) that the dissenting shareholder may accept Guaranty’s estimate of fair value plus interest in full satisfaction of their appraisal right, (iv) that such dissenting shareholders should notify Guaranty of their acceptance of Guaranty’s offer within 30 days after receiving the offer, and (v) that such dissenting shareholders who do not satisfy the requirements for demanding appraisal shall be deemed to have accepted Guaranty’s offer.
Fair value of dissenting shares means the value immediately before the effective date of the merger, using customary and current valuation concepts generally employed for similar businesses, without discounting for lack of marketability or minority status.
If such dissenting shareholder believes the amount paid or offered to be paid, as the case may be, to be less than fair value (or that the interest, if any, is not correct), such dissenting shareholder may send Guaranty his or her own estimate of fair value (and interest, if any) and demand payment of the deficiency, or reject Guaranty’s offer and demand payment of the fair value (and interest, if any). If the dissenting shareholder does not notify Guaranty of his or her payment demand within 30 days after Guaranty has made payment or offered payment, as the case may be, such shareholder shall be entitled to no more than the amount remitted.
Within 60 days after a demand for payment of the deficiency, if it remains unsettled, Guaranty (or its successor, as applicable) shall file a petition with the court of its choosing in New Hampshire, or the court, requesting determination of the fair value of the dissenting shares and accrued interest. All dissenting shareholders whose demands have not been settled shall be parties to such action and shall be served a copy of the petition. The court shall determine the fair value of the dissenting shares and each dissenting shareholder shall be entitled to judgment for the amount by which the amount previously remitted by Guaranty is exceeded by the court’s determination of fair value, if any. If Guaranty does not file a petition, each dissenting shareholder who has made a demand and who has not settled his or her claim shall be entitled to receive the amount demanded with interest and may sue to enforce his or her claim in an appropriate court.
Costs of an appraisal proceeding, including costs and expenses of appraisers appointed by the Court, shall be determined by the court and assessed against Guaranty, except that the court may assess any part of such costs and expenses to all or some of the dissenting shareholders who are parties and whose action the court finds to be arbitrary, vexatious or not in good faith in demanding payment under Section 293-A:13.01 et seq. Fees and expenses of counsel and experts for the respective parties may be assessed against (i) Guaranty if the court finds it failed to comply substantially with the requirements of Section 293-A: 13.01 et seq. or (ii) either Guaranty or a dissenting shareholder if the court finds that the party acted arbitrarily, vexatiously or not in good faith with respect to its appraisal rights. The court may award reasonable attorney fees to be paid out of the amounts awarded to the dissenting shareholders if the court finds that the services of counsel for any dissenting shareholder have been of substantial benefit to other dissenting shareholders similarly situated and that such attorney fees should not be assessed against Guaranty.
In view of the complexity of Section 293-A:13.01 et seq. of the NHBCA, Guaranty shareholders who may wish to pursue appraisal rights should consult their legal counsel and financial advisors.

DESCRIPTION OF THE MERGER AGREEMENT
The following is a summary of selected provisions of the merger agreement. Although Bar Harbor and Guaranty believe this description covers the material terms of the merger agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety into, and a copy of which is attached as Appendix A to, this proxy statement/prospectus. The parties urge you to read the merger agreement in its entirety.
EXPLANATORY NOTE
The merger agreement and the summary of its terms in this proxy statement/prospectus have been included only to provide you with information about the terms and conditions of the merger agreement. The representations, warranties and covenants contained in the merger agreement are made by Bar Harbor and Guaranty only for purposes of the merger agreement and as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by Bar Harbor and Guaranty in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk between the parties to the merger agreement rather than to establish matters as facts. Shareholders are not third-party beneficiaries under the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement or other public disclosures made by Bar Harbor or Guaranty. The representations and warranties contained in the merger agreement do not survive the effective time. Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information may not be fully reflected in public disclosures of Bar Harbor or Guaranty.
For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Bar Harbor or Guaranty or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.” Bar Harbor will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.
THE MERGER
Upon the terms and subject to the conditions of the merger agreement, Guaranty will merge with and into Bar Harbor, with Bar Harbor continuing as the surviving corporation. Immediately following the completion of the merger, Woodsville Guaranty Savings Bank will merge with and into Bar Harbor Bank & Trust, with Bar Harbor Bank & Trust as the resulting bank. The separate existence of Guaranty and Woodsville Guaranty Savings Bank will cease, with all their rights, privileges, immunities, power and franchises.
EFFECTS OF THE MERGER
As a result of the merger, the shares of Guaranty common stock will no longer be outstanding and will automatically be cancelled and retired and cease to exist. Guaranty shareholders will only participate in Bar Harbor’s future earnings and potential growth through their ownership of Bar Harbor common stock. All of the other incidents of direct ownership of shares of Guaranty common stock, such as the right to vote on certain decisions with respect to Guaranty, to elect directors to the Guaranty board and to receive dividends and distributions from Guaranty, will be extinguished upon completion of the merger. All of the property, rights, privileges and powers of Woodsville Guaranty Savings Bank will vest in Bar Harbor Bank & Trust, and all obligations, liabilities, debts, restrictions, disabilities and duties of Woodsville Guaranty Savings Bank will become the obligations, liabilities, debts, restrictions, disabilities and duties of Bar Harbor Bank & Trust.
CLOSING AND EFFECTIVE TIME OF THE MERGER
The merger agreement provides that the merger will be consummated no later than five business days after the satisfaction or waiver of all the closing conditions, except for those conditions that by their nature are to be satisfied at the closing (but subject to the fulfillment or waiver of those conditions), including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods, unless extended by mutual written agreement of Bar Harbor and Guaranty. The merger will become effective at the time set forth in the articles of merger that are executed, acknowledged and filed with the Secretary of State of the State of Maine as provided in Section 1106 of the MBCA. Subject to the satisfaction or waiver of the closing conditions, the parties are seeking to consummate the merger no later than the third quarter of 2025. However, it is possible that factors outside the control of Bar Harbor and Guaranty could result in the merger being completed at a later time or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger.
If the merger is not completed by the outside date, the merger agreement may be terminated by either Bar Harbor or Guaranty, provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of, or materially contributed to, the failure of the merger to be completed before such date.
For a description of the transaction structure and merger consideration, please see the section entitled “The Merger — Terms of the Merger.”
BAR HARBOR’S GOVERNING DOCUMENTS, DIRECTORS AND OFFICERS FOLLOWING THE CLOSING
Governing Documents
Bar Harbor’s articles of incorporation and bylaws will be the articles of incorporation and bylaws of the surviving corporation as they exist immediately before the effective time, in each case until thereafter changed or amended as provided therein or by applicable law.
Directors and Officers
The directors and officers of Bar Harbor immediately prior to the effective time will be the directors and officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified. In addition, Bar Harbor and Bar Harbor Bank & Trust will each expand their respective boards by one member and the resulting vacancy will be filled by James E. Graham, the President and Chief Executive Officer of Guaranty and Woodsville Guaranty Savings Bank.
MERGER CONSIDERATION
Conversion of Guaranty Common Stock
At the effective time, each share of Guaranty common stock outstanding immediately prior to the effective time, other than shares, if any, as to which dissenting rights have been properly exercised and perfected, will be converted into the right to receive the merger consideration consisting of 1.85 shares of Bar Harbor common stock.
Cancellation of Excluded Shares
At the effective time, all shares of Guaranty common stock held by Guaranty in treasury and all shares of Guaranty common stock that are held by Guaranty, Bar Harbor or any of their respective subsidiaries (other than in a fiduciary capacity), which we refer to collectively as the excluded shares, will automatically be cancelled and retired and will cease to exist, and no consideration will be issued in exchange therefor.

Dissenting Shares
To the extent dissenters’ rights under Section 293-A:13 of the NHBCA are applicable to the merger and a holder of Guaranty common stock has perfected its rights to dissent, no such dissenting shares will be converted into or represent a right to receive the consideration for such shares set forth in merger agreement. Instead, holders of such dissenting shares will be entitled only to the rights granted under Section 293-A:13 of the NHBCA. If a holder of dissenting shares thereafter effectively withdraws or loses such dissenters’ rights with respect to such shares then, as of the occurrence of such withdrawal or loss, each such share will be deemed as of the effective time to have been converted into and represent only the right to receive the consideration for such shares set forth in the merger agreement.
For more information regarding dissenters’ rights, please see the section entitled “The Merger — Dissenters’ Rights.”
Rights as Shareholders of Guaranty
At the effective time, holders of shares of Guaranty common stock will cease to be, and will have no rights as, shareholders of Guaranty other than to receive the merger consideration and any dividends or distributions to which they are entitled under the merger agreement.
EXCHANGE PROCEDURES
Bar Harbor has engaged Broadridge Financial Solutions, Inc. to act as its exchange agent to handle the exchange of Guaranty common stock for the merger consideration. Within five business days after the effective time, the exchange agent will send to each holder of record of Guaranty common stock a letter of transmittal for use in the exchange with instructions explaining how to surrender Guaranty common stock certificates and/or book entry shares to the exchange agent. Holders of Guaranty common stock who cannot locate their stock certificates should follow the instructions set forth in the letter of transmittal for lost or stolen stock certificates.
As soon as reasonably practicable after its receipt of properly completed and signed letters of transmittal and accompanying Guaranty stock certificates, if any, Bar Harbor’s exchange agent will issue shares of Bar Harbor common stock representing the merger consideration, together with cash in lieu of any fractional shares. No interest will be paid on any cash payment. Until the certificates representing Guaranty common stock are surrendered for exchange, holders of such certificates will not receive the merger consideration or dividends or distributions on the shares of Bar Harbor common stock into which such shares of Guaranty common stock have been converted. When the certificates are surrendered to Bar Harbor’s exchange agent, any unpaid dividends or other distribution will be paid without interest. In no event will Bar Harbor, the exchange agent, or any other person be liable to any former holder of shares of Guaranty common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
Holders of Guaranty common stock should follow the instructions in the letter of transmittal for sending their stock certificates to the exchange agent.
Distributions with Respect to Unexchanged Shares
All shares of Bar Harbor common stock to be issued pursuant to the merger will be deemed issued and outstanding as of the effective time and if a dividend or other distribution is declared by Bar Harbor in respect of the Bar Harbor common stock, the record date for which is at or after the effective time, that declaration will include dividends or other distributions in respect of all shares issuable pursuant to the merger agreement. No dividends or other distributions in respect of Bar Harbor common stock will be paid to any holder of any unsurrendered certificate or book-entry shares representing shares of Guaranty common stock until such certificate (or affidavit of loss in lieu thereof) or book-entry shares are surrendered for exchange in accordance with the merger agreement. Subject to applicable laws, following surrender of any such certificate (or affidavit of loss in lieu thereof) or book-entry shares, there will be issued and/or paid to the holder of a certificate or evidence of shares in book-entry form, as applicable, representing whole shares of Bar Harbor common stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the effective time theretofore payable with respect to such whole shares of Bar Harbor common stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Bar Harbor common stock with a record date after the effective time but with a payment date subsequent to surrender.
Fractional Shares of Bar Harbor Common Stock
No fractional shares of Bar Harbor common stock will be issued to any shareholder of Guaranty upon completion of the merger. For each fractional share of Bar Harbor common stock that would otherwise be issued, Bar Harbor will pay cash in an amount equal to the fraction of a share (rounded to the nearest cent) of Bar Harbor common stock which the holder would otherwise be entitled to receive multiplied by an average stock price as described in the merger agreement. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.
REPRESENTATIONS AND WARRANTIES
The merger agreement contains representations and warranties on the part of Guaranty as to, among other things:
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organization, standing and authority;

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Guaranty securities;

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subsidiaries and equity holdings;

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corporate power and authority;

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consents and approvals;

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no defaults;

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takeover laws and provisions;

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absence of certain changes or events since December 31, 2024;

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availability, accuracy and compliance with GAAP of financial reports and filings with regulatory authorities;

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regulatory matters;

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absence of litigation;

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compliance with laws;

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insurance;

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proper and accurate maintenance of books and records;

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tax matters;

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environmental matters;

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labor matters;

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benefit arrangements;

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property;

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intellectual property;

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material contracts; and

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loans.

The merger agreement also contains representations and warranties on the part of Bar Harbor as to, among other things:
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organization, standing and authority;

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Bar Harbor securities;

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corporate power and authority;

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absence of certain changes or events since December 31, 2024;

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availability, accuracy and compliance with GAAP of financial reports and filings with regulatory authorities;

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regulatory matters;

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absence of litigation;

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compliance with laws; and

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insurance.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to Bar Harbor or Guaranty, as the case may be, means any effect, circumstance, occurrence or change that (i) is, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Bar Harbor or Guaranty and its subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Bar Harbor or Guaranty from performing its obligations under this Agreement or consummating the transactions. The following is excluded from the definition of “materially adverse effect”:
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any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Bar Harbor or Guaranty taken as a whole;

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changes in GAAP or regulatory accounting requirements applicable to banking organizations generally;

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actions and omissions of Bar Harbor or Guaranty taken with the prior written consent of the other party in furtherance of the transactions contemplated by the merger agreement or otherwise permitted to be taken by the other party under the merger agreement;

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any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by the merger agreement;

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natural disasters or other force majeure events or any epidemic, pandemic or disease outbreak (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Bar Harbor or Guaranty taken as a whole);

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changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States;

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any failure by Bar Harbor or Guaranty to meet any internal projections or forecasts or estimates of revenues or earnings for any period; or

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changes in the trading price or trading volume of Bar Harbor common stock.

The representations and warranties in the merger agreement do not survive the effective time and, as described below under the section entitled “— Termination of the Merger Agreement,” if the merger agreement is validly terminated, there will be no liability or damages arising under the representations and warranties of Bar Harbor or Guaranty, or otherwise under the merger agreement, unless Bar Harbor or Guaranty willfully breached the merger agreement.

CONDUCT OF BUSINESS PRIOR TO THE COMPLETION OF THE MERGER
Conduct of Business of Guaranty.   Under the merger agreement, Guaranty has agreed to certain operating limitations on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, Guaranty and its subsidiaries are required to conduct their business in the ordinary and usual course of business consistent with past practice, use reasonable best efforts to maintain and preserve intact their business organization and business relationships, and to refrain from taking any action that would reasonably be expected to (i) adversely affect the receipt of the necessary regulatory approvals or the approval of the merger by Guaranty’s shareholders or (ii) adversely affect Guaranty’s ability to perform any of its material obligations under the merger agreement.
The following is a summary of the more significant operating limitations imposed upon Guaranty, subject to certain exceptions set forth in the merger agreement and disclosure schedules. Guaranty generally may not (and neither it nor its subsidiaries may agree to take, make any commitment to take or adopt any resolutions in support of any action to) take certain actions, including but not limited to the following, without Bar Harbor’s prior written consent:
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issue or permit to become outstanding additional shares of Guaranty capital stock;

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make, declare, or pay any dividend or distribution with respect to Guaranty capital stock, except for (i) dividends paid by Guaranty’s wholly owned subsidiaries and (ii) regular quarterly cash dividends on Guaranty’s common stock no greater than $0.29 per share with record and payment dates consistent with past practice;

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enter into any new material line of business or materially change its material lending, investment, underwriting, risk, asset liability management or other material banking and operating policies except as required by applicable law, regulation or policies imposed by any governmental authority;

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sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, other than in the ordinary course of business consistent with past practice;

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make, renegotiate, renew, increase, extend the term of, modify or purchase any loan, loan commitment, letter of credit or other extension of credit, (i) that would require an exception to Guaranty’s formal loan policy as in effect as of the date of the merger agreement or that is not in strict compliance with the provisions of such loan policy, except for policy exceptions taken in the normal course for similarly-sized loans, (ii) other than incident to a reasonable loan restructuring, to any person or any director or officer of, or any owner of a material interest in, such person if such person or such affiliate is the obligor under any indebtedness to Guaranty or any of its subsidiaries that constitutes a nonperforming loan or against any part of such indebtedness Guaranty or any of its subsidiaries has established loss reserves or any part of which has been charged-off by Guaranty or any of its subsidiaries, (iii) other than in the ordinary course of business consistent with past practice if, as a result of such action, the total commitment to the borrower and the borrower’s affiliates would exceed $2,500,000 (other than increases of pass grade relationships by up to 10% of the aggregate outstanding amount); or (iv) except for loans made in accordance with Regulation O of the Federal Reserve Board, make or increase any loan, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Guaranty, or any entity controlled, directly or indirectly, by any of the foregoing;

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enter into, terminate, or materially amend or modify, any material contract;

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enter into or amend any employment agreement, severance agreement, retention agreement, change in control or similar agreement or arrangement;

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hire or terminate, other than for cause or as required by law, any officer, member of senior management or other key employee, or appoint any new officer and director;

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enter into, establish, adopt, amend or terminate any employee benefit plan, except as may be required by applicable law or to satisfy certain previously disclosed contractual obligations existing as of the date of the merger agreement;

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grant any salary or wage increase, increase any employee benefit or make any incentive or bonus payments, except for normal increases in compensation in the ordinary course of business consistent with past practice that generally do not exceed 5% on an individual basis (other than promotions made in the ordinary course, for which increases in base compensation may not exceed 10%);
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amend Guaranty’s articles of incorporation or bylaws;

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make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $50,000 in the aggregate;

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incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, Federal Home Loan Bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), prepay any indebtedness or other similar arrangements so as to cause Guaranty to incur any prepayment penalty thereunder, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;

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materially restructure or change its investment securities portfolio, or the manner in which the portfolio is classified, except as may be required by GAAP or applicable law, or purchase any security rated below investment grade;

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enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Guaranty or any of its subsidiaries is a party, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect; or

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fail to maintain in effect any insurance policy, in each case on substantially the same terms as currently in effect; and issue or renew any policy, binder, slip or other contract of insurance or assumed reinsurance except to the extent required by the prior clause or applicable law.

CERTAIN COVENANTS OF THE PARTIES
In addition to the operating limitations noted above, the merger agreement contains certain other covenants and agreements, including, among other things, the following:
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Guaranty agreed to use reasonable best efforts to solicit shareholder approval in favor of the merger;

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Bar Harbor and Guaranty agreed to cooperate to prepare and file a registration statement on Form S-4;

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Bar Harbor and Guaranty agreed to use reasonable best efforts to promptly effect all filings necessary to receive required regulatory approvals; and

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Guaranty agreed to consummate, in accordance with its terms and conditions, the Member Dissociation, Joint Venture Withdrawal and Release Agreement, dated as of March 7, 2025, by and among Guaranty, Community National Bank, National Bank of Middlebury and Community Financial Services Partners, LLC, which we refer to as the “joint venture dissociation agreement.”

SHAREHOLDER APPROVAL
Guaranty has agreed to convene a meeting of its shareholders as soon as practicable to consider and vote upon the approval of the merger. Subject to certain limited exceptions, the Guaranty board will recommend to Guaranty shareholders that they approve the merger. Unless the merger agreement is terminated in accordance with its terms, Guaranty will convene such meeting regardless of whether or not (i) the Guaranty board has changed its recommendation that Guaranty shareholders approve the merger or (ii) an acquisition proposal from a third party has been made (discussed in more detail below).
EMPLOYEE MATTERS
Pursuant to the terms of the merger agreement, for a period of 12 months following the effective time, Bar Harbor will provide, or cause to be provided, to each of the current employees of Guaranty and its subsidiaries as of immediately prior to the effective time who continue employment with Bar Harbor or any of its subsidiaries following the effective time, whom we refer as the continuing employees, with employee benefits that are at least comparable in the aggregate to those maintained by Bar Harbor for similarly-situated employees of Bar Harbor. Furthermore, for a period of 12 months following the effective time, Bar Harbor has agreed to honor certain specified severance guidelines in connection with the termination of employment of any Guaranty employee, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, whose employment is terminated involuntarily.
The merger agreement further provides that continuing employees will receive credit for their years of service with Guaranty for purposes of eligibility to participate and vesting under any Bar Harbor employee benefit plans that such continuing employees may be eligible to participate in after the closing to the same extent recognized by Guaranty immediately prior to the closing.
Under the merger agreement, Guaranty has agreed that, unless otherwise directed by Bar Harbor prior to the effective time, Guaranty will, effective as of at least one day prior to the effective time of the merger, terminate Guaranty’s 401(k) plan and any other plan that is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by Guaranty or any of its affiliates and take all actions necessary to ensure that no further contributions will be made to any such plan.
INDEMNIFICATION AND DIRECTORS’ AND OFFICERS’ INSURANCE
Pursuant to the terms of the merger agreement, Guaranty has agreed to purchase and Bar Harbor has agreed to maintain, for six years following the effective time, insurance coverage under the current policy of directors’ and officers’ liability insurance maintained by Guaranty for actions or omissions occurring at or prior to the effective time; provided, however that if the aggregate premiums for such coverage exceed 300% of the premiums Guaranty paid for its current directors’ and officers’ insurance policy, Guaranty will only be required to obtain and Bar Harbor will only maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a total cost equal to such 300% amount. Following the effective time, to the extent permitted by applicable law, Bar Harbor has agreed to indemnify, hold harmless, and advance expenses to the current and former directors, officers and employees of Guaranty and its subsidiaries for actions taken by them in their position as a director, officer or employee of Guaranty prior to the effective time.
ACQUISITION PROPOSALS
Except as described below, Guaranty has agreed in the merger agreement that it will not, and will instruct and use its reasonable best efforts to cause its subsidiaries and affiliates not to, initiate, solicit, induce or knowingly encourage or facilitate in any way inquiries or proposals with respect to an acquisition proposal, or engage in any negotiations concerning, or provide any confidential nonpublic information to, or have any discussions with, any person relating to an acquisition proposal. Guaranty also agreed to cease immediately and cause to be immediately terminated any activities, discussions and negotiations with any person (other than Bar Harbor) with respect to any acquisition proposal.
Notwithstanding the foregoing limitations, if Guaranty receives an unsolicited bona fide written acquisition proposal, and the Guaranty board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the acquisition proposal constitutes a superior proposal or is reasonably expected to lead to a superior proposal, and if the Guaranty board concludes in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor, that failing to take such actions would result in a violation of its fiduciary duties, then Guaranty may (i) furnish information with respect to it to such person making such acquisition proposal pursuant to a confidentiality agreement with terms no less favorable to it then the terms contained in the confidentiality agreement between Guaranty and Bar Harbor; and (ii) participate in discussions or negotiations regarding such acquisition proposal. Upon receipt of any acquisition proposal, Guaranty must provide Bar Harbor prompt notice thereof.
Notwithstanding any determination of the Guaranty board that an acquisition proposal constitutes a superior proposal, Guaranty is required to submit the merger agreement to the Guaranty shareholders for approval at the special meeting; provided that if certain conditions are met, the Guaranty board may submit the merger agreement to the Guaranty shareholders for approval without the recommendation of the

Guaranty board and the Guaranty board may communicate the basis for its lack of a recommendation to the Guaranty shareholders in an appropriate amendment or supplement to this proxy statement/prospectus to the extent required by applicable law. Further, neither Guaranty nor the Guaranty board will recommend to the Guaranty shareholders or submit to the vote of the Guaranty shareholders any acquisition proposal other than the merger.
Under the merger agreement, “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Bar Harbor), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to one or more of the following transactions: (i) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Guaranty or any of its subsidiaries; (ii) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Guaranty or any of its subsidiaries representing, in the aggregate, 15% or more of the assets of Guaranty and its subsidiaries on a consolidated basis; (iii) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of Guaranty or any of its subsidiaries; (iv) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of Guaranty or any of its subsidiaries; or (v) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
Under the merger agreement, “superior proposal” means a bona fide written acquisition proposal containing terms that the Guaranty board determines in good faith to be more favorable to Guaranty shareholders from a financial point of view than the merger and the transactions contemplated thereby, (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Guaranty common stock or all, or substantially all, of the assets of Guaranty and its subsidiaries; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Guaranty common stock that is more favorable, from a financial point of view, than the consideration to be paid to the Guaranty shareholders pursuant to merger and (B) is, in light of the other terms of such proposal, more favorable to Guaranty shareholders than the merger and the transactions contemplated by the merger agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.
CONDITIONS TO CONSUMMATION OF THE MERGER
The respective obligation of each party to consummate the merger is subject to the fulfilment or written waiver at or prior to the closing of each of the following conditions:
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approval of the merger proposal by Guaranty shareholders;

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the receipt of regulatory approvals and the expiration of any applicable waiting periods;

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no regulatory approval shall impose a term, condition or restriction on Bar Harbor or its subsidiaries that Bar Harbor reasonably determines is a “burdensome condition;”

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the shares of Bar Harbor common stock to be issued in the merger having been approved for listing on the NYSE American, subject to official notice of issuance;

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the registration statement, of which this proxy statement/prospectus is a part, concerning the Bar Harbor common stock issuable pursuant to the merger agreement having been declared effective by the SEC, and continuing to be effective as of the effective time; and

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no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement.

Under the merger agreement, a “burdensome condition” is any prohibition, limitation, condition or other requirement which would (i) prohibit or materially limit the ownership or operation by Guaranty, or by Bar Harbor or any of its subsidiaries, of all or any material portion of the business or assets of Guaranty or Bar Harbor or any of its subsidiaries, (ii) compel Bar Harbor or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Guaranty or Bar Harbor or any of its subsidiaries, or (iii) compel Bar Harbor or any of its subsidiaries to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in (i) – (iii) would have a material adverse effect on the future operation by Bar Harbor and its subsidiaries of their business, taken as a whole (including, after the effective time, Guaranty).
Guaranty’s obligation to consummate the merger is also subject to the fulfillment or written waiver of each of the following conditions:
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the accuracy of representations and warranties of Bar Harbor in the merger agreement, subject to certain materiality standards; and

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receipt by Guaranty of an opinion of its counsel, in form and substance reasonably acceptable to Guaranty, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions described in such opinion, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Bar Harbor’s obligation to consummate the merger is also subject to the fulfilment or written waiver of each of the following conditions:
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the accuracy of representations and warranties of Guaranty in the merger agreement, subject to certain materiality standards; and

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receipt by Bar Harbor of an opinion of its counsel, in form and substance reasonably acceptable to Bar Harbor, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions described in such opinion, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

TERMINATION OF THE MERGER AGREEMENT
Bar Harbor and Guaranty may mutually agree in writing to terminate the merger agreement at any time prior to the effective time. Subject to certain conditions described in the merger agreement, either Bar Harbor or Guaranty may also terminate the merger agreement if:
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Guaranty shareholders do not approve the merger agreement by the conclusion of the special meeting (including any adjournment or postponement thereof);

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any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement and such denial has become final and non-appealable;

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a party breaches any representation, warranty, covenant or other agreement contained in the merger agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or the outside date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement); or

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the merger is not completed by the outside date, provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of, or materially contributed to, the failure of the merger to be completed before such date.

Guaranty may elect to terminate the merger agreement to enter into a definitive agreement to effect a superior proposal in accordance with the terms of the merger agreement. In addition, the Guaranty board may also elect to terminate the merger agreement if each of the following conditions is satisfied:
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the average daily closing price per share of Bar Harbor common stock for the ten consecutive trading days prior to the date that is the later of the date on which all regulatory approvals have been received or the date on which Guaranty shareholders approve the merger (the “Final Bar Harbor Market Value”) is less than 80% of the average daily closing price per share of Bar Harbor common stock for the ten consecutive trading days prior to March 11, 2025 (the “Initial Bar Harbor Market Value”); and

•
the ratio of the Final Bar Harbor Market Value to the Initial Bar Harbor Market Value is less than (i) the ratio of the average of the closing price of the S&P BMI Banks Index for the ten consecutive trading days prior to the date that is the later of the date on which all regulatory approvals have been received or the date on which Guaranty shareholders approve the merger to the average of the closing price of the S&P BMI Banks for the ten consecutive trading days prior to March 11, 2025, minus (ii) 0.20.
If the Guaranty board elects to terminate the merger agreement under these conditions, Bar Harbor may increase the exchange ratio based on a formula set forth in the merger agreement, in which case the merger agreement will remain in full force and effect.
Bar Harbor may terminate the merger agreement if the Guaranty board withdraws or amends its recommendation to shareholders to approve the transaction, fails to hold the special meeting of Guaranty’s shareholders to approve the merger, or approves or recommends an acquisition proposal (as defined in the section entitled “Description of the Merger Agreement — Acquisition Proposals”), or if Guaranty breaches the non-solicit provision described in “Description of the Merger Agreement — Acquisition Proposals.”
Any termination of the merger agreement will not relieve the breaching party from liability resulting from any willful breach by that party of the merger agreement.
TERMINATION FEE
Guaranty has agreed to pay Bar Harbor a cash termination fee in an amount equal to $1,700,000 if the merger agreement is terminated for certain reasons specified in the merger agreement, including if Bar Harbor terminates the merger agreement because the Guaranty board withdraws or amends its recommendation to shareholders to approve the merger. Guaranty has also agreed to pay Bar Harbor a cash termination fee equal to $500,000 if the merger agreement is terminated by Bar Harbor as a result of Guaranty’s breach of its agreement to consummate the joint venture dissociation agreement in accordance with its terms and conditions.
WAIVER AND AMENDMENT OF THE MERGER AGREEMENT
The merger agreement may be amended in writing by the parties.
EXPENSES
Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense, except that printing expenses and SEC filing and registration fees shall be shared equally between Bar Harbor and Guaranty.
VOTING AGREEMENT
On March 11, 2025, all of the directors and executive officers of Guaranty entered into a voting agreement with Bar Harbor pursuant to which each director or executive officer has agreed, among other things, to vote shares of Guaranty common stock held by such director or executive officer in favor of the approval of the merger agreement and the transactions contemplated thereby, upon the terms and subject to the conditions set forth in the voting agreement. A copy of the voting agreement is attached to this proxy statement/prospectus as Appendix B.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following summary describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Guaranty common stock. The summary is based upon the Code, applicable Treasury regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect and any such change could affect the accuracy of the statements and conclusions set forth in this summary. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any U.S. federal laws other than those pertaining to income tax, or U.S. federal laws applicable to alternative minimum taxes.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States, as determined for U.S. federal income tax purposes; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.
This discussion addresses only those U.S. holders of Guaranty common stock that hold their Guaranty common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of Guaranty common stock in light of their individual circumstances or to holders of Guaranty common stock that are subject to special rules, such as a beneficial owner of Guaranty stock that is not a “U.S. holder”; financial institutions; S corporations or other pass-through entities (or entities or arrangements classified as pass-through entities for U.S. federal income tax purposes), or investors in pass-through entities; insurance companies; banks; trusts and estates; individual retirement and other tax-deferred accounts; tax-exempt organizations; dealers or brokers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; persons that hold Guaranty common stock as part of a straddle, hedge, constructive sale, wash sale or conversion or other integrated transaction; regulated investment companies; real estate investment trusts; persons whose “functional currency” is not the U.S. dollar; U.S. expatriates; and holders who acquired their shares of Guaranty common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.
If a partnership (or other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds Guaranty common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger to them.
The parties intend for the merger to qualify as a “reorganization” for U.S. federal income tax purposes. It is a condition to Guaranty’s obligation to complete the merger that Guaranty receive an opinion from Goodwin Procter LLP, dated the closing date of the merger, and it is a condition to Bar Harbor’s obligation to complete the merger that Bar Harbor receive an opinion from Kilpatrick Townsend & Stockton LLP, dated the closing date of the merger, each to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. These conditions are waivable, and Bar Harbor and Guaranty undertake to recirculate appropriate soliciting materials and resolicit the votes of Guaranty shareholders if either of these conditions is waived and the change in U.S. federal income tax consequences of the merger is material. These opinions will be based upon representation letters provided by Bar Harbor and Guaranty and upon customary factual assumptions. Neither Bar Harbor nor Guaranty has sought, and neither of them will seek, any ruling from the Internal Revenue Service regarding any matters relating to the merger, and the opinions described above will not be binding on the Internal Revenue Service or any court. Consequently, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected.
The actual tax consequences of the merger to you may be complex and will depend upon your specific situation and upon factors that are not within the control of Bar Harbor or Guaranty. You should consult with your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.
U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The merger is intended to qualify, and the obligation of Bar Harbor and Guaranty to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify, as a “reorganization” within the meaning of Section 368(a) of the Code. On the basis that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, no gain or loss will be recognized by Bar Harbor or Guaranty as a result of the merger and the material U.S. federal income tax consequences of the merger to U.S. holders will be as follows:
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U.S. holders of Guaranty common stock who receive solely shares of Bar Harbor common stock (or receive Bar Harbor common stock and cash solely in lieu of a fractional share of Bar Harbor common stock) in exchange for shares of Guaranty common stock pursuant to the merger will not recognize gain or loss as a result of the merger (except for any gain or loss that may result from the receipt of cash in lieu of a fractional share of Bar Harbor common stock, which is discussed below under “— Cash in Lieu of Fractional Shares of Bar Harbor Common Stock”).

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Generally, a U.S. holder’s aggregate tax basis in the Bar Harbor common stock received by such U.S. holder in the merger in exchange for its Guaranty common stock, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “— Cash in Lieu of Fractional Shares of Bar Harbor Common Stock,” will equal such U.S. holder’s aggregate tax basis in the Guaranty common stock surrendered in the merger.

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The holding period for the shares of Bar Harbor common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “— Cash in Lieu of Fractional Shares of Bar Harbor Common Stock,” generally will include the holding period for the shares of Guaranty common stock exchanged therefor.

In the case of any U.S. holder who acquired different blocks of Guaranty common stock at different times or at different prices, such a U.S. holder’s tax basis and holding period will be determined separately for each identifiable block of shares exchanged in the merger.
CASH IN LIEU OF FRACTIONAL SHARES OF BAR HARBOR COMMON STOCK
A U.S. holder who receives cash instead of a fractional share of Bar Harbor common stock will be treated as having received the fractional share of Bar Harbor common stock pursuant to the merger and then as having sold the fractional share of Bar Harbor common stock for cash. As a result, generally, a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the tax basis allocated to such fractional share of Bar Harbor common stock. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Guaranty common stock exchanged by such U.S. holder is greater than one year as of the effective time. For U.S. holders of shares of Guaranty common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gain. The deductibility of capital losses is subject to limitations.
BACKUP WITHHOLDING AND INFORMATION REPORTING
Payments of cash to a non-corporate U.S. holder of Guaranty common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption satisfactory to Bar Harbor and the exchange agent or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

A U.S. holder of Guaranty common stock, as a result of having received Bar Harbor common stock in the merger, will be required to retain records pertaining to the merger. In addition, each U.S. holder of Guaranty common stock who is a “significant holder” will be required to file a statement with such holder’s U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3(b) setting forth, among other things, such holder’s basis in the Guaranty common stock surrendered and the fair market value of the Bar Harbor common stock and cash received in the merger. A “significant holder” is a holder of Guaranty common stock who, immediately before the merger, owned at least 1% of the vote or value of the outstanding stock of Guaranty or securities of Guaranty with a basis for U.S. federal income tax purposes of at least $1 million.
This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular U.S. federal, state, local and foreign tax consequences, including without limitation the applicability and effect of the net investment income tax, the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

COMPARISON OF SHAREHOLDERS’ RIGHTS
GENERAL
Guaranty is incorporated under the laws of the State of New Hampshire, and the rights of Guaranty shareholders are governed by New Hampshire law, Guaranty’s articles of incorporation and Guaranty’s bylaws. As a result of the merger, Guaranty shareholders will receive shares of Bar Harbor common stock and will become Bar Harbor shareholders. Bar Harbor is incorporated under the laws of the State of Maine, and the rights of Bar Harbor shareholders are governed by the laws of the State of Maine, Bar Harbor’s articles of incorporation and Bar Harbor’s bylaws. Thus, following the merger, the rights of Guaranty shareholders who become Bar Harbor shareholders in the merger will no longer be governed by Guaranty’s articles of incorporation and bylaws and instead will be governed by the laws of the State of Maine and Bar Harbor’s articles of incorporation and Bar Harbor’s bylaws. A copy of Bar Harbor’s articles of incorporation is attached as Appendix E.
COMPARISON OF SHAREHOLDERS’ RIGHTS
Set forth below is a summary comparison of material differences between the rights of Guaranty shareholders under New Hampshire law and Guaranty’s articles of incorporation and bylaws (left column) and the rights of Bar Harbor shareholders under Maine law and Bar Harbor’s articles of incorporation and bylaws (right column). Although the parties believe that the summary table includes the material differences between the rights of Guaranty shareholders and those of Bar Harbor shareholders, this summary does not include a complete description of all the differences between the rights of the shareholders. Copies of the full text of Bar Harbor’s articles of incorporation and bylaws currently in effect are available, without charge, by following the instructions in the section entitled “Where You Can Find More Information.”
	Guaranty	Bar Harbor
Authorized Capital Stock	The total authorized capital stock of Guaranty consists of 2,000,000 shares of common stock, par value $0.20 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. As of April 28, 2025, there were 730,033 shares of common stock issued and outstanding with no shares of preferred stock issued or outstanding.	The total authorized capital stock of Bar Harbor consists of 20,000,000 shares of common stock, par value $2.00. As of April 28, 2025, there were 15,321,763 shares of common stock issued and outstanding.
Dividends	The NHBCA provides that a corporation may not make a distribution if, after giving effect thereto, either: (i) it would be unable to pay its debts as they become due in the usual course of its business; or (ii) its total assets would be less than the sum of (a) its total liabilities and (b) the amount that would be needed, if Guaranty were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distributions.	Section 651 of the MBCA provides that a corporation may make a distribution to its shareholders upon the authorization of its board of directors unless, after giving effect to that distribution: (i) the corporation would be unable to pay its debts as they become due in the usual course of business; or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

	Guaranty	Bar Harbor
Number of Directors	Guaranty’s articles of incorporation provides that the number of directors of Guaranty, which shall not be less than eight or more than 15 directors, shall be fixed from time to time by the board of directors. The Guaranty board is currently composed of eight members.	Bar Harbor’s bylaws provide that the Bar Harbor board consist of not fewer than five directors. The number of directors may be increased or decreased from time to time by resolution of the Bar Harbor board. The current Bar Harbor board consists of 10 directors, and will be increased to 11 directors to include James E. Graham, the President and Chief Executive Officer of Guaranty and Woodsville Guaranty Savings Bank.
Election of Directors	Guaranty’s articles of incorporation provide that the Guaranty board is to be divided into three classes, with all classes as nearly equal as possible in size, and are elected for three-year staggered terms. Terms are staggered so that one class is elected by the shareholders annually.	The Bar Harbor board of directors is not classified and the directors of Bar Harbor are each annually elected to serve a one-year term.
Removal of Directors	Guaranty’s articles of incorporation provide that a director may be removed for any reason by the vote of the a majority of the shares of common stock entitled to vote at a duly constituted meeting of shareholders called for such purpose. Directors may also be removed by a two-thirds vote of the remaining directors if they determine, in the exercise of their reasonable judgment, that such director has violated any general standard of conduct for directors prescribed by the board.	Section 808 of the MBCA provides that the shareholders of a Maine corporation may remove one or more directors with or without cause unless the corporation’s articles of incorporation provide that directors may be removed only for cause. A director may be removed by the shareholders only at a meeting called for the purpose of removing that director and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.
Filling Board Vacancies	Guaranty’s articles of incorporation provide that any vacancy occurring on the board of directors may be filled by the majority of the remaining directors although less than a quorum of the board of directors. The new director will hold the office until the next election of the class of directors to which he or she is elected.	Under Bar Harbor’s bylaws, any vacancy in the board of directors or newly created directorships created by increase in the numbers of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by the sole remaining director.
Call of Special Meetings of Directors	Guaranty’s bylaws provide that a special meeting of the Guaranty board may be called by the chairman of the board, the president or any three directors.	Under Bar Harbor’s bylaws, a special meeting of the Bar Harbor board may be called by the chair or the president, or upon a written request signed by at least a majority of the directors.

	Guaranty	Bar Harbor
Limitation on Director Liability	Guaranty’s articles of incorporation provide that directors shall not be personally liable to Guaranty or to any shareholders of Guaranty for monetary damages for any action taken, or failure to take any action, as a director; provided, however, the foregoing does not relieve any director of Guaranty from liability for: (i) any amount of a financial benefit received by such director to which he or she is not entitled; (ii) any intentional infliction of harm on Guaranty or its shareholders; (iii) an intentional violation of criminal law or (iv) any violation of Section 293-A.8.33 of the NHBCA.	Section 832 of the MBCA provides that a director of a Maine corporation is not liable to the corporation or its shareholders for any decision to take or not to take action, or any failure to take any action, as a director, unless the party asserting liability in a proceeding establishes the criteria set forth in Section 832.
Indemnification of Directors and Officers	Guaranty’s bylaws provide that each director and officer shall be indemnified against liabilities that are incurred by such director or officer or on such director or officer’s behalf in connection with any proceeding or any claim, issue, or matter in which such director or officer is a party to or participant in by reason of such director or officer’s status as a director or officer of Guaranty, if the board of directors determines that such director or officer (i) acted in good faith and (ii) reasonably believe that (a) their official conduct was in the best interest of Guaranty, (b) their unofficial conduct was at least not opposed to the best interest of Guaranty and (c) they had no reasonable cause to believe that their conduct was unlawful. If the Guaranty board of directors makes such determination, Guaranty will advance or reimburse such director or officer for reasonable expenses incurred in advance of the final disposition of the proceeding if the director or officer makes certain affirmations about conduct and the responsibility to repay such advances if it is ultimately determined that he or she did not meet the required standard of conduct. If the indemnification provided by Guaranty’s bylaws is beyond the power of Guaranty to provide under
The MBCA provides that a corporation may, subject to certain limitations, indemnify its directors and officers and must, in certain cases, indemnify a director or officer for reasonable costs if the director or officer is wholly successful in the defense of any proceeding to which the director or officer was a party because the director or officer was a director or officer of the corporation. In certain circumstances, a court may order a corporation to indemnify its officers or directors or advance their expenses. The MBCA allows a corporation to limit or expand its obligation to indemnify its directors and officers in the corporation’s articles of organization, bylaws, or a contract adopted by its board of directors or shareholders.
Under Bar Harbor’s bylaws, Bar Harbor shall in all cases indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that he or she is or was a director or officer of Bar Harbor, or who, while a director or officer, is or was serving at the request of Bar Harbor as a director, officer, partner, trustee, employee or agent of another

	Guaranty	Bar Harbor
applicable law, the indemnification provided by Guaranty’s bylaws will be limited to indemnification Guaranty is permitted to provide under applicable law and shall be provided to the full extent of the law.
domestic or foreign corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement to the extent actually and reasonably incurred by that person in connection with such action, suit or proceeding; provided that the person to be indemnified acted in good faith and did not reasonably believe (i) in the case of conduct in the individual’s capacity as a director or officer, that his or her conduct was not in the best interests of Bar Harbor; (ii) in all other cases, that his or her conduct was in or not opposed to the best interests of Bar Harbor; and (iii) in the case of any criminal action or proceeding, that his or her conduct was unlawful.
Under Bar Harbor’s bylaws, Bar Harbor may, but is not required to, advance funds, before final disposition of a proceeding, to pay for or reimburse reasonable expenses incurred by a director or officer who is a party to a proceeding because the individual is or was a director or officer of Bar Harbor if the director or officer delivers to Bar Harbor (i) a written affirmation of the individual’s good faith belief that he or she has met the relevant standard of conduct described in the MBCA and (ii) the individual’s signed written undertaking to repay any funds advanced if the individual is not entitled to mandatory indemnification under the MBCA and it is ultimately determined that the individual has not met the relevant standard of conduct described in the MBCA.

Calling a Special Meeting of Shareholders	Guaranty’s bylaws provide that a special meeting of the Guaranty shareholders may be called at any time by a majority of the directors, the chairman of the board or the president. In addition, upon not less than 70 days’ written notice to Guaranty, a special meeting of	Under Bar Harbor’s bylaws, a special meeting of shareholders may be called by the board of directors or upon the written demand in proper form of the holders of not less than 10% of the shares of stock entitled to vote at the meeting.

	Guaranty	Bar Harbor
Guaranty shareholders may also be called upon the request of not less than a majority of Guaranty’s outstanding common stock entitled to vote.
Quorum of Shareholders	Under Guaranty’s bylaws, a majority of the shares of Guaranty common stock, present in person or represented by proxy, shall constitute a quorum at any meeting of shareholders. The shareholders present at a duly organized meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.	Under Bar Harbor’s bylaws, a majority of the shares entitled to vote on a matter, represented in person or by proxy, constitute a quorum for that matter at any meeting of shareholders. Once a share is represented for any purpose at a meeting, it shall be deemed present for quorum purposes for the remainder of the meeting and any adjournment of that meeting unless a new record date is set for the adjourned meeting.
Require Vote for Certain Matters
New Hampshire law provides that approval of a business combination or a plan of merger requires the approval of shareholders at a meeting at which a quorum consisting of at least a majority of the votes entitled to be cast on the plan of merger exists.
Guaranty’s articles of incorporation provide that a merger or consolidation of Guaranty or Woodsville Guaranty Savings Bank with or into any other corporation or entity, or the sale of all or substantially all of the assets of Guaranty or Woodsville Guaranty Savings bank to any other corporation or entity, must be approved by the affirmative vote of two-thirds of the shares of common stock entitled to vote at a duly constituted meeting for such purpose.
If Bar Harbor shareholders are entitled to vote on a merger under the MBCA, the Bar Harbor board must adopt the plan of merger and recommend it to Bar Harbor shareholders and the agreement must be approved by the holders of a majority of all the votes entitled to be cast on the plan of merger. Under the MBCA, the approval of Bar Harbor shareholders is not required for a merger or stock-for-stock acquisition if: (i) Bar Harbor will survive the merger or is the acquiring corporation in a stock-for-stock transaction; (ii) subject to certain exceptions, the Bar Harbor articles of incorporation will not be changed; (iii) each Bar Harbor shareholder whose shares are outstanding immediately before the effective date of the merger or stock-for-stock transaction will hold the same number of shares, with identical preferences, limitations and relative rights, immediately after the effective date of the change; (iv) the number of voting shares outstanding immediately after the merger plus the number of voting shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total

	Guaranty	Bar Harbor
number of Bar Harbor voting shares outstanding immediately before the merger; and (v) the number of participating shares outstanding immediately after the merger plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.
Amendments to Certificate/Articles of Incorporation and Bylaws
Guaranty’s articles of incorporation can only be amended if first approved by the Guaranty board pursuant to Section 293-A: 10.03 of the NHBCA, and, thereafter, approved by the shareholders by the affirmative vote of a majority of the outstanding shares of Guaranty common stock entitled to vote on the amendment, except that any provision of the articles of incorporation that requires shareholder approval by a vote of more than a majority of the shares of common stock may only be amended or repealed after approval by the same vote required by such provision.
Guaranty’s bylaws may be amended by or repealed by a majority of the full board of directors, subject to the right of shareholders to amend or repeal any such action by the board of directors by a vote of a majority of the shares of common stock at a duly constituted meeting called for such purpose.

Under Section 1005 of the MBCA, the Bar Harbor board may adopt one or more amendments to Bar Harbor’s articles of incorporation to make certain ministerial changes without shareholder action, including certain changes to the corporate name and changes to the number of shares in order to effectuate a stock split or stock dividend. Other amendments to Bar Harbor’s articles of incorporation must be recommended to the shareholders by the Bar Harbor board and the holders of a majority of the outstanding shares of stock entitled to vote on the amendment must approve the amendment, provided that amendments to certain sections of Bar Harbor’s articles of incorporation relating to requirements of the Bar Harbor board in considering any offer to acquire Bar Harbor may not be amended without the affirmative vote of at least two-thirds of the outstanding shares of Bar Harbor common stock.
Bar Harbor’s bylaws provide that Bar Harbor’s bylaws may be amended by a majority of the Bar Harbor board. Section 1020 of the MBCA further provides that a corporation’s shareholders may amend or repeal the corporation’s bylaws.

	Guaranty	Bar Harbor
Advance Notice of Shareholder Nominees for Director and Other Shareholder Proposals	Guaranty’s bylaws provide that shareholder nominations for director must be made in writing to the Secretary of Guaranty not less than 70 days prior to the anniversary of the last annual meeting. The notice shall provide: (i) name and address of the nominating shareholder and the director nominee, (ii) a representation at the nominating shareholder is a holder or record of Guaranty common stock entitled to vote at meeting; (iii) a description of any arrangements or understandings between the nominating shareholder and the director nominee pursuant to which the nomination was made; (iv) such other information regarding the director nominee as would be required to be included in the Guaranty proxy statement if the proxy statement were subject to the rules and disclosure requirements of the SEC; and (v) the consent of the director nominee to serve as a director if elected.	A shareholder’s notice of a proposal or nomination of a director will be timely if delivered to Bar Harbor’s corporate secretary not later than 90 days nor earlier than 120 days prior to the anniversary date of the preceding year’s annual meeting of Bar Harbor shareholders. If the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, a shareholder’s notice or nomination will be timely if delivered not earlier than the 120 days and not later than 90 days prior to such annual meeting, or no later than 10 days after the day on which the date of such annual meeting is announced publicly. All notices must include the information required by the Bar Harbor bylaws.
Forum Selection Clause	Neither the Guaranty articles of incorporation nor the Guaranty bylaws include a forum selection clause.	Neither the Bar Harbor articles of incorporation nor the Bar Harbor bylaws include a forum selection clause.

DESCRIPTION OF BAR HARBOR CAPITAL STOCK
A brief summary of the material terms of Bar Harbor’s capital stock is set forth below. The description is qualified in its entirety by reference to Bar Harbor’s articles of incorporation and bylaws. The following description of Bar Harbor’s stock and provisions of Bar Harbor’s articles and bylaws is only a summary of such provisions and instruments, and does not purport to be complete.
AUTHORIZED CAPITAL STOCK
Bar Harbor’s authorized capital stock consists of 20,000,000 shares of common stock, par value $2.00 per share. The number of authorized shares of Bar Harbor common stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of a majority of the Bar Harbor stock entitled to vote. At this time, Bar Harbor is not authorized under the terms of the Bar Harbor articles of incorporation to issue any class or series of preferred stock, and Bar Harbor has no shares of preferred stock issued or outstanding.
COMMON STOCK
The following is a description of the material terms and provisions of the Bar Harbor common stock. See the Bar Harbor articles of incorporation and Bar Harbor bylaws for a more complete description of the terms of the Bar Harbor common stock.
Issuance of Common Stock
Bar Harbor is authorized to issue up to 20,000,000 shares of Bar Harbor common stock without shareholder approval. However, the Bar Harbor common stock is listed on NYSE American, which requires shareholder approval of the issuance of additional shares of Bar Harbor common stock under certain circumstances.
Dividends
Subject to the preferential rights of any other class or series of stock that may be issued in the future, the holders of shares of Bar Harbor common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Bar Harbor board in its discretion from funds legally available therefor.
Liquidation Rights
Upon liquidation, dissolution or winding-up, and after the Bar Harbor pays or makes adequate provision for all of its known debts and liabilities and subject to any rights that are granted to the holders of any class or series of preferred stock, the holders of shares of Bar Harbor common stock are entitled to receive pro rata all assets remaining available for distribution to holders of such shares.
Preemptive, Redemption, and Conversion Rights
The holders of Bar Harbor common stock do not have any preemptive rights. There are no subscription, redemption, conversion or sinking fund provisions with respect to the Bar Harbor common stock.
Voting Rights
Except as otherwise required by law and except as provided by the terms of any other class or series of stock, holders of Bar Harbor common stock have the exclusive power to vote on all matters presented to Bar Harbor shareholders, including the election of directors. Holders of Bar Harbor common stock are entitled to one vote per share.
Generally, matters to be voted on by Bar Harbor shareholders must be approved by a majority of the votes cast at a meeting of shareholders in which a quorum is present, including the election of directors in an uncontested election, subject to state law and any voting rights granted to any holders of preferred stock. In any meeting in which directors are to be elected, however, if the number of nominees exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast.

Other Rights
Subject to the preferential rights of any other class or series of stock, all shares of Bar Harbor common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Maine law. Holders of Bar Harbor common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of Bar Harbor’s securities.
Certain Anti-Takeover Provisions
Certain provisions of the Bar Harbor articles of incorporation and Bar Harbor bylaws, and certain provisions of Maine law applicable to Bar Harbor’s business, may discourage or make more difficult a takeover attempt that a shareholder might consider in their best interest. These provisions may also adversely affect prevailing market prices for the Bar Harbor common stock. Bar Harbor believes that the benefits of increased protection give Bar Harbor the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure Bar Harbor and outweigh the disadvantage of discouraging those proposals.
Advance Notice Requirements
The Bar Harbor bylaws require that shareholders provide Bar Harbor’s Secretary notice of not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting for the purpose of nominating any director candidate. If the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after the preceding year’s annual meeting, notice will be timely if it is delivered not earlier than 120 days before and not later than 90 days before the annual meeting or 10 days after public announcement of the date of the annual meeting is first made.
Maine Business Corporation Act
As a Maine corporation, Bar Harbor is subject to the MBCA, certain provisions of which may have an anti-takeover effect.
Section 702 of the MBCA
Section 702 of the MBCA provides that special meetings of shareholders may be called only (i) by a majority of the board of directors, (ii) by the person or persons authorized to do so by the Articles or Bylaws, or (iii) by the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting. Under the MBCA, Bar Harbor is permitted to amend the Bar Harbor articles of incorporation to fix a lower percentage, or a higher percentage not exceeding 25% of all the votes entitled to vote on any issue proposed to be considered, of the requisite holders to call a special meeting.
Section 1109 of the MBCA
Section 1109 of the MBCA is an antitakeover law that generally prohibits Bar Harbor from engaging in a “business combination” with an “interested shareholder” for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless either (i) the business combination is approved by the Bar Harbor board prior to that person becoming an interested shareholder or (ii) subsequent to the date of the transaction in which the person becomes an interested shareholder, the business combination is approved by the Bar Harbor board and authorized by the holders of a majority of Bar Harbor’s outstanding voting stock not beneficially owned by the interested shareholder or any affiliate or associate of the interested shareholder or by persons who are either directors or officers and also employees of Bar Harbor.
An “interested shareholder” is any person, firm or entity that is directly or indirectly the beneficial owner of 25% or more of Bar Harbor’s outstanding voting stock, other than by reason of a revocable proxy given in response to a proxy solicitation conducted in accordance with the Exchange Act which is not then reportable on a Schedule 13D under the Exchange Act.

Section 1110 of the MBCA
Section 1110 of the MBCA generally provides Bar Harbor shareholders with the right to demand payment from a person or group of persons which become a “controlling person” of an amount equal to the fair value of each voting share in Bar Harbor held by the shareholder. A “controlling person” generally is defined to mean an individual, firm or entity (or group thereof) that has voting power over at least 25% of Bar Harbor’s outstanding voting shares. Such a demand must be submitted to the controlling person within 30 days after the controlling person provides required notice to Bar Harbor’s shareholders of the acquisition or transactions which resulted in such person or group becoming a controlling person.
LISTING
Bar Harbor common stock is listed on the NYSE American under the symbol “BHB.”
EXCHANGE AGENT AND REGISTRAR
The exchange agent and registrar for Bar Harbor common stock is Broadridge Financial Solutions, Inc.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth, as of April 28, 2025, holdings of Guaranty common stock by (i) each person who is known to Guaranty to be the beneficial owner of more than 5% of Guaranty common stock; (ii) each director of Guaranty; (iii) each executive officer of Guaranty; and (iv) all directors and executive officers of Guaranty as a group. The information contained herein has been obtained from Guaranty’s records and from information furnished directly to Guaranty by each individual or entity. Applicable percentage ownership in each of the tables is based on 730,033 shares of Guaranty common stock outstanding as of April 28, 2025. Except as otherwise indicated in the footnotes to the table, the beneficial owners listed have sole voting and investment power as to all of the shares beneficially owned by them (or, where applicable, shared power with such individual’s spouse with respect to shares owned as community property). Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act; however, the inclusion of shares of the Guaranty common stock in the tables below shall not be deemed an admission of beneficial ownership of all the reported shares for any purpose. The address for each director listed below is c/o Guaranty Bancorp, Inc., 10 Pleasant Street, Woodsville, New Hampshire 03785.
DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth the number and percentage of shares of Guaranty common stock beneficially owned, as of March 11, 2025, by: (i) each of Guaranty’s directors; (ii) each of Guaranty’s executive officers; and (iii) all directors and executive officers of Guaranty as a group.
Name of Beneficial Owner	Position	Shares of Guaranty Common Stock Beneficially Owned	Percent of Guaranty Common Stock Beneficially Owned
Charles P. Butson	Chairman	77,107(1)	10.56%
Kendra J. Bell	Director	189	*
Francis A. Crane	Director, Secretary	281	*
Erin T. Hennessey	Director	189	*
Elie R. Roy	Director	782	*
Andrew P. Smith	Director	2,897	*
James E. Graham	Director, President and Chief Executive Officer	29,954(2)	4.10%
Amy E. Crocker	Vice President and Chief Financial Officer	34	*

Name of Beneficial Owner	Position	Shares of Guaranty Common Stock Beneficially Owned	Percent of Guaranty Common Stock Beneficially Owned
Daniel X. Stannard, Jr.	Director, Executive Vice President and Senior Lending Officer	826	*
All directors and executive officers as a group		112,259	15.38%

*
Represents less than 1%.

(1)
Includes 59,030 shares held by the Michele F. Butson Living Trust for which Mr. Butson may be deemed the beneficial owner.

(2)
Includes 26,610 shares held by the Teresa Graham Revocable Trust for which Mr. Graham serves as trustee.

PRINCIPAL SHAREHOLDERS
The following table sets forth the number and percentage of shares of Guaranty common stock beneficially owned, as of April 28, 2025, by each person who is known to Guaranty to be the beneficial owner of more than 5% of Guaranty common stock.
Name of Beneficial Owner	Shares of Guaranty Common Stock Beneficially Owned	Percent of Guaranty Common Stock Beneficially Owned
Charles P. Butson	77,107(1)	10.56%
Donald Butson	61,634	8.44%
Paul and Dianne Castello	47,618	6.52%

(1)
Includes 59,030 shares held by the Michele F. Butson Living Trust for which Mr. Butson may be deemed the beneficial owner.

EXPERTS
The consolidated financial statements of Bar Harbor Bankshares and Subsidiaries as of December 31, 2024 and 2023 and for each of the years in the three year period ended December 31, 2024 and the effectiveness of internal control over financial reporting as of December 31, 2024 incorporated in this Prospectus by reference from the Bar Harbor Bankshares and Subsidiaries Annual Report on Form 10-K for the year ended December 31, 2024 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion), incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
LEGAL MATTERS
The validity of the Bar Harbor common stock to be issued in connection with the merger will be passed upon for Bar Harbor by Kilpatrick Townsend & Stockton LLP, Washington, DC. Kilpatrick Townsend & Stockton LLP, Washington, DC, and Goodwin Procter LLP, Boston, Massachusetts, will deliver at the effective time their opinions to Bar Harbor and Guaranty, respectively, as to certain United States federal income tax consequences of the merger. Please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

FUTURE SHAREHOLDER PROPOSALS
If the merger is completed, Guaranty shareholders will become shareholders of Bar Harbor. Any shareholder nominations or proposals which a shareholder wishes to have included in Bar Harbor’s proxy statement and form of proxy relating to its 2026 annual meeting of shareholders must be received by the date, and must otherwise comply with the requirements, described in Bar Harbor’s proxy statement for its 2025 annual meeting of shareholders filed with the SEC.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows Bar Harbor to incorporate certain information into this proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. The documents that are incorporated by reference contain important information about the companies and you should read this proxy statement/prospectus together with any other documents incorporated by reference in this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by Bar Harbor (File No. 001-13349):
•
Annual Report on Form 10-K for the year ended December 31, 2024; and

•
Current Reports on Form 8-K filed on March 11, 2025 and March 14, 2025 (other than information in such report that was furnished and not filed, which shall not be deemed to incorporated by reference into this proxy statement/prospectus); and

In addition, Bar Harbor is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the initial filing of the registration statement of which this proxy statement/prospectus is a part and prior to the effectiveness of such registration statement and (ii) after the date of this proxy statement/prospectus and prior to the date of the special meeting of the Guaranty shareholders; provided, however, that Bar Harbor is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.
Bar Harbor files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Bar Harbor files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information.”
Neither Bar Harbor nor Guaranty has authorized anyone to give any information or make any representation about the merger or the respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

APPENDIX A
Execution Version
AGREEMENT AND PLAN OF MERGER
by and between
BAR HARBOR BANKSHARES
and
GUARANTY BANCORP, INC.
Dated as of March 11, 2025

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of March 11, 2025 (this “Agreement”), by and between Bar Harbor Bankshares, a Maine corporation (“Buyer”), and Guaranty Bancorp, Inc., a New Hampshire corporation (the “Company”).
RECITALS
WHEREAS, the Board of Directors of Buyer (the “Buyer Board”) and the Board of Directors of the Company (the “Company Board”) have determined that it is in the best interests of their respective corporations and shareholders to enter into this Agreement and to consummate the strategic business combination provided for herein;
WHEREAS, Buyer and the Company intend to effect a merger (the “Merger”) of the Company with and into Buyer in accordance with this Agreement, the Maine Business Corporation Act (the “MBCA”), and the New Hampshire Business Corporations Act (the “NHBCA”), with Buyer to be the surviving entity in the Merger;
WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, each of the directors and executive officers of the Company has entered into a Voting Agreement, dated as of the date hereof, with Buyer (each, a “Voting Agreement”), pursuant to which each shareholder has agreed, among other things, to vote such shareholder’s shares of common stock, par value $0.20 per share, of the Company (“Company Common Stock”) in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement;
WHEREAS, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g); and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I — THE MERGER
1.1   The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the MBCA and the NHBCA, and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time (as defined in Section 1.2), the Company shall merge with and into Buyer, the separate corporate existence of the Company shall cease and Buyer shall survive and continue its corporate existence under its Articles of Incorporation, Bylaws and the laws of the State of Maine (Buyer, as the surviving corporation in the Merger, being sometimes referred to herein as the “Surviving Corporation”).
1.2   Effective Time.   On or before the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Buyer and the Company shall execute and cause to be filed with the Secretary of State of the State of Maine articles of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the MBCA, and execute and cause to be filed with the Secretary of State of the State of New Hampshire articles of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the NHBCA. The Merger shall become effective on the date and at the time specified therein (the “Effective Time”).
1.3   Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the MBCA and the NHBCA.
1.4   Closing.   The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place by electronic exchange of documents, or, with the mutual consent of the parties, at the offices of Kilpatrick Townsend & Stockton LLP, 701 Pennsylvania Avenue, NW, Suite 200, Washington, DC 20004, on a date to be specified by the parties, which shall be no later than five Business Days (as defined in Section 9.3(a)) after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof, such day hereinafter referred to as the “Closing Date”. Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Buyer and the Company.
1.5   Articles of Incorporation and Bylaws.   The Articles of Incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation. The Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.
1.6   Directors of the Surviving Corporation.   The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of whom shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation; provided, however, that, upon and subject to the occurrence of the Effective Time, Buyer shall, and shall cause the Buyer Bank (as defined in Section 1.8) to, (i) expand the size of Buyer’s and Bank’s Board of Directors and (ii) to appoint James E. Graham (the “New Director”), subject to the Bylaws and other corporate governance documents of Buyer and Buyer Bank pertaining to conflicts of interest and other criteria for directors, to fill such newly-created vacancy and to hold office until his successor is duly elected and qualified or until his earlier death, resignation or removal. Subject to the exercise of the fiduciary duties of Buyer’s and Buyer Bank’s Board of Directors, each of Buyer and Buyer Bank shall cause its Governance Committee to nominate, and shall cause its Board to recommend for election, the New Director at Buyer’s and Buyer Bank’s next annual meeting of shareholders at which they are standing for election.
1.7   Officers of the Surviving Corporation.   The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.
1.8   Bank Merger.   Immediately after the Merger, Woodsville Guaranty Savings Bank, a New Hampshire chartered bank (“Company Bank”), will merge with and into Bar Harbor Bank

& Trust, a Maine chartered bank (“Buyer Bank”), with Buyer Bank as the surviving institution (the “Bank Merger”). Buyer Bank will be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank will cease. Promptly after the date of this Agreement, Buyer Bank and Company Bank will enter into an agreement and plan of merger substantially in the form set forth in Exhibit A (the “Bank Merger Agreement”). Each of Buyer and the Company will adopt and approve the Bank Merger Agreement and the Bank Merger as the sole stockholder of Buyer Bank and Company Bank, respectively, and Buyer and the Company shall, and shall cause Buyer Bank and Company Bank, respectively, to, execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective immediately following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law. It is intended that the Bank Merger qualify as a “reorganization” under Section 368(a) of the Code, and that the Bank Merger Agreement constitutes a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g).
1.9   Tax Consequences.   It is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g).
ARTICLE II — MERGER CONSIDERATION;
EXCHANGE PROCEDURES
2.1   Merger Consideration.   Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, the Company, any shareholder of the Company:
(a)   Each share of common stock, $2.00 par value per share, of Buyer (“Buyer Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.
(b)   Each share of Treasury Stock (as defined in Section 9.3(a)) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.
(c)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock), except for the Dissenting Shares (as defined in Section 2.7 below) unless provided otherwise in Section 2.7 below, shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive 1.85 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Merger Consideration”).
2.2   Rights as Shareholders; Stock Transfers.   All shares of Company Common Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and, except as to Treasury Stock, each Certificate (as defined in Section 9.3(a)) previously evidencing such shares shall thereafter represent only the right to receive, for each such share of Company Common Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Buyer Common Stock in accordance with Section 2.3. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.
2.3   Fractional Shares.   Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices of Buyer Common Stock on the NYSE American during the regular session (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the ten consecutive trading days ending on the fifth Business Day immediately prior to the Closing Date, rounded to the nearest whole cent.
2.4   Adjustments to Preserve Tax Treatment.   If either the opinion referred to in Section 7.2(b) or the opinion referred to in Section 7.3(b) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable U.S. federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Buyer shall increase the Merger Consideration to the minimum extent necessary to enable the relevant opinions to be rendered.
2.5   Exchange Procedures.
(a)   On or before the Closing Date, for the benefit of the holders of Certificates (as defined in Section 9.3(a)), (i) Buyer shall cause to be delivered to an exchange agent as may be designated by Buyer to act as agent for purposes of conducting the exchange procedures described in this Section 2.5 (the “Exchange Agent”), for exchange in accordance with this Article II, Certificates, in book-entry form, representing the shares of Buyer Common Stock issuable pursuant to this Article II (“New Certificates”) (which, for the avoidance of doubt, shall include reference to book-entry account statements relating to the ownership of Buyer Common Stock) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock (such cash and New Certificates, being hereinafter referred to as the “Exchange Fund”).
(b)   No more than five Business Days following the Closing Date, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates, a form of letter of transmittal in a form reasonably satisfactory to Buyer and the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate(s) shall pass, only upon delivery of the Certificate(s) to the Exchange Agent) and instructions for use in effecting the surrender of the Certificate(s) in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Sections 2.1 and 2.3 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (ii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.5(b), each Certificate (other than Certificates representing Treasury Stock) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 2.1 and 2.3 and any unpaid dividends and distributions thereon as provided in Section 2.5(c). No interest shall be paid or accrued on (x) any cash in lieu of fractional shares or (y) any such unpaid dividends and distributions payable to holders of Certificates.
(c)   No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.5. After the surrender of a Certificate in accordance with this Section 2.5, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate.
(d)   The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.5, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer. If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person (as defined in Section 9.3(a)) requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(e)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of the Company who have not theretofore complied with Section 2.5(b) shall thereafter look only to the Surviving Corporation for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered, or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
(f)   Buyer shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Buyer Common Stock, cash dividends or distributions payable pursuant to this Section 2.5 or any other amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or non-U.S. Tax law. To the extent that amounts are so deducted or withheld by the Buyer or the Exchange Agent, as the case may be, and timely paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which the deduction and withholding was made by Buyer or the Exchange Agent, as the case may be. Buyer shall notify the applicable holder of Company Common Stock promptly upon becoming aware that any such deduction or withholding is required and shall cooperate in good faith with such holder of Company Common Stock to mitigate any such deduction or withholding.
2.6   Anti-Dilution Provisions.   In the event Buyer or the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock or Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock or Company Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted to give Buyer and the Company the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 2.6 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement; provided, further, that, for the avoidance of doubt, (i) nothing herein shall limit Buyer’s ability to issue additional shares of Buyer Common Stock, and (ii) no such adjustment shall be made with regard to Buyer Common

Stock if (x) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction or (y) Buyer issues employee or director stock grants or similar equity awards or issues and/or withholds shares of Buyer Common Stock upon exercise or settlement of such awards.
2.7   Dissenters’ Rights.   Each outstanding share of Company Common Stock the holder of which has perfected his or her right to dissent from the Merger under Section 293-A:13 of the NHBCA (the “Dissenters’ Rights Laws”) and has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by such provisions of the Dissenters’ Rights Laws. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration to which such holder would be entitled pursuant to Section 2.1 hereof. The Company shall give Buyer prompt notice upon receipt by the Company of any such written demands for payment of the fair value of shares of Company Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the Dissenters’ Rights Laws, and will promptly notify Buyer of any related material developments or changes. Any payments made in respect of Dissenting Shares shall be made by Buyer.
2.8   Reservation of Right to Revise Structure.   Buyer may at any time prior to the Effective Time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (a) alter or change the type or amount of the consideration to be issued to holders of Company Common Stock as Merger Consideration as currently contemplated in this Agreement, (b) reasonably be expected to materially impede or delay consummation of the Merger, (c) adversely affect the U.S. federal income Tax treatment of holders of Company Common Stock in connection with the Merger, or (d) require submission to or approval of the Company’s shareholders after this Agreement has been approved by the Company’s shareholders. In the event that Buyer elects to make such a change, the parties agree to execute appropriate documents to reflect the change.
ARTICLE III — REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1   Making of Representations and Warranties.
(a)   As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby makes to Buyer the representations and warranties contained in this Article III, subject to the standards established by Section 9.1.
(b)   On or prior to the date hereof, the Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company’s representations and warranties contained in this Article III or the covenants set forth in Article V and Article VI, as applicable; provided, however, that (i) no such item is required to be set forth on the Company

Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 9.1 and (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Company Material Adverse Effect (as defined in Section 9.3(a)). Any disclosure made in the Company Disclosure Schedule with respect to a section of Article III shall be deemed to qualify any other section of Article III specifically referenced or cross-referenced or that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other sections.
3.2   Organization, Standing and Authority.   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”), and the regulations of the Board of Governors of the Federal Reserve System (the “FRB”) promulgated thereunder. Company Bank is a member in good standing of the Federal Home Loan Bank of Boston. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for any failure to be so qualified that would not be material to the Company and the Company Bank, taken as a whole. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.2 of the Company Disclosure Schedule.
3.3   Capitalization.
(a)   As of the date hereof, the authorized capital stock of the Company consists solely of (i) 100,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding, and (ii) 2,000,000 shares of Company Common Stock, of which 730,033 shares are issued and outstanding. The outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights and the Company Board has not granted or approved any such preemptive or similar rights). There are no additional shares of the Company’s capital stock authorized or reserved for issuance, the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, stock options, restricted stock units, restricted stock, “phantom” stock rights, performance units or other equity or equity-based awards, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. There are no voting trusts, shareholder agreements, proxies or other agreements to which the Company or any Subsidiary of the Company is a party with respect to the voting, sale or transfer, or registration of any securities or other equity interests of the Company. Except for the Voting Agreements, to the Knowledge (as defined in Section 9.3(a)) of the Company, there are no agreements among other parties, to which the Company is not a party, with respect to the voting or sale or transfer of any securities of the Company. All of the issued and outstanding shares of Company Common Stock were issued in compliance with applicable securities laws.
(b)   There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.
3.4   Subsidiaries.
(a)   Schedule 3.4(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary. Except as set forth on Schedule 3.4(a), (i) the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (ii) no equity securities of any of the Company’s Subsidiaries are, or may become, required to be issued (other than to the Company) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries are or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly-owned Subsidiary of the Company), (iv) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities, and (v) all of the equity securities of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”).
(b)   Except as set forth on Schedule 3.4(b), the Company does not own (other than in a bona fide fiduciary capacity for persons other than those described in 12 U.S.C. § 1841(g)(2) or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, or any securities or interests exercisable or convertible into any such equity securities or similar interests that are held, directly or indirectly, by the Company or its Subsidiaries.
(c)   Each of the Company’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.4(c) of the Company Disclosure Schedule.
(d)   Each of the Company’s Subsidiaries is engaged solely in activities that are permissible for a subsidiary of a bank holding company, and each of the Company’s Subsidiaries that is a Subsidiary of Company Bank is engaged solely in activities that are permissible for Company Bank, at locations where Company Bank may engage in such activities and subject to the same requirements as would apply to such activities if conducted by Company Bank.

3.5   Corporate Power.   Each of the Company and its Subsidiaries has the corporate power and authority in all material respects to carry on its business as it is now being conducted and to own all of its properties and assets; and the Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of the Regulatory Approvals (as defined in Section 9.3(a)) and the Company Shareholder Approval (as defined in Section 3.6).
3.6   Corporate Authority.   This Agreement and the transactions contemplated hereby, subject to the adoption and approval of this Agreement and the Merger by the requisite vote of the holders of two-thirds of the shares of Company Common Stock entitled to vote at a duly constituted meeting called for such purposes (the “Company Shareholder Approval”) and the approval of the Bank Merger Agreement by the Company as Company Bank’s sole stockholder, have been authorized by all necessary corporate action of the Company and the Company Board. The Company Board (a) unanimously adopted the Merger and this Agreement, (b) directed that this Agreement and the transactions contemplated hereby be submitted for consideration at a meeting of the shareholders of the Company, and (c) unanimously resolved to recommend that the holders of Company Common Stock vote for the approval of this Agreement and the transactions contemplated hereby at a meeting of the shareholders of the Company. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Buyer, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity). The Company Shareholder Approval is the only vote of any class or series of capital stock of the Company required by the NHBCA, the Articles of Incorporation of the Company, or the Bylaws of the Company to approve this Agreement and the transactions contemplated hereby.
3.7   Non-Contravention.
(a)   Subject to the receipt of the Regulatory Approvals and compliance with any conditions contained therein, the Company Shareholder Approval and the approval of the Bank Merger Agreement by the Company as Company Bank’s sole stockholder, and the required filings under federal and state securities laws, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by the Company do not and will not, except as set forth on Schedule 3.7(a) of the Company Disclosure Schedule, (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound; (ii) constitute a breach or violation of, or a default under, the Company’s Articles of Incorporation or Bylaws; or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement, except in the case of clauses (i) and (iii), as would not be material to the Company, the Company Bank, and all other Subsidiaries of the Company, taken as a whole.
(b)   As of the date hereof, the Company has no Knowledge of any reasons relating to the Company or Company Bank (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.
3.8   Articles of Incorporation; Bylaws; Corporate Records.   The Company has made available to Buyer a complete and correct copy of its Articles of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the terms of its Articles of Incorporation or Bylaws (or equivalent organizational documents). The minute books of the Company and each of its Subsidiaries (whether written or electronic) contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors).
3.9   Compliance with Laws.   Each of the Company and its Subsidiaries:
(a)   since January 1, 2022, has been in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting its business, including, without limitation, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Home Ownership and Equity Protection Act, the Fair Debt Collections Act, the CRA (as defined in Section 3.31(a)), other applicable federal, state, local and foreign laws regulating lending, and all other applicable fair lending laws and other laws relating to discriminatory business practices and record retention (“Finance Laws”). In addition, there is no pending or, to the Knowledge of the Company, threatened charge, action or proceeding by any Governmental Authority that any of the Company and its Subsidiaries has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws;
(b)   has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened, except in each case as would not be material to the Company, the Company Bank, and all other Subsidiaries of the Company, taken as a whole; and
(c)   has received, since January 1, 2020, no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, except in each case as would not be material to the Company and the

Company Bank, taken as a whole, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely (nor, to the Knowledge of the Company, do any grounds for any of the foregoing exist).
3.10   Litigation; Regulatory Action.
(a)   Except as set forth on Schedule 3.10(a) of the Company Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, (i) no such litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.
(b)   Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the Federal Deposit Insurance Corporation (“FDIC”), and the New Hampshire Banking Department) or the supervision or regulation of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.
(c)   Neither the Company nor any of its Subsidiaries has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.
3.11   Financial Reports and Regulatory Reports.
(a)   The Company has previously delivered to Buyer true, correct and complete copies of the consolidated audited balance sheets of the Company and its Subsidiaries as of December 31, 2023, 2022 and 2021 and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years 2022 through 2023, inclusive, in each case accompanied by the audit report of the Company’s independent registered public accounting firm. The financial statements referred to in this Section 3.11 (including the related notes and schedules, where applicable, the “Company Financial Statements”) fairly present, and the financial statements referred to in Section 6.12 will fairly present, the consolidated results of operations and consolidated financial condition of the Company and its Subsidiaries for the respective fiscal years or as of the respective dates therein set forth, in each case in accordance with GAAP (as defined in Section 9.3(a)) consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against on the most recent audited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2024, as set forth in the Company’s call report for the period ended September 30, 2024 (the “Company Balance Sheet”) or incurred in the ordinary course of business consistent with past practice or in connection with this Agreement, since December 31, 2023, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).
(b)   The Company and its Subsidiaries maintain internal controls which provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its Subsidiaries; (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization; (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals; and (v) assets and liabilities of the Company and its Subsidiaries are recorded accurately in the Company’s financial statements. The Company has not identified or previously disclosed to its auditors, its Board of Directors, or the audit committee of its Board of Directors (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. Since January 1, 2022, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
(c)   Since January 1, 2022, the Company and its Subsidiaries have duly filed with the FRB, the FDIC, the New Hampshire Banking Department and any other applicable Governmental Authority (as defined in Section 9.3(a)), in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.
3.12   Absence of Certain Changes or Events.   Except as set forth on Schedule 3.12 of the Company Disclosure Schedule or in the Company Financial Statements (excluding any risk factors or other forward-looking information), or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2024, there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company’s independent registered public accounting firm; (iii) any entry by the Company or any of its Subsidiaries into any contract or commitment of (A) more than $100,000 or (B) $50,000 per annum with a term of more than one year, other than loans and loan commitments in the ordinary course of business consistent with past practice; (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice; (v) any increase in or establishment or amendment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of the Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, excluding, in each case, any such action that was in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Company or any of its Subsidiaries; (vi) any Tax election changed, any annual accounting period changed, any accounting method changed, any amended Tax Return filed, any failure to timely file any Tax Return, any closing agreement entered into, any liability with respect to Taxes settled or compromised, or any right to claim a refund of Taxes surrendered by the Company or any of its Subsidiaries or any consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the filing of any Tax Return or the payment of any Tax; (vii) any material change in the credit policies or procedures of the Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect; (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into, other than loans and loan commitments; or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.
3.13   Taxes and Tax Returns.
For purposes of this Section 3.13, any reference to the Company or its Subsidiaries shall be deemed to include a reference to the Company’s predecessors or the predecessors of its Subsidiaries, respectively, except where inconsistent with the language of this Section 3.13. Except as set forth on Schedule 3.13 of the Company Disclosure Schedule:
(a)   Each of the Company and its Subsidiaries has (i) timely filed (or there has been timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete in all material respects and (ii) timely paid in full (or there has been timely paid in full on its behalf) all Taxes required to have been paid by it.

(b)   The unpaid Taxes of the Company and each of its Subsidiaries (i) did not, as of December 31, 2024, exceed the accrued Tax liability (rather than any deferred income Tax liability established to reflect timing differences between book and Tax income) set forth in the Company Financial Statements and (ii) will not exceed the accrued Tax liability as adjusted for transactions or operations in the ordinary course of business through the Closing Date in accordance with the past custom and practice of the Company and each of its Subsidiaries in filing their Tax Returns.
(c)   There are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings (and for which adequate accruals have been established in the Company’s audited consolidated financial statements in accordance with GAAP).
(d)   Proper and accurate amounts have been withheld by the Company and each of its Subsidiaries from its respective employees, independent contractors, creditors, shareholders, depositors and other payees for all periods in compliance with the Tax withholding provisions of applicable U.S. federal, state and local laws.
(e)   As of the date of this Agreement, no U.S. federal, state, local or non-U.S. audits or other administrative proceedings or court proceedings are presently pending with regard to any Tax or Tax Return of the Company or any of its Subsidiaries, and none of the Company or its Subsidiaries has received written notice of any pending or proposed claims, audits or proceedings with respect to Taxes.
(f)   None of the Company or any of its Subsidiaries has granted in writing any power of attorney that is currently in force with respect to any Tax or Tax Return.
(g)   None of the Company or any of its Subsidiaries has requested an extension of time within which to file any Tax Return which has not since been filed, and no currently effective waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns have been given by or on behalf of the Company or any of its Subsidiaries, in each case other than pursuant to an extension of time to file Tax Returns obtained in the ordinary course of business and consistent with past practice.
(h)   None of the Company or any of its Subsidiaries is a party to any agreement providing for the allocation, sharing or indemnification of Taxes other than (i) customary Tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes and (ii) any agreement or arrangement solely between or among the Company and/or any of its Subsidiaries.
(i)   The U.S. federal income Tax Returns of the Company and each of its Subsidiaries have been examined and any dispute arising from such examination has been settled with the Internal Revenue Service (the “IRS”) (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired) for all periods through and including December 31, 2020.

(j)   None of the Company or any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Company and its Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year. None of the Company or any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. law) as a transferee or successor, by contract, or otherwise.
(k)   Within the past five years, none of the Company or any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(l)   Each of the Company and its Subsidiaries computes its taxable income using the accrual method of accounting and has used the accrual method of accounting to compute its taxable income for all taxable years ending after December 31, 2022. None of the Company or any of its Subsidiaries has agreed, or is required, to make any adjustment under Section 481 of the Code affecting any taxable year ending after December 31, 2022, and the IRS has not initiated or proposed any such adjustment. None of the Company or its Subsidiaries will be required to include amounts in income, or to exclude items of deduction, in a taxable period beginning after the Closing Date as a result of a change in method of accounting occurring prior to the Closing Date. The Company is not and has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code. No property of any of the Company or its Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code.
(m)   There have not been, within two years of the date of this Agreement, any (i) redemptions by the Company or any of its Subsidiaries, (ii) transfers or dispositions of property by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries did not receive adequate consideration or (iii) distributions to the holders of Company Common Stock with respect to their stock other than distributions of cash in the ordinary course of business.
(n)   No claim has ever been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to Tax by that jurisdiction.
(o)   The Company and each of its Subsidiaries have made available to Buyer correct and complete copies of (i) all of their material Tax Returns filed within the past three years; (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority within the past five years relating to the U.S. federal, state, local or non-U.S. Taxes due from or with respect to the Company or any of its Subsidiaries; and (iii) any closing letters or agreements entered into by the Company or any of its Subsidiaries with any Governmental Authority within the past five years with respect to Taxes.

(p)   None of the Company or any of its Subsidiaries has received any notice of deficiency or assessment from any Governmental Authority for any amount of Tax that has not been fully settled or satisfied, and to the Knowledge of the Company, no such deficiency or assessment is proposed.
(q)   None of the Company or any of its Subsidiaries has ever participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations (or any predecessor provision), and each of the Company and its Subsidiaries has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Tax within the meaning of Section 6662 or Section 6662A of the Code.
(r)   None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of a taxable period) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.
(s)   The Company operates at least one significant historic business line or owns at least a significant portion of its historic business assets, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations.
(t)   As of the date of this Agreement, the Company is aware of no reason why the Merger or the Bank Merger would fail to qualify as a “reorganization” under Section 368(a) of the Code.
3.14   Company Employee Programs.
(a)   Schedule 3.14(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of every Employee Program (as defined below) that is sponsored or maintained by the Company or any of its ERISA Affiliates (as defined below), or with respect to which the Company or any of its ERISA Affiliates has or may have any liability (including by reason of being or having been an ERISA Affiliates with any other Person) (the “Company Employee Programs”).
(b)   True, complete and correct copies of the following documents, with respect to each Company Employee Program, where applicable, have previously been made available to Buyer: (i) all documents embodying or governing such Company Employee Program (or, for unwritten Company Employee Programs, a written description of the material terms of such Company Employee Program) and any funding medium for the Company Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the two most recently filed IRS Forms 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi)

the last three years of non-discrimination testing results; and (vii) all non-routine correspondence to and from any government agency.
(c)   Each Company Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Program to lose such qualification or require corrective action under the IRS Employee Plans Compliance Resolution System to maintain such qualification.
(d)   Each Company Employee Program is, and has been established, operated, and administered in all material respects in compliance with its terms and with applicable laws and regulations and, including without limitation ERISA, the Code, and the Affordable Care Act. No Company Employee Program is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Program or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. All payments and/or contributions required to have been made with respect to all Company Employee Programs either have been timely made or have been accrued in accordance with the terms of the applicable Company Employee Program and applicable law.
(e)   Except as set forth on Schedule 3.14(e) of the Company Disclosure Schedule, neither the Company nor any of its ERISA Affiliates has ever maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.
(f)   Neither the Company nor any of its ERISA Affiliates provides or has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law or by any employment or change in control agreement listed on Schedule 3.14(a) of the Company Disclosure Schedule) and the Company has never promised to provide such post-termination benefits.

(g)   Each Company Employee Program that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated, administered and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.
(h)   No Company Employee Program is subject to the laws of any jurisdiction outside the United States.
(i)   No Company Employee Program provides for any tax “gross-up” or similar “make-whole” payments.
(j)   Except as set forth on Schedule 3.14(j) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) limit the right of the Company or any of its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Employee Program or related trust; or (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered). Except as set forth on Schedule 3.14(j) of the Company Disclosure Schedule, the Company has made available to Buyer true, correct and complete copies of Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.
(k)   For purposes of this Section 3.14 and Section 4.13:
(i)   “Affordable Care Act” shall mean the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, as amended by the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152.
(ii)   “Employee Program” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, stock ownership, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs, agreements or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(iii)   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(iv)   An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers any current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).
(v)   An “ERISA Affiliate” of one entity means any other entity, trade or business that is, or at any applicable time was, a member of a group described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity.
(vi)   “Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.
3.15   Labor Matters.
(a)   Schedule 3.15(a)(i) of the Company Disclosure Schedule contains a complete and accurate list of all employees of the Company or any of its Subsidiaries as of the date of this Agreement, setting forth for each employee: his or her position or title; whether classified as exempt or non-exempt for wage and hour purposes; whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or other rates of compensation; bonus potential; average scheduled hours per week; date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and any visa or work permit status and the date of expiration, if applicable. Schedule 3.15(a)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other servants or agents employed, engaged or used with respect to the operation of the Business and classified by the Company or a Subsidiary as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages paid by the Company and reported on a Form W-2 (collectively, “Contingent Workers”), showing for each Contingent Worker such Contingent Worker’s (i) role in the Business, and (ii) fee or other compensation arrangements.
(b)   To the Knowledge of the Company, the Company and its Subsidiaries are, and since at least January 1, 2022 have been, in material compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. No individual who has performed services for the Company and its Subsidiaries has been improperly excluded from participation in any Company Plan. The Company and its Subsidiaries currently classify and have properly classified each of their employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour laws since at least January 1, 2022. To the extent that any Contingent Workers are engaged by the Company or any of its

Subsidiaries, the Company currently classifies and has properly classified and treated them as Contingent Workers (as distinguished from Form W-2 employees) in accordance with applicable law and for the purpose of all employee benefit plans and perquisites since at least January 1, 2022 and there are no arrearages in the payment of fees or other compensation due to any such Contingent Workers.
(c)   Since at least January 1, 2022, neither the Company nor any of its Subsidiaries has been involved in any way in any form of litigation, governmental audit, governmental investigation, administrative agency proceeding, private dispute resolution procedure, or investigation of alleged employee misconduct, in each case with respect to employment or labor matters (including but not limited to allegations of employment discrimination, retaliation, noncompliance with wage and hour laws, the misclassification of independent contractors, violation of restrictive covenants, sexual harassment, other unlawful harassment or unfair labor practices).
(d)   Since at least January 1, 2022, no allegations of sexual harassment, other unlawful harassment or other unlawful discrimination or retaliation have been made to the Company or any Subsidiary against any employee, director or Contingent Worker of the Company or any Subsidiary. To the Knowledge of the Company, there are no facts that may reasonably be expected to give rise to a claim of sexual harassment, other unlawful harassment or other unlawful discrimination or retaliation against or involving the Company or any Subsidiary or any Company or Subsidiary employee, director or Contingent Worker.
(e)   Except as set forth on Schedule 3.15(e) of the Company Disclosure Schedule, during the period since January 1, 2022, (i) no officer’s employment with the Company or any Subsidiary has been terminated for any reason; and (ii) to the Knowledge of the Company, no officer, or group of employees or Contingent Workers, has expressed any plans to terminate his, her or its employment or service arrangement with the Company or any Subsidiary.
(f)   Neither the Company nor any Subsidiary has experienced a “plant closing,” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law or regulation affecting any site of employment of the Company or any Subsidiary or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary. During the 90 day period preceding the date hereof, no employee or Contingent Worker has suffered an “employment loss” as defined in the WARN Act with respect to the Company or any Subsidiary.
(g)   Except as set forth on Schedule 3.15(g) of the Company Disclosure Schedule, all employees of the Company and any Subsidiary are employed at-will.
(h)   Since at least January 1, 2022, to the Knowledge of the Company, the Company and each Subsidiary has paid and continues to pay each of its employees in a manner that complies with the requirements of the Equal Pay Act and/or any other federal, state, or local laws or regulations pertaining to the equal pay of employees.

(i)   Schedule 3.15(i) of the Company Disclosure Schedule identifies each employee of the Company or any Subsidiary who is subject to a non-competition and/or non-solicitation agreement with the Company or any Subsidiary and includes a form of each such agreement.
(j)   As of the date of this Agreement, there is no strike, lockout, concerted work slowdown, concerted work stoppage, unfair labor practice or other material labor dispute or arbitration or material grievance pending or, to the Knowledge of the Company, threatened, that, in each case, may interfere in any material respect with the respective business activities of the Company or any Subsidiary.
(k)   As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement with a labor union or like organization, and to the Knowledge of the Company, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any Subsidiary to become members of a labor union or like organization with respect to their employment with the Company or any Subsidiary.
3.16   Insurance.   The Company and each of its Subsidiaries is insured, and during each of the past three years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.16 of the Company Disclosure Schedule lists all insurance policies and bonds maintained by the Company and each of its Subsidiaries as of the date hereof, including, without limitation, any bank-owned life insurance policies (“BOLI”). All of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the Knowledge of the Company, no such claim has been denied. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy or bond, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The value of the BOLI set forth on Schedule 3.16 of the Company Disclosure Schedule is fairly and accurately reflected on the Company’s Balance Sheet. Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, the BOLI, and any other life insurance policies on the lives of any current and former officers and directors of the Company and its Subsidiaries that are maintained by the Company or any such Subsidiary or otherwise reflected on the Company’s Balance Sheet are, and will be immediately prior to the Effective Time be, owned by the Company or such Subsidiary, as the case may be, free and clear of any claims thereon by the officers, directors or members of their families. Any BOLI policy owned by the Company or any Subsidiary of the Company complies with the requirements of 12 C.F.R. § 248.10(c)(7) or, in the case of a BOLI policy owned by Company Bank, 12 C.F.R. § 351.10(c)(7).
3.17   Environmental Matters.
(a)   Except as disclosed on Schedule 3.17(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries and each property owned, leased or operated by any of them (the “Company Property”) and, to the Knowledge of the Company, the Loan Properties (as defined below), are, and have been, in compliance in all material respects with all Environmental Laws (as defined below).
(b)   There is no suit, claim, action, notice of violation or potential liability, or proceeding pending or, to the Knowledge of the Company, threatened, against the Company and its Subsidiaries (including any action or suit before any Governmental Authority or other forum in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party) (i) for alleged noncompliance with or liability under (including by any predecessor) any Environmental Law or (ii) relating to the release or presence of, or exposure to, any Hazardous Material (as defined below) or Oil (as defined below) at, in, to, on, from or affecting a Company Property, a Loan Property, or any property previously owned, operated or leased by the Company or any of its Subsidiaries.
(c)   Except as set forth on Schedule 3.17(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in Section 3.17(b) could reasonably be based. Except as set forth on Schedule 3.17(c) of the Company Disclosure Schedule, no facts or circumstances have come to the Company’s attention which would reasonably cause it to believe that a suit, claim, action or proceeding as described in Section 3.17(b) would reasonably be expected to occur.
(d)   Except as set forth on Schedule 3.17(d) of the Company Disclosure Schedule, during the period of (i) the Company’s or any of its Subsidiaries’ ownership, tenancy or operation of any Company Property or (ii) to the Knowledge of the Company, the Company’s or any of its Subsidiaries’ holding of a security interest in any Loan Property, there has been no release of Hazardous Material or Oil at, in, to, on, from or affecting such Company Property or Loan Property, and no Hazardous Material or Oil is present at, in, on, or under any such Company Property or Loan Property that would result in any liabilities or obligation pursuant to any Environmental Law. To the Knowledge of the Company, prior to the period of (A) the Company’s or any of its Subsidiaries’ ownership, tenancy or operation of any Company Property or any property previously owned, operated or leased by the Company or any of its Subsidiaries, or (B) the Company’s or any of its Subsidiaries’ holding of a security interest in a Loan Property, there was no release or presence of Hazardous Material or Oil at, in, to, on, from or affecting any such property that would result in any liabilities or obligation pursuant to Environmental Law.
(e)   Neither the Company nor any of its Subsidiaries is an “owner” or “operator” (as such terms are defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. (“CERCLA”)) of any Loan Property and there are no Participation Facilities (as defined below).
(f)   The following definitions apply for purposes of this Agreement: (i) “Loan Property” means any property in which the Company or any of its Subsidiaries or Buyer or its Subsidiaries, as the case may be, holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by the

Company or any of its Subsidiaries or Buyer or its Subsidiaries, as the case may be; (ii) “Participation Facility” means any facility in which the Company or any of its Subsidiaries or Buyer or its Subsidiaries, as the case may be, participates or has participated in the management of environmental matters; (iii) “Hazardous Material” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified or regulated under or pursuant to any Environmental Laws, and includes without limitation, asbestos, asbestos-containing materials, polychlorinated biphenyls, per- or polyfluoroalkyl substances, mold, mycotoxins or fungi, or any other material that may pose a threat to the Environment or to human health and safety but excludes substances in kind and amounts typically used or stored for cleaning purposes or other routine maintenance or operation of motor vehicles used by tenants (if applicable) or guests and otherwise in compliance with Environmental Laws; (iv) “Oil” means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other Environmental Law; (v) “Environment” means any air (including indoor air), water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, soil vapor, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource; and (vi) “Environmental Laws” means any applicable federal, state or local law (including common law), statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (A) the protection, preservation or restoration of the Environment, and/or (B) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, or exposure to, Hazardous Material or Oil. The term Environmental Law includes without limitation (a) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and all comparable state and local laws, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material or Oil.
3.18   Intellectual Property.   Schedule 3.18 of the Company Disclosure Schedule contains a complete and accurate list of all registered and material unregistered Marks (as defined below) and Patents (as defined below) owned or purported to be owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business (as defined below). Except as set forth on Schedule 3.18 of the Company Disclosure Schedule:
(a)   the Company and its Subsidiaries exclusively own or possess adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets (as defined below) necessary for the operation of the Business, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements;
(b)   all Company Intellectual Property Assets (as defined below) owned or purported to be owned by the Company or any of its Subsidiaries which have been issued by or registered with the U.S. Patent and Trademark Office, domain registration service, or in any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and are valid and enforceable;
(c)   there are no pending, or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging that any activity by the Company or any of its Subsidiaries or any Product (as defined below) infringes on or violates (or in the past infringed on or violated) the rights of others in or to any Intellectual Property Assets (“Third Party Rights”) or that any of the Company Intellectual Property Assets is invalid or unenforceable;
(d)   the Company and its Subsidiaries have obtained and possess valid licenses in sufficient numbers to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Business;
(e)   neither any activity of the Company or any of its Subsidiaries nor any Product infringes on or violates (or in the past infringed on or violated) any Third Party Right, other than the rights of any person or entity under any patent, and to the Company’s Knowledge, neither any activity of the Company or any of its Subsidiaries nor any Product infringes on or violates (or in the past infringed on or violated) the rights of any person or entity under any patent;
(f)   to the Knowledge of the Company, no third party is violating or infringing any of the Company Intellectual Property Assets, and no claims, actions, proceedings or notices of such infringement, misappropriation or other violation are pending or threatened in writing against any third party by the Company or any of its Subsidiaries;
(g)   the Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets (as defined below) owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business, and to the Knowledge of the Company there has not been any unauthorized use or disclosure of such Trade Secrets.
(h)   For purposes of this Section 3.18, (i) “Business” means the business of the Company and its Subsidiaries as currently conducted; (ii) “Company Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Business; (iii) “Intellectual Property Assets” means, collectively, (A) patents and patent applications, registrations and invention disclosures, including continuations, divisionals, continuations-in-part, substitutions, revisions, renewals, reissues, extensions and reexaminations (collectively, “Patents”); (B) trademarks, service marks, trade names, service names, brand names, trade names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (“Marks”); (C) copyrights in both published and unpublished works, including without limitation all software, data, compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications; and (D) proprietary trade secrets and rights under applicable US state trade secret laws as are applicable to know-how and confidential information (“Trade Secrets”); and (E) all other proprietary, industrial or other intellectual property rights, in each case, whether or not subject to statutory registration or protection; and (F) all common law rights and moral or economic rights of authors and inventors; and(iv) “Products” means those products and/or services researched, designed, developed, manufactured, marketed, performed, licensed, sold and/or distributed by the Company or any of its Subsidiaries.
(i)   Since January 1, 2022, all computer systems, servers, network equipment and other computer hardware, software and all other information technology equipment owned, leased or licensed by the Company and its Subsidiaries and used in the Business (“Company IT Systems”) are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company and its Subsidiaries. The Company and its Subsidiaries have (i) continuously operated in a manner to preserve and maintain the performance, security and integrity of the Company IT Systems (and all software, information or data stored on any Company IT Systems), (ii) continuously maintained all licenses necessary to use its Company IT Systems, and (iii) maintain reasonable documentation regarding all Company IT Systems, their methods of operation and their support and maintenance. During the two-year period prior to the date of this Agreement, there has been no failure with respect to any Company IT Systems that has had a material effect on the operations of the Business nor has there been any unauthorized access to or use of any Company IT Systems. To the Knowledge of the Company, the Company IT Systems under control of the Company and its Subsidiaries are free from any bugs, defects, “back doors,” “drop dead devices,” “time bombs,” “Trojan horses,” “viruses,” “worms,” “spyware,” “malware,” “ransomware” or any other disabling or malicious code.
3.19   Privacy and Protection of Personal Information.
(a)   Each of the Company and its Subsidiaries complies and has at all times complied, in all material respects, with all (i) applicable Privacy Laws (as defined in Section 9.3(a)), (ii) regulatory, industry, and self-regulatory guidelines and codes, including the Payment Card Industry Data Security Standard and all other rules of the payment card brands, that are legally binding on the Company and its Subsidiaries relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information (as defined in Section 9.3(a)), (iii) all privacy policies published on each web site of the Company or any of its Subsidiaries or otherwise communicated by the Company or any of its Subsidiaries in writing to users of any such web site and other third parties, (iv) any notice to or consent from the provider or subject of Personal Information, and (v) any contractual commitment made by the Company or any of its Subsidiaries with respect to such Personal Information (the “Company Privacy Requirements”). The Company and each of its Subsidiaries maintains a privacy policy that incorporates all disclosures to data subjects required by applicable Company Privacy Requirements and none of the disclosures made or contained in such privacy policy has been materially inaccurate, misleading or deceptive or in violation of applicable Company Privacy Requirements.
(b)   The Company has adopted a written information security program approved by the Board of Directors of the Company. Such information security program meets the requirements of 12 C.F.R. part 364, Appendix B, 201 C.M.R. 17.00, all applicable New York and other state information security requirements (collectively, the “Information Security

Requirements”) and includes functioning security measures sufficient to protect all Personal Information under the Company’s control and/or in its possession and to protect such Personal Information from unauthorized access or use by any parties. The Company’s hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security, confidentiality of all Personal Information in accordance with the Company Privacy Requirements and the Information Security Requirements. The Company has (i) implemented reasonable procedures to detect data security incidents and (ii) implemented and monitored compliance with such procedures with respect to technical and physical security to protect Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse.
(c)   Since January 1, 2022, the Company has: (i) conducted and conducts vulnerability testing, risk assessments, and audits of, and tracks security incidents related to, the Company IT Systems and Products of the Company and its Subsidiaries (collectively, “Information Security Reviews”); (ii) corrected any critical exceptions or vulnerabilities identified in such Information Security Reviews; (iii) made available to Buyer true and accurate copies of all Information Security Reviews; and (iv) installed software security patches and other fixes to identified technical information security vulnerabilities. The Company provides its employees with regular training on privacy and data security matters.
(d)   In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information collected, held, or controlled by or on behalf of the Company, to the extent required under applicable Privacy Laws, the Company has entered into written data processing agreements with any such third party in accordance with the requirements of applicable Company Privacy Requirements.
(e)   Except as set forth on Schedule 3.19(e) of the Company Disclosure Schedule, to the Knowledge of the Company, there have been no material data security incidents, personal data breaches or other adverse events or incidents involving unauthorized use and access to Personal Information in the custody and control of the Company or any of its Subsidiaries or any service provider acting on behalf of the Company or any of its Subsidiaries, and no unresolved breach or violation of the Company IT Systems has occurred or is known or suspected, and there has been no unauthorized or illegal use of or access to any Personal Information. The Company has a data breach response plan in place and tests this plan on a no less than an annual basis.
(f)   The consummation of any of the transactions contemplated hereby will not violate any applicable Company Privacy Requirements.
(g)   In the five years prior to the date of this Agreement, there have not been any legal or regulatory actions related to violations of applicable Company Privacy Requirements, and to Knowledge of the Company, there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims, and neither the Company nor any of its Subsidiaries has received any correspondence relating to, or written notice of any proceedings, claims, investigations or alleged violations of, applicable Company Privacy Requirements from any Person or Governmental Authority, and there is no such ongoing proceeding, claim, investigation or allegation. There are not any facts or circumstances which could reasonably serve as the basis for any proceedings, claims, investigations, or alleged violations of, applicable Company Privacy Requirements from any Person or Governmental Authority.
(h)   The Company and its Subsidiaries do not distribute marketing communications to any Person except in accordance with applicable Company Privacy Requirements and the Company holds auditable records of opt-in consents or opt-out requests for each data subject to whom it or any Subsidiary sends marketing communications.
(i)   To the Knowledge of the Company, the Company is not subject to the California Consumer Privacy Act (“CCPA”) or the European General Data Protection Regulation (“GDPR”) and has not engaged in any activities that would cause it to be required to comply with the CCPA or the GDPR.
(j)   The Company has employed and currently employs commercially reasonable disaster recovery and business continuity plans, procedures and facilities and has taken and currently takes commercially reasonable steps to safeguard the Company IT Systems.
3.20   Material Agreements; Defaults.
(a)   Except as set forth on Schedule 3.20(a) of the Company Disclosure Schedule, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by any agreement, contract, arrangement, commitment or understanding (whether written or oral), or amendment thereto, (i) with respect to the employment or service of any directors, officers, employees or consultants, including without limitation with respect to the termination of any such employment or service; (ii) which would entitle any present or former director, officer, employee or agent of the Company or any of its Subsidiaries to indemnification from the Company or any of its Subsidiaries; (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (iv) by and among the Company or any of its Subsidiaries, and/or any Affiliate thereof, other than intercompany agreements entered into in the ordinary course of business consistent with past practice; (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company or any of its Subsidiaries; (vi) which provides for payments to be made by the Company or any of its Subsidiaries upon a change in control thereof; (vii) which provides for the lease of personal property having a value in excess of $50,000 individually or $125,000 in the aggregate; (viii) which relates to capital expenditures and involves future payments in excess of $100,000 individually or $200,000 in the aggregate; (ix) which relates to the disposition or acquisition of assets (other than Intellectual Property Assets) or any interest in any business enterprise outside the ordinary course of the Company’s business consistent with past practice; (x) which is not terminable on 60 days or less notice and involving the payment of more than $100,000; (xi) which contains any non-competition or non-solicitation arrangements or other arrangements or obligations that purport to limit or restrict in any material respect the ability of the Company or any of its Subsidiaries (including, following consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries) to solicit customers or the manner in which, or the localities in which, all or any material portion of the business of the Company and its Subsidiaries (including, following consummation of the transaction contemplated hereby, Buyer or any of its Subsidiaries) is or could be conducted; (xii) which is a collective bargaining agreement or other agreement with a labor union or like organization entered into by the Company or any of its Subsidiaries; (xiii) which materially restricts the conduct of any business by the Company or any of its Subsidiaries; or (xiv) relating to any joint venture, partnership, or similar arrangement between the Company and/or any Subsidiary thereof and any other Person. Each agreement, contract, arrangement, commitment or understanding of the type described in this Section 3.20(a), whether or not set forth on Schedule 3.20 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” The Company has previously made available to Buyer complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.
(b)   Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and to the Knowledge of the Company, all other parties thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract, or any other agreement or instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.
3.21   Property and Leases.
(a)   Each of the Company and its Subsidiaries has good and marketable title to all the real property and all other property owned by it and included in the Company Balance Sheet, free and clear of all Liens, other than (i) Liens that secure liabilities that are reflected in the Company Balance Sheet, (ii) Liens for current taxes and assessments not yet past due or which are being contested in good faith and reserves established therefor, (iii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iv) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practice, none of which have a material impact on the use or value of the applicable real or other property, (v) recorded easements, covenants or restrictions, together with all matters which would be shown on an accurate survey or inspection of all of the real property, (vi) liens which encumber the fee interest of any real property subject to a Lease and (vii) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any FRB or Federal Home Loan Bank, interbank credit facilities, or any transaction by the Company’s Subsidiaries acting in a fiduciary capacity. Neither the Company nor any of its Subsidiaries has received written notice of any violation of any recorded easements, covenants or restrictions affecting all the real property and all other property interests owned or leased by it and included in the Company Balance Sheet that would reasonably be expected to require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted thereon, and, to the

Knowledge of the Company, no other party is in violation of any such easements, covenants or restrictions.
(b)   Each lease or sublease of real property to which the Company or any of its Subsidiaries is a party is listed on Schedule 3.21(b) of the Company Disclosure Schedule, including all amendments and modifications thereto, and is in full force and effect (the “Leases”). The Company or its applicable Subsidiary has a valid leasehold interest in all leased real property, free and clear of all Liens, except Permitted Liens and any mortgages or other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property. There exists no material breach or default under any Leases by the Company or any of its Subsidiaries, nor any event which with notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there exists no material breach or default under any such Leases or sublease by any other party, nor any event which with notice or lapse of time or both would constitute a material breach or default thereunder by such other party. The Company has previously made available to Buyer complete and correct copies of all such Leases, including all amendments and modifications thereto. The Leases are in full force and effect, enforceable in accordance with their terms and constitute binding obligations of the Company or such Subsidiary, as applicable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Schedule 3.21(b) of the Company Disclosure Schedule includes a list of all security deposits held under the Leases, all of which have been paid to, and (to the Knowledge of the Company) are being held by, the applicable landlord in compliance with the applicable Lease and applicable law, and no such security deposit under the Leases has been applied in respect of a breach or default under such Leases; neither the Company nor any Subsidiary of the Company owes, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to such Leases; there are no outstanding tenant improvements, free rent, or other landlord inducement costs in favor of the Company or any Subsidiary of the Company; all rents, legal deposits and additional guarantees and any other amounts or charges to the extent due and payable under the Leases have been paid; no Company or Subsidiary thereof has received any written notice of any intention to terminate, any Lease; there are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any person other than the Company or a Subsidiary thereof any right to the possession, use, occupancy or enjoyment of any leased real property that is the subject of a Lease; and neither the Company nor any Subsidiary thereof has collaterally assigned or granted any security interest in such Lease or any interest therein.
(c)   Schedule 3.21(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). Schedule 3.21(c) of the Company Disclosure Schedule contains a true, correct and accurate rent roll listing all tenants who lease space in the Owned Real Property, the rent paid, term, security deposit and all other material terms, and except as set forth in Schedule 3.21(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person any right to the possession, use, occupancy or enjoyment of any Owned Real Property. True, correct and complete copies of all leases to tenants who lease space in the Owned Real Property have been made available to Buyer. No tenant or other party in possession of any of such property has any right to purchase, or holds any right of first refusal to purchase, right of first offer or any similar rights with respect to such properties. The Company has made available to Buyer the most current copies of policies of title insurance for the Owned Real Property, and no claim has been made against any such policy which remains pending. The Company has made available to Buyer copies of the most recent surveys and copies of deeds evidencing fee simple title for the Owned Real Property together with copies of all documents listed as exceptions on such title policy. Except as disclosed on Schedule 3.21(c) of the Company Disclosure Schedule, there are no management agreements pursuant to which any third party manages or operates any Owned Real Property or any portion thereof (the “Management Agreement Documents”). Correct and complete copies of any Management Agreement Documents have been provided to Buyer. Each of any such Management Agreement Documents is valid and binding on the Company or its Subsidiary, and, to the Knowledge of the Company, each other party thereto, subject, in each case, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and is in full force and effect. Neither the Company nor any of its Subsidiaries has received written notice that it is in default of any obligations under any Management Agreement Document, and, to the Knowledge of the Company, the manager under such Management Agreement Document has not received written notice that it is in default of its obligations under such Management Agreement Document. Except as listed in Schedule 3.21(c) of the Company Disclosure Schedule, none of the Owned Real Property is subject to special flood or mudslide hazards or within the 100-year flood plain.
(d)   None of the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule and, to the Knowledge of the Company, none of the properties required to be listed on Schedule 3.21(b) of the Company Disclosure Schedule, or the buildings, structures, facilities, fixtures or other improvements thereon, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law, ordinance, rule or regulation in any respect that would reasonably be expected to require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted there. The plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule, and to the Knowledge of the Company, the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.21(b) of the Company Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of the Company, there are no condemnation or appropriation proceedings pending or threatened against any of such properties or any plants, buildings or other structures thereon. Except as listed on Schedule 3.21(d) of the Company Disclosure Schedule, (i) there are no pending or, to the knowledge of the Company, written threatened condemnation proceedings, suits or administrative actions relating to such real property or other matters materially affecting adversely the current use, occupancy or value thereof; (ii) there is no renovation or construction project currently being performed or contemplated at such Owned Real Property; (iii) such real property is occupied under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this

Agreement will not require the issuance of any new or amended certificate of occupancy and, to the Knowledge of the Company, there are no facts that would prevent such real property from being occupied by Buyer, after the Closing Date in the same manner as occupied by the Company and/or its Subsidiaries immediately prior to the Closing; (iv) the Company has not entered into any other contract for the sale of such real property or any constituent or portion thereof, and no lease or other agreement affecting such real property contains any rights of first refusal, right of first offer or options to purchase such real property or any portion thereof or any other similar rights; and (v) there are no disputes, claims, litigations, investigations, and proceedings affecting such real property which could affect the real property.
3.22   Inapplicability of Takeover Laws.   The Company has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any applicable “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws and regulations (collectively, “Takeover Laws”).
3.23   Regulatory Capitalization.   The Company and Company Bank are, and immediately prior to the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FRB and the FDIC.
3.24   Loans; Nonperforming and Classified Assets.
(a)   Each loan agreement, note or borrowing arrangement, including, without limitation, mortgage loans, home equity loans, and lines of credit, personal loans, business loans, portions of outstanding lines of credit, credit card accounts, and loan commitments, on the Company’s or its applicable Subsidiary’s books and records (collectively, “Loans”) (i) is evidenced by notes, agreements, other evidences of indebtedness, security instruments (if applicable) that are true, genuine, enforceable and what they purport to be, and documentation appropriate and sufficient to enforce and service such Loan in accordance with its terms, and, except as set forth on Schedule 3.24(a) of the Company Disclosure Schedule, complete and correct sets of originals of all such documents which are included in such books and records; (ii) represents the legal, valid and binding obligation of the related borrower, enforceable in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies; and (iii) complies with applicable law in all material respects, including the Finance Laws and any other applicable lending and servicing laws and regulations. With respect to each Loan, to the extent applicable, the Loan file contains all original notes, agreements, other evidences of indebtedness, security instruments and financing statements. Each Loan file contains true, complete and correct copies of all material Loan documents evidencing, securing, governing or otherwise related to the Loan and such documents and instruments are in due and proper form. Each Loan document is free of fraud and any misrepresentation, if executed is signed by the persons it purports to be signed by, and witnessed or, as appropriate, notarized by the persons whose signatures appear as witnesses or notaries.

(b)   Except as set forth on Schedule 3.24(b) of the Company Disclosure Schedule, and other than Loans that have been pledged to the Federal Home Loan Bank or the Federal Reserve Bank of Boston in the ordinary course of business, no Loan has been assigned or pledged, and the Company or its applicable Subsidiary has good and marketable title thereto, without any basis for forfeiture thereof. The Company or its applicable Subsidiary is the sole owner and holder of the Loans free and clear of any and all Liens other than a Lien of the Company or its applicable Subsidiary.
(c)   Other than exceptions approved in accordance with applicable policies in the ordinary course of business, each Loan, to the extent secured by a Lien of the Company or its applicable Subsidiary, is secured by a valid, perfected and enforceable Lien of the Company or its applicable Subsidiary in the collateral for such Loan.
(d)   Each Loan was underwritten and originated or purchased by the Company or its applicable Subsidiary (i) in the ordinary course of business and consistent with the Company’s or its applicable Subsidiary’s policies and procedures for loan origination or purchase in place at the time such Loan was made or purchased and (ii) in accordance with applicable law in all material respects, including without limitation, laws related to usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory lending, abusive lending, and fair credit reporting.
(e)   Each Loan has been marketed, solicited, brokered, originated, made, maintained, serviced and administered in accordance with (i) applicable law in all material respects, including the Equal Credit Opportunity Act, Regulation B of the Consumer Financial Protection Bureau and the Fair Housing Act; (ii) the Company’s or its applicable Subsidiary’s applicable loan origination and servicing policies and procedures; and (iii) the Loan documents governing each Loan.
(f)   To the Knowledge of the Company, no Loan is subject to any valid right of rescission, set-off, claim, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the note or the security instrument (if applicable), or the exercise of any right thereunder, render either the note or the security instrument (if applicable) unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury.
(g)   Each Loan that is covered by an insurance policy or guarantee was (i) originated or underwritten in accordance with the applicable policies, procedures and requirements of the insurer or guarantor of such Loan at the time of origination or underwriting and (ii) to the Knowledge of the Company, continues to comply with the applicable policies, procedures and requirements of the insurer or guarantor in all material respects, such that the insurance policy or guarantee covering the Loan is in full force and effect. To the Knowledge of the Company, there are no defenses, counterclaims, or rights of set-off affecting the eligibility of the Loan for insurance by an insurer or for a guarantee by a guarantor, of affecting the validity or enforceability of any insurance or guarantee with respect to a Loan as a result of any act, error or omission of the Company or any of its Subsidiaries.

(h)   Schedule 3.24(h) of the Company Disclosure Schedule discloses as of December 31, 2024: (i) any Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to the Knowledge of the Company, in material violation, breach or default of any other provision thereof, including a description of such breach or default; (ii) each Loan which has been classified as “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by the Company, its Subsidiaries or a Governmental Authority (the “Classified Loans”), noting which Classified Loans are on non-accrual status; (iii) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or 5% or greater shareholder of the Company, or to the Knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as “Insider Transactions” by Regulation O of the FRB have been made by the Company or its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, do not involve more than normal risk of collectability or present other unfavorable features, were approved by the Board of Directors of the Company Bank in the manner and at the times required by applicable law, and otherwise comply with applicable law.
(i)   The allowance for Loan losses reflected in the Company Balance Sheet, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.
(j)   The Company has previously made available to Buyer complete and correct copies of its and its applicable Subsidiary’s lending and servicing policies and procedures.
(k)   No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to any Loan has taken place on the part of the Company, any Subsidiary or any other Person, including, without limitation, to the Knowledge of the Company, any borrower, any broker, any correspondent or any settlement service provider.
(l)   The Company or any Subsidiary is not in breach, and has not breached, any material provision contained in any agreement pursuant to which the Company has brokered, originated, made, sold, participated or performed any activity in connection with any Loan.
(m)   Except as set forth on Schedule 3.24(m) of the Company Disclosure Schedule, there is no pending action, suit, proceeding, investigation, or litigation, or to the best of the Company’s Knowledge, threatened, with respect to any Loan.
(n)   Except as set forth on Schedule 3.24(n) of the Company Disclosure Schedule, there are no payment defaults as to any Loan.
(o)   Except as set forth on Schedule 3.24(o) of the Company Disclosure Schedule, no loan made by the Company or any Subsidiary is subject to a repurchase, make-whole, indemnification or other recourse request or demand from any Person that purchased or acquired such loan, and no facts or circumstances exist that would reasonably be expected to give rise to any repurchase, make-whole, indemnification or other recourse request of demand.
(p)   Except as set forth on Schedule 3.24(p) of the Company Disclosure Schedule, to the Knowledge of the Company neither the borrower nor any guarantor of any Loan is in bankruptcy.
(q)   For each Loan, there is no default, breach, violation or event of acceleration existing under, as applicable, the mortgage, security instrument, loan agreement or note and no event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute or reasonably be expected to result in a default, breach, violation or event of acceleration, and the Company and any of its Subsidiaries has not waived any default, breach, violation or event of acceleration, all except as provided in the immediately following sentence. None of the rights or remedies under the documentation related to the Loan has been amended, modified, waived, subordinated or otherwise altered by the Company or any of its Subsidiaries, except as evidenced by a written instrument which is a part of the related Loan file and recorded as necessary to establish or enforce all related rights.
(r)   Except as set forth on Schedule 3.24(r) of the Company Disclosure Schedule, none of the Loans are serviced by third parties, and there are no obligations, agreements or understandings that could result in any Loan becoming subject to any such third party-servicing.
3.25   Deposits.
(a)   The deposits of Company Bank have been solicited, originated and administered by Company Bank in accordance with the terms of their governing documents in effect from time to time and with applicable law in all material respects.
(b)   Each of the agreements relating to the deposits of Company Bank is valid, binding, and enforceable upon its respective parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.
(c)   Company Bank has complied with applicable law in all material respects relating to overdrafts, overdraft protection and payment for overdrafts.
(d)   Any debit cards issued by Company Bank with respect to the deposits of Company Bank have been issued and administered in accordance with applicable law in all material respects, including the Electronic Fund Transfer Act of 1978, as amended, and Regulation E of Consumer Financial Protection Bureau.
3.26   Investment Securities.   Each of the Company and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities are valued on the books of the Company in accordance with GAAP.

The Company and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which the Company believes are prudent and reasonable in the context of such businesses. The Company and its Subsidiaries are permitted to own any investment securities owned by it in accordance with applicable law.
3.27   Investment Management and Related Activities.   None of the Company, any of its Subsidiaries or the Company’s or its Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity (excluding mortgage loan originators) with a Governmental Authority. Neither the Company nor any of its Subsidiaries engages in any trust business, nor administers or maintains accounts for which it acts as fiduciary (other than individual retirement accounts that are invested in deposits of Company Bank and over which neither the Company nor any of its Subsidiaries has investment discretion), including accounts for which it serves as trustee, custodian, agent, personal representative, guardian or conservator.
3.28   Derivative Transactions.   All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and, to the Company’s Knowledge, were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Company and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program. For purposes of this Section 3.28, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
3.29   Repurchase Agreements.   With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

3.30   Deposit Insurance.   The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by law, and Company Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, threatened.
3.31   CRA, Anti-money Laundering and Customer Information Security.
(a)   Neither the Company nor Company Bank is a party to any agreement with any individual or group regarding matters related to the Community Reinvestment Act of 1977, as amended, and any equivalent applicable state laws (collectively, the “CRA”). Company Bank is in compliance with all applicable requirements of the CRA.
(b)   The Company and each of its Subsidiaries, including Company Bank, is in compliance, and in the past has complied with, all applicable laws relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, including by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act” and all such applicable laws, the “Money Laundering Laws”). The Board of Directors of Company Bank has adopted and Company Bank has implemented a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder, including the requirement to perform customer due diligence on legal entity customers, and the Company and each of its Subsidiaries, including the Company Bank, have complied with and are in compliance with such written anti-money laundering programs.
(c)   None of (i) the Company, (ii) any Subsidiary of the Company, (iii) any Person on whose behalf the Company or any Subsidiary of the Company is acting, or (iv) to the Company’s Knowledge, any Person who directly or indirectly beneficially owns securities issued by the Company or any Subsidiary of the Company, is (A) named on the most current list of “Specially Designated Nationals” published by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns, or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. Neither the Company and nor any of its Subsidiaries, including Company Bank, has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and neither the Company nor any of its Subsidiaries, including Company Bank, is currently engaging in such transactions. The Company and each of its Subsidiaries is currently in compliance, and has at all times complied, with any requirement to block and report to OFAC any property in its possession or control in which any person whose interest in property is blocked has an interest. The Company and its Subsidiaries, including Company Bank, have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing matters.
(d)   The Company has no Knowledge of, and none of the Company and its Subsidiaries has been advised of, or has any reason to believe (because of Company Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2024, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Company or any Subsidiary of the Company, including Company Bank to be deemed not to be in compliance with the CRA, the Money Laundering Laws, any economic or trade sanctions programs administered by OFAC or the U.S. Department of State, or the Company Privacy Requirements. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Company or its Subsidiaries, including Company Bank, with respect to the Money Laundering Laws, any economic or trade sanctions administered by OFAC or the U.S. Department of State or the Company Privacy Requirements is pending or, to the Knowledge of the Company, threatened.
3.32   Transactions with Affiliates.   Except as set forth on Schedule 3.32 of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder owning 5% or more of the outstanding Company Common Stock, director, employee or Affiliate of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries. Except as set forth on Schedule 3.32 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, shareholders owning 5% or more of the outstanding Company Common Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.
3.33   Brokers; Fairness Opinion.   No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company or any of its Subsidiaries for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Griffin Financial Group (the “Financial Advisor”) by the Company. The fee payable to the Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between the Company and the Financial Advisor, a complete and correct copy of which has been previously provided to Buyer. The Company has received the opinion of the Financial Advisor, to the effect that, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company pursuant to the Merger is fair from a financial point of view to such shareholders, and such opinion has not been amended or rescinded, and remains in full force and effect. The Company shall provide to Buyer solely for informational purposes a copy of the executed opinion of the Financial Advisor as soon as practicable following the execution of this Agreement. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement/Prospectus.
ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF BUYER
4.1   Making of Representations and Warranties.
(a)   As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby makes to the Company the representations and warranties contained in this Article IV, subject to the standards established by Section 9.1.
(b)   On or prior to the date hereof, Buyer has delivered to the Company a schedule (the “Buyer Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties contained in this Article IV or the covenants set forth in Article V and Article VI, as applicable; provided, however, (i) that no such item is required to be set forth on Buyer Disclosure Schedule as an exception to a representation or warranty (x) to the extent that the information has been disclosed in any of the Buyer SEC Documents (as defined below) filed after January 1, 2023 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risks set forth in any “forward looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) and/or (y) if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 9.1 and (ii) the mere inclusion of an item in Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Buyer Material Adverse Effect (as defined in Section 9.3(a)). Any disclosure made in Buyer Disclosure Schedule with respect to a section of Article IV shall be deemed to qualify any other section of Article IV specifically referenced or cross-referenced or that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other sections.
4.2   Organization, Standing and Authority.   Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine. Buyer is a duly registered bank holding company under the BHCA and the regulations of the FRB promulgated thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for any failure to be so qualified that would not be material to Buyer. Each of Buyer’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdiction where its ownership or leasing of property or the conduct of its business requires such Subsidiary to be so qualified, except for any failure to be so qualified that would not be material to Buyer.

Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each of its Subsidiaries.
4.3   Capitalization.   As of the date hereof, the authorized capital stock of Buyer consists of (i) 1,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding, and (ii) 20,000,000 shares of Buyer Common Stock, of which there are (i) 15,291,902 shares of Buyer Common Stock issued and outstanding, (ii) 5,686 shares of Buyer Common Stock reserved for issuance upon the exercise and settlement of outstanding Buyer stock options, (iii) 113,455 shares of Buyer Common Stock reserved for issuance upon the settlement of outstanding Buyer restricted stock, restricted stock unit and performance awards and (iv) 200,000 shares of Buyer Common Stock reserved for issuance under Buyer’s Employee Stock Purchase Plan. The outstanding shares of Buyer’s capital stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive rights or similar rights (and were not issued in violation of any preemptive or similar rights and the Buyer Board has not granted or approved any such preemptive or similar rights). The shares of Buyer Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights. As of the date hereof, there are no additional shares of Buyer’s capital stock authorized or reserved for issuance, Buyer does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and Buyer does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights.
4.4   Corporate Power.   Each of Buyer and its Subsidiaries has the corporate power and authority in all material respects to carry on its business as it is now being conducted and to own all of its properties and assets; and Buyer has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the Regulatory Approvals (as defined in Section 9.3(a)).
4.5   Buyer Bank.   The equity securities of Buyer Bank are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights. Buyer Bank has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.
4.6   Corporate Authority.
(a)   Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Buyer Board has adopted resolutions (i) determining that the terms of this Agreement and the transactions contemplated hereby are advisable and in the best interests of Buyer and its shareholders and (ii) approving this Agreement and the transactions contemplated hereby, including, but not limited to, the issuance of shares of Buyer

Common Stock. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Merger and this Merger Agreement do not require the approval of Buyer’s shareholders.
(b)   No corporate proceedings on the part of Buyer are necessary to authorize, adopt, or approve, as applicable, this Agreement or to consummate the transactions contemplated hereby (except for the filing of the appropriate merger documents as required by the MBCA and the NHBCA and the adoption and approval of the Bank Merger Agreement by Buyer as Buyer Bank’s sole shareholder). Buyer has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms except, in each case, as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity.
4.7   Non-Contravention.
(a)   Subject to the receipt of the Regulatory Approvals and compliance with the conditions contained therein, the approval of the Bank Merger Agreement by the Company as Company Bank’s sole stockholder and the required filings under federal and state securities laws and applicable stock exchange rules, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by Buyer do not and will not (i) constitute a breach or violation of, or a default under, Buyer’s Articles of Incorporation or Bylaws, or (ii) require the consent or approval of any Governmental Authority.
(b)   As of the date hereof, Buyer has no Knowledge of any reasons relating to Buyer or Buyer Bank why (i) all of the Regulatory Approvals would not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.
4.8   Corporate Records; Articles of Incorporation; Bylaws.   Buyer has made available to the Company a complete and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, of Buyer. Buyer is not in violation of any of the terms of its Articles of Incorporation or Bylaws.
4.9   Compliance with Laws.   Each of Buyer and its Subsidiaries, except as publicly disclosed:
(a)   since January 1, 2022, has been and is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, all Finance Laws, as applicable;
(b)   has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of Buyer, no suspension or cancellation of any of them is threatened, except in each case those the absence of which would not be material to Buyer; and
(c)   has received, since January 1, 2022, no notification or communication from any Governmental Authority (i) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by Buyer within a certain time period or indefinitely (nor, to the Knowledge of Buyer, do any grounds for any of the foregoing exist), except, in each case of clauses (i) through (iv), such notification or communication would not be material to Buyer.
4.10   Litigation; Regulatory Action.
(a)   No material litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Buyer or any of its Subsidiaries, and, to the Knowledge of Buyer, (i) no litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding. Except as publicly disclosed, neither Buyer nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated banks or financial holding companies or their subsidiaries.
(b)   Neither Buyer nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Buyer or any of its Subsidiaries.
(c)   Neither Buyer nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

4.11   SEC Documents; Financial Reports; and Regulatory Reports.
(a)   Buyer’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2024 (the “Buyer Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Buyer or any of its Subsidiaries subsequent to January 1, 2022 under the Securities Act (as defined in Section 9.3(a)), or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (as defined in Section 9.3(a)) (collectively, the “Buyer SEC Documents”), with the SEC, and all of Buyer SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply as to form, in all material respects, with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents, in all material respects, and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present, in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of Buyer and its Subsidiaries contained in Buyer Form 10-K and, except for liabilities reflected in Buyer SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2024, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.
(b)   Buyer and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of the NYSE American. Buyer (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of Buyer Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.
(c)   Since January 1, 2022, Buyer and its Subsidiaries have duly filed with the FRB and the FDIC, and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations, except as would not be material to Buyer.
4.12   Absence of Certain Changes or Events.   Except as disclosed in Buyer SEC Documents (other than risk factors and other forward-looking information) filed or furnished prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2024, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
4.13   Buyer Employee Programs.
(a)   Schedule 4.13 of Buyer Disclosure Schedule sets forth a list of every material Employee Program currently maintained by Buyer or any of its ERISA Affiliates, or with respect to which Buyer or any of its ERISA Affiliates has or may have any liability (including by reason of being or having been an ERISA Affiliate with any other Person) (the “Buyer Employee Programs”).
(b)   Each material Buyer Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Buyer Employee Program for any period for which such Buyer Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of Buyer, no event or omission has occurred that would cause any Company Employee Program to lose such qualification or require corrective action under the IRS Employee Plans Compliance Resolution System.
(c)   Each Buyer Employee Program is, and has been established, operated, and administered in all material respects in compliance with its terms and with applicable laws and regulations, including without limitation ERISA, the Code, and the Affordable Care Act. No Buyer Employee Program is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Buyer, threatened with respect to any Buyer Employee Program or any fiduciary or service provider thereof, and, to the Knowledge of Buyer, there is no reasonable basis for any such litigation or proceeding. All payments and/or contributions required to have been made with respect to all Buyer Employee Programs either have been timely made or have been accrued in accordance with the terms of the applicable Buyer Employee Program and applicable law.
(d)   Neither Buyer nor any of its ERISA Affiliates has ever maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full.
(e)   With respect to any Buyer Employee Program that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, none of the following has occurred or existed, nor will any of the following occur or exist as a result of the transactions contemplated by this Agreement: (i) a failure to make on a timely basis any contribution (including, without limitation, any installment) required under Section 302 or 303 of ERISA or Section 412 of the Code; (ii) the filing of an application for a waiver described in Section 412(c) of the Code and Section 303 of ERISA; (iii) a “reportable event” within the meaning of ERISA Section 4043, for which the notice requirement is not waived by the regulations thereunder; (iv) an event or condition which presents a material risk of a plan termination or any other event that may cause Buyer or any ERISA Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA; or (v) “unfunded benefit liabilities” within the meaning of ERISA Section 4001(a)(18).
4.14   Regulatory Capitalization.   Buyer and Buyer Bank are, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.
4.15   CRA, Anti-money Laundering and Customer Information Security.
(a)   Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding the CRA. Buyer Bank is in compliance with all applicable requirements of the CRA.
(b)   Buyer and each of its Subsidiaries, including Buyer Bank, is in compliance, and in the past has complied with, all applicable laws relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, including by the USA PATRIOT Act, and the Money Laundering Laws, except as would not be material to Buyer. The Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder, including the requirements to perform customer due diligence on legal entity customers.
(c)   None of (i) Buyer, (ii) any Subsidiary of Buyer, (iii) any Person on whose behalf Buyer or any Subsidiary of Buyer is acting, or (iv) to Buyer’s Knowledge, any Person who directly or indirectly beneficially owns securities issued by Buyer or any Subsidiary of Buyer, is (A) named on the most current list of “Specially Designated Nationals” published by OFAC or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns, or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. Neither Buyer and nor any of its Subsidiaries, including Buyer Bank, has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and neither Buyer nor any of its Subsidiaries, including Buyer Bank, is currently engaging in such transactions. Buyer and each of its Subsidiaries is currently in compliance, and has at all times complied, with any requirement to block and report to OFAC any property in its possession or control in which any person whose interest in property is blocked has an interest. Buyer and its subsidiaries, including Buyer Bank, have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing.
(d)   Buyer is in compliance with any contractual commitment made by the Buyer or any of its Subsidiaries with respect to Personal Information (the “Buyer Privacy Requirements”), in all material respects. The Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented a written information security program that meets the requirements of applicable law, in all material respects.
(e)   Buyer has no Knowledge of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of Buyer Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2023, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer or any Subsidiary of Buyer, including Buyer Bank to be deemed not to be in compliance with the CRA, the Money Laundering Laws, any economic or trade sanctions programs administered by OFAC or the U.S. Department of State, or in any material respect, the Buyer Privacy Requirements. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving Buyer or its Subsidiaries, including each of Buyer Bank, with respect to the Money Laundering Laws, any economic or trade sanctions administered by OFAC or the U.S. Department of State or the Buyer Privacy Requirements is pending or, to the knowledge of Buyer, threatened.
4.16   Taxes and Tax Returns.
For purposes of this Section 4.16, any reference to Buyer or its Subsidiaries shall be deemed to include a reference to Buyer’s predecessors or the predecessors of its Subsidiaries, respectively, except where inconsistent with the language of this Section 4.16.

(a)   Each of Buyer and its Subsidiaries has (i) timely filed (or there has been timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete in all material respects and (ii) timely paid in full (or there has been timely paid in full on its behalf) all Taxes required to have been paid by it.
(b)   The unpaid Taxes of Buyer and each of its Subsidiaries (i) did not, as of December 31, 2024, exceed the accrued Tax liability (rather than any deferred income Tax liability established to reflect timing differences between book and Tax income) set forth in Buyer’s financial statements and (ii) will not exceed the accrued Tax liability as adjusted for transactions or operations in the ordinary course of business through the Closing Date in accordance with the past custom and practice of Buyer and each of its Subsidiaries in filing their Tax Returns.
(c)   Proper and accurate amounts have been withheld by Buyer and each of its Subsidiaries from its respective employees, independent contractors, creditors, shareholders, depositors and other payees for all periods in compliance with the Tax withholding provisions of applicable U.S. federal, state and local laws.
(d)   As of the date of this Agreement, no U.S. federal, state, local or non-U.S. audits or other administrative proceedings or court proceedings are presently pending with regard to any Tax or Tax Return of Buyer or any of its Subsidiaries, and none of Buyer or its Subsidiaries has received written notice of any pending or proposed claims, audits or proceedings with respect to Taxes.
(e)   None of Buyer or any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only Buyer and its Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year. None of Buyer or any of its Subsidiaries has any liability for the Taxes of any Person (other than Buyer or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. law) as a transferee or successor, by contract, or otherwise.
(f)   Each of Buyer and its Subsidiaries computes its taxable income using the accrual method of accounting and has used the accrual method of accounting to compute its taxable income for all taxable years ending after December 31, 2022. None of Buyer or any of its Subsidiaries has agreed, or is required, to make any adjustment under Section 481 of the Code affecting any taxable year ending after December 31, 2022, and the IRS has not initiated or proposed any such adjustment. None of Buyer or its Subsidiaries will be required to include amounts in income, or to exclude items of deduction, in a taxable period beginning after the Closing Date as a result of a change in method of accounting occurring prior to the Closing Date. Buyer is not and has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code. No property of any of Buyer or its Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code.
(g)   None of Buyer or any of its Subsidiaries has received any notice of deficiency or assessment from any Governmental Authority for any amount of Tax that has not been fully settled or satisfied, and to the Knowledge of Buyer, no such deficiency or assessment is proposed.
(h)   None of Buyer or any of its Subsidiaries has ever participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations (or any predecessor provision), and each of Buyer and its Subsidiaries has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Tax within the meaning of Section 6662 or Section 6662A of the Code.
(i)   None of Buyer or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of a taxable period) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.
(j)   Buyer operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations.
(k)   As of the date of this Agreement, Buyer is aware of no reason why the Merger or the Bank Merger would fail to qualify as a “reorganization” under Section 368(a) of the Code.
4.17   Labor Matters.
(a)   To the Knowledge of Buyer, Buyer and its Subsidiaries are in material compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment.
(b)   Neither Buyer nor any of its Subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Buyer or any of its Subsidiaries, to the Knowledge of Buyer, the subject of a material proceeding asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No material work stoppage involving Buyer or any of its Subsidiaries is pending, or to the Knowledge of Buyer, threatened. To the Knowledge of Buyer, no labor union is attempting to organize employees of Buyer or any of its Subsidiaries.
4.18   Insurance.   Buyer and each of its Subsidiaries is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations.
4.19   Privacy and Protection of Personal Information.
(a)   Each of Buyer and its Subsidiaries has at all times complied with the Buyer Privacy Requirements in all material respects. Buyer and its Subsidiaries have a privacy policy that incorporates all disclosures to data subjects required by applicable Privacy Laws and none of the disclosures made or contained in such privacy policy has been materially inaccurate, misleading or deceptive or in material violation of applicable Privacy Laws.
(b)   Buyer provides its employees with regular training on privacy and data security matters to the extent required by applicable Privacy Laws. In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information collected, held, or controlled by or on behalf of Buyer, to the extent required under applicable Privacy Laws, Buyer has entered into written data processing agreements with any such third party in accordance with the requirements of applicable Privacy Laws.
(c)   Since January 1, 2022, to the Knowledge of Buyer, there have been no material data security incidents, personal data breaches or other adverse events or incidents involving unauthorized use and access to Personal Information in the custody and control of Buyer or any of its Subsidiaries or any service provider acting on behalf of Buyer or any of its Subsidiaries, and no unresolved breach or violation of the information security systems of Buyer or any of its Subsidiaries has occurred or is known or suspected, and there has been no unauthorized or illegal use of or access to any Personal Information. Buyer has a data breach response plan in place and tests this plan on a no less than an annual basis.
(d)   The consummation of any of the transactions contemplated hereby will not violate any applicable Privacy Laws or the privacy policies of Buyer.
4.20   Loans.
(a)   Other than exceptions approved in accordance with applicable policies in the ordinary course of business, each loan agreement, note or borrowing arrangement, including, without limitation, mortgage loans, home equity loans, and lines of credit, personal loans, business loans, portions of outstanding lines of credit, credit card accounts, and loan commitments, on Buyer’s or its applicable Subsidiary’s books and records (collectively, “Buyer Loans”), was underwritten and originated or purchased by Buyer or its applicable Subsidiary (i) in the ordinary course of business and consistent with Buyer’s or its applicable Subsidiary’s policies and procedures for loan origination or purchase in place at the time such Buyer Loan was made purchased and (ii) in accordance with applicable law, including without limitation, laws related to usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory lending, abusive lending, and fair credit reporting.
(b)   Each Buyer Loan has been marketed, solicited, brokered, originated, made, maintained, serviced and administered in accordance with (i) applicable law in all material respects, including the Equal Credit Opportunity Act, Regulation B of the Consumer Financial

Protection Bureau and the Fair Housing Act; and (ii) Buyer Loan documents governing each Buyer Loan.
(c)   The allowance for Buyer Loan losses reflected in the balance sheets of Buyer, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.
ARTICLE V — COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1   Company Forbearances.   From the date hereof until the Effective Time, except as set forth on Schedule 5.1 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Buyer, the Company will not, and will cause each of its Subsidiaries not to:
(a)   Ordinary Course.   Conduct its business other than in the ordinary and usual course consistent with past practice, or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would reasonably be expected to (i) adversely affect the ability of any party to obtain any necessary approval of the Company’s shareholders or any Governmental Authority required for the transactions contemplated hereby (including, without limitation, the Regulatory Approvals) or (ii) adversely affect the Company’s ability to perform any of its material obligations under this Agreement.
(b)   Stock.   (i) Issue, grant, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock options or stock appreciation rights, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing stock options, stock appreciation rights or other rights to subscribe for or acquire shares of stock, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.
(c)   Dividends, Etc.   (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of stock other than (x) dividends from wholly-owned Subsidiaries to the Company or any other wholly-owned Subsidiary of the Company, as applicable or (y) regular quarterly cash dividends on Company Common Stock no greater than $0.29 per share with record and payment dates consistent with past practice (subject to the last sentence of this clause (c)), or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than with respect to shares withheld for Tax purposes upon the vesting of restricted stock awards or performance restricted stock unit awards or tendered to pay withholding Taxes or in payment of the exercise price of stock options). After the date hereof, the Company shall coordinate with Buyer regarding the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto and align such dates with the corresponding dates with respect to any dividends in respect of Buyer Common Stock, it being the intention of the parties hereto that holders of the Company Common Stock shall not receive two dividends for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Buyer Common Stock that such holders receive in exchange therefor in the Merger.
(d)   Compensation; Employment Agreements; Etc.   Enter into or amend any employment, severance, retention, change-in-control or similar agreements or arrangements with any of its directors, officers, employees or consultants, grant any salary or wage increase, increase any employee benefit, make any incentive or bonus payments, or provide any Tax “gross-up” or similar “make-whole” payments, or commit to do any of the foregoing, except for (i) normal increases in compensation in the ordinary course of business consistent with past practice; provided, however, that such increases in base compensation do not exceed 5% on an individual basis (other than promotions made in the ordinary course, which increase in base compensation on account of any such promotion do not exceed 10%), (ii) as may be required by law, or (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 5.1(d) of the Company Disclosure Schedule.
(e)   Benefit Plans.   Except as may be required by either (i) applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 5.1(e) of the Company Disclosure Schedule, enter into, establish, adopt or amend any pension, retirement, stock option, equity award, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or other employee of the Company or any of its Subsidiaries, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.
(f)   Company Employees.   Hire or terminate, other than for cause or as required by law, the employment of any officer, member of senior management or other key employee, elect to any office any person who is not a member of the Company’s management team as of the date of this Agreement or elect to the Company Board any person who is not a member of the Company Board as of the date of this Agreement.
(g)   Dispositions.   Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.
(h)   Governing Documents.   Amend its articles of incorporation or bylaws (or equivalent documents).
(i)   Acquisitions.   Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, securities, deposits or properties of any other entity.
(j)   Capital Expenditures.   Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $50,000 in the aggregate.
(k)   Contracts.   Enter into or terminate any Company Material Contract or amend or modify in any material respect any Company Material Contract or Lease, or waive any rights under any Company Material Contract or Lease.
(l)   Claims.   Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is a party, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect.
(m)   Banking Operations.   Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management or other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; or file any application or make any contract with respect to branching or site location or branching or site relocation.
(n)   Derivative Transactions.   Enter into any Derivative Transactions other than in the ordinary course of business consistent with past practice.
(o)   Indebtedness.   Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, Federal Home Loan Bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), prepay any indebtedness or other similar arrangements so as to cause the Company or any of its Subsidiaries to incur any prepayment penalty thereunder, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.
(p)   Investment Securities.   Materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or applicable Laws or policies imposed by any Governmental Authority or requested by a Government Authority, or purchase any security rated below investment grade.
(q)   Loans.   Make, renegotiate, renew, increase, extend the term of, modify or purchase any loan, loan commitment, letter of credit or other extension of credit, (A) that would require an exception to the Company’s formal loan policy as in effect as of the date of this Agreement or that is not in strict compliance with the provisions of such loan policy, except for policy exceptions taken in the normal course for similarly-sized loans, (B) other than incident to a reasonable loan restructuring, to any person or any director or officer of, or any owner of a material interest in, such person if such person or such Affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries that constitutes a nonperforming loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries, (C) other than in the ordinary course of business consistent with past practice if, as a result of such action, the total commitment to the borrower and the borrower’s Affiliates would exceed $2,500,000 (other than increases of pass grade relationships by up to 10% of the aggregate outstanding amount) or (D) except for loans made in accordance with Regulation O of the FRB, make or increase any loan, or commit to make or increase any such loan or extension of credit, to any director or executive officer of the Company, or any entity controlled, directly or indirectly, by any of the foregoing.
(r)   Investments in Real Estate.   Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice); or foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA, or foreclose or take a deed or title to any real estate if such environmental assessment indicates the presence of Hazardous Material.
(s)   Accounting Methods.   Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.
(t)   Tax Matters.   Except as required by law or applicable regulatory authority, change any Tax election, change an annual accounting period, change any accounting method, file any amended Tax Return, fail to timely file any material Tax Return, enter into any closing agreement, settle or compromise any material liability with respect to Taxes, surrender any right to claim a refund of Taxes, or consent to any material extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the filing of any material Tax Return or the payment of any material Tax. For purposes of this Section 5.1(t), “material” shall mean affecting or relating to $50,000 or more of taxable income.
(u)   Loan Policies.   Change its loan policies or procedures in effect as of the date hereof, except as required by any Governmental Authority.
(v)   Adverse Actions.   (i) Knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger or Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied, or (C) a material violation of any provision of this Agreement.

(w)   Insurance.   Fail to maintain in effect any insurance policy, in each case on substantially the same terms as currently in effect; and issue or renew any policy, binder, slip or other contract of insurance or assumed reinsurance except to the extent required by the prior clause or applicable law.
(x)   Reorganization.   Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.
(y)   Agreements.   Agree or commit to do anything prohibited by this Section 5.1.
5.2   Buyer Forbearances.   From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, Buyer will not, and will cause each of its Subsidiaries not to (i) knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) take any action that is intended or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.
ARTICLE VI — ADDITIONAL AGREEMENTS
6.1   Company Shareholder Approval.
(a)   Following the execution of this Agreement, the Company shall take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”). The Company Meeting will take place as promptly as practicable, and in any event no later than 45 days, after the Registration Statement (as defined in Section 6.2 below) is declared effective.
(b)   Subject to Section 6.5 hereof, the Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited in compliance with the NHBCA, the Articles of Incorporation of the Company, and the Bylaws of the Company, and all other applicable legal requirements. The Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer and, if requested by Buyer, shall retain an outside proxy solicitation firm. Notwithstanding any Company Subsequent Determination (as defined in Section 6.5 below) or anything herein to the contrary, this Agreement shall be submitted to the shareholders of the Company at the Company Meeting for the purpose of obtaining the Company Shareholder Approval and nothing contained herein shall be deemed to relieve the Company of such obligation so long as the Buyer has obtained the SEC’s declaration of effectiveness of the Registration Statement; provided, however, that if the Company Board shall have effected a Company Subsequent Determination permitted hereunder, then the Company Board shall submit this Agreement to Company’s shareholders without the recommendation of the Agreement (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by applicable law; provided that, for the avoidance of doubt, the Company may not take any action under this sentence unless it has complied with the provisions of Section 6.5. In addition to the foregoing, neither Company nor the Company Board shall recommend to its shareholders or submit to the vote of its shareholders any Acquisition Proposal (as defined in Section 6.5 below) other than the Merger.
(c)   The Company shall, on one or more occasions, adjourn or postpone the Company Meeting to a date mutually agreed with Buyer if (i) as of the date of the Company Meeting (including any adjourned meeting) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of the Company Meeting, (ii) as of the date of the Company Meeting (including any adjourned meeting), the Company has not received proxies representing a sufficient number of shares necessary for the approval this Agreement and the transactions contemplated hereby (including the Merger) by the shareholders of the Company in accordance with the Company’s Articles of Incorporation and Bylaws and applicable law, or (iii) required by applicable law in order to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the Company’s shareholders a reasonable amount of time prior to the Company Meeting, except if the Company Board shall have effected a Company Subsequent Determination permitted hereunder (in which case, no adjournment for such reasons shall be required). The Company shall not otherwise adjourn or postpone the Company Meeting without the prior consent of Buyer.
(d)   Subject to Section 6.5 hereof, (A) the Company Board shall recommend that the Company’s shareholders vote to approve this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by the Company’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”), and (B) the Proxy Statement/Prospectus shall include the Company Recommendation
(e)   Subject to Section 6.5 hereof, the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of this Agreement and the transactions contemplated hereby and shall take all other action necessary or advisable to secure the Company Shareholder Approval.
6.2   Registration Statement.
(a)   Buyer and the Company agree to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) to be filed by Buyer with the SEC in connection with the issuance of Buyer Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company relating to the Company Meeting and constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). Each of Buyer and the Company agree to use its reasonable best efforts to cause the Registration Statement to be filed within 45 days of the date this Agreement and to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. The Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Company’s independent registered public accounting firm and other representatives, as applicable, in connection with the Registration Statement and the Proxy Statement/Prospectus. After the Registration Statement is declared effective under the Securities Act, the Company, at its expense, shall promptly mail the Proxy Statement/Prospectus to the Company’s shareholders.
(b)   Each of Buyer and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby. Each of Buyer and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing by or on behalf of the Company to the Company’s shareholders and at the time of the Company Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of Buyer and the Company further agrees that if it shall become aware, prior to the Company Meeting, of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Proxy Statement/Prospectus.
(c)   Buyer will advise the Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
6.3   Press Releases.   Buyer and the Company will consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby and will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby or make any such public statements or other disclosure regarding this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party, to the extent practicable and after allowing the other party reasonable time to comment on, which comments shall be considered in good faith by such party), issue such press release or public statements as may be required by applicable law or the rules and regulations of any stock exchange.
6.4   Access; Information.
(a)   Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford Buyer and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, the “Buyer Representatives”), access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to Buyer and Buyer Representatives (i) a copy of each material report, schedule and other document filed with any Governmental Authority (other than reports or documents that the Company or its Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Buyer or Buyer Representative may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney-client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree, or relates to deliberations or other matters concerning the Company’s compliance with this Agreement. Consistent with the foregoing, the Company agrees to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.
(b)   During the period prior to the Effective Time, upon reasonable notice and subject to applicable laws relating to the exchange of information, Buyer shall cause Buyer Representatives to meet with a Company Representative and discuss the general status of Buyer’s financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, and, during such period, it shall promptly notify the Company and the Company Representatives of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals, or the institution of material litigation involving Buyer or Buyer Bank, and Buyer shall be reasonably responsive to requests by the Company for information relating to Buyer’s representations, warranties and covenants set forth in this Agreement. Neither Buyer nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree.
(c)   The Company and Buyer agree to hold all information and documents obtained pursuant to this Section 6.4 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement (as defined in Section 9.3(a)), as if it were the party receiving the confidential information as described therein). No investigation by one party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to a party’s obligation to consummate the transactions contemplated by this Agreement.
6.5   No Solicitation.
(a)   The Company shall not and shall instruct and use its reasonable best efforts to cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of the Company and its Subsidiaries (collectively, the “Company Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) any non-public information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions); (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company and its Subsidiaries shall, and shall use its commercially reasonable efforts to cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, 15% or more of the assets of the Company and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b)   Notwithstanding Section 6.5(a), prior to the date that the Company Shareholder Approval is obtained, the Company may take any of the actions described in clause (ii) of Section 6.5(a) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.5; (ii) the Company Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and a nationally recognized, independent financial advisor, that (A) such Acquisition Proposal constitutes or is more likely than not to lead to a Superior Proposal and (B) it is required to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable law; (iii) the Company has provided Buyer with at least three Business Days prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with the Company. The Company shall promptly provide to Buyer any non-public information regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.
For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Company Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a nationally recognized, independent financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Company’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material Regulatory Approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (B) is, in light of the other terms of such proposal, more favorable to the Company’s shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.
(c)   The Company shall promptly (and in any event within 24 hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-

mails or other electronic communications)). The Company agrees that it shall keep Buyer informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions. The Company will promptly (and in any event within 48 hours) advise Buyer of any amendments or modifications to such proposal, offer or request, other than in any de minimis respect).
(d)   Except as provided in Section 6.5(e), neither the Company Board nor any committee thereof shall (i) withdraw, qualify, amend or modify, or publicly propose to withdraw, qualify, amend or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, or make any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or publicly recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.5(b)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(e)   Notwithstanding Section 6.5(d), prior to the time the Company Shareholder Approval is obtained, the Company Board may withdraw, qualify, amend or modify the Company Recommendation (a “Company Subsequent Determination”) after the fourth Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (and that did not result from a breach of this Section 6.5) constitutes a Superior Proposal if, but only if, (i) the Company Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a nationally recognized financial advisor, that it is required to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable law, (ii) during the four Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), the Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 6.5(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to a Superior Proposal, the Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 6.5(e), except that the Notice Period shall be reduced to two Business Days.

6.6   Takeover Laws.   No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.
6.7   Shares Listed.   Prior to the Effective Time, to the extent required by the NYSE American, Buyer shall submit an Additional Listing Application with the NYSE American with respect to the shares of Buyer Common Stock to be issued to the holders of the Company Common Stock in the Merger.
6.8   Regulatory Applications; Filings; Consents.   Buyer, the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (a) to promptly (and no more than 45 days from the date of this Agreement) prepare all documentation, effect all filings and obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals, and (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, condition or other requirement which Buyer reasonably determines would (i) prohibit or materially limit the ownership or operation by the Company, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of the Company or Buyer or any of its Subsidiaries, (ii) compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or Buyer or any of its Subsidiaries, or (iii) compel Buyer or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (i)-(iii) of this sentence would have a material adverse effect on the future operation by Buyer and its Subsidiaries of their business, taken as a whole (the “Burdensome Conditions”). Provided that the Company has cooperated as required above, Buyer agrees to file the requisite applications or waiver requests to be filed by it with the FRB, the FDIC, and the Governmental Authorities of the states in which the Company and its Subsidiaries operate. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties reasonably apprised of the status of material matters relating to completion of the transactions contemplated hereby.

6.9   Indemnification; Directors’ and Officers’ Insurance.
(a)   Buyer agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company or its Subsidiaries (the “Indemnified Parties”) as provided in the Company’s Articles of Incorporation or Bylaws or in the similar governing documents of the Company’s Subsidiaries as in effect as of the date hereof with respect to any acts, errors or omissions occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time, unless otherwise prohibited by law; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.
(b)   Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to Buyer which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the directors and officers than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than 300% of the annual premium currently paid by the Company for such insurance (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, the Company may enter into an agreement to spend up to the amount of the Premium Limit to purchase such lesser coverage as may be obtained with such amount.
(c)   In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.9.
(d)   The provisions of this Section 6.9 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
6.10   Employees and Benefit Plans.
(a)   As promptly as practicable after the Effective Time and continuing for at least twelve months following the Effective Time, Buyer agrees to provide the employees of the Company and any of its Subsidiaries who remain employed after the Effective Time (collectively, the “Continuing Employees”) with employee benefits that are at least comparable in the aggregate to those maintained by Buyer for similarly-situated employees of Buyer.
(b)   Buyer will treat, and use commercially reasonable efforts to cause its applicable Buyer Employee Programs to treat, the service of the Continuing Employees with the Company or any of its Subsidiaries as service rendered to Buyer or any of its Subsidiaries for purposes of eligibility to participate and vesting under any Buyer Employee Programs, and for other appropriate purposes including, but not limited to, applicability of minimum waiting periods for participation (but not for benefit accrual under any defined benefit plan (including minimum pension amount)). Without limiting the foregoing, but subject to the terms and conditions of Buyer’s health and similar plans, Buyer shall use commercially reasonable efforts to cause such plans not to treat any employee of the Company or any of its Subsidiaries as a “new” employee for purposes of any exclusions under any health or similar plan of Buyer for a pre-existing medical condition to the extent that any such exclusion did not apply under a health or similar plan of the Company or its Subsidiaries immediately prior the Effective Time, and any deductibles, co-payments or out-of-pocket expenses paid under any of the Company’s or any of its Subsidiaries’ health plans shall be credited towards deductibles, co-payments or out-of-pocket expenses under Buyer’s health plans upon delivery to Buyer of appropriate documentation.
(c)   Notwithstanding anything to the contrary contained herein, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Company. The Company shall cooperate in good faith with the Buyer prior to the Closing Date to amend, freeze, terminate or modify any Company employee benefit plans, policies or programs, as reasonably requested by the Buyer (excluding any agreements listed on Schedule 6.10(d) of the Company Disclosure Schedule).
(d)   From and after the Effective Time, Buyer agrees, and agrees to cause its Subsidiaries, to honor and continue to be obligated to perform, in accordance with their terms, all contractual rights of current and former employees of the Company or any of its Subsidiaries existing as of the date hereof, including, without limitation, all employment, change in control, and split-dollar agreements of the Company and its Subsidiaries listed in Schedule 6.10(d) of the Company Disclosure Schedule.
(e)   The Company shall, effective as of at least one day prior to the Effective Time, terminate the Company’s 401(k) plan and any other plan that is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by the Company or any of its Affiliates (collectively, the “401(k) Plan”) and no further contributions shall be made to the 401(k) Plan. The Company shall provide to Buyer (a) executed resolutions of the board of directors of the Company authorizing such termination, and (b) executed amendments to the 401(k) Plan, which (i) in Buyer’s reasonable judgment are sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder, including such that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination, and (ii) effective prior to termination of the 401(k) Plan provide for the automatic payment of participants’ accounts upon plan termination in the form of a lump-sum. Buyer may request that the Company file a favorable determination letter application with the IRS in connection with the termination of the Company’s 401(k) plan.
(f)   Within ten days of executing this Agreement, the Company shall terminate the Guaranty Bancorp, Inc. Woodsville Guaranty Savings Bank Employee Severance Payment and Benefits Policy. Buyer agrees, and agrees to cause its Subsidiaries, to honor the severance guidelines set forth in Schedule 6.10(f) of the Company Disclosure Schedule.
(g)   All of the salary continuation agreements maintained by the Company are identified on Schedule 3.14(a) of the Company Disclosure Schedule. All such arrangements have been fully funded by Company or fully accrued for on the Company’s books and records as of the date of this Agreement, except to the extent disclosed in the Company’s Disclosure Schedule. The Company shall take any and all necessary actions to terminate the salary continuation agreements noted in Schedule 3.14(a) of the Company Disclosure Schedule at or immediately prior to the Effective Time in accordance with Section 409A of the Internal Revenue Code. From and after the Effective Time, such salary continuation agreements shall be terminated without any further accruals or increased obligations or further contributions by Buyer. The termination of the salary continuation agreements identified in Schedule 3.14(a) of the Company Disclosure Schedule will be administered in accordance with the terms of the respective plans and applicable law.
(h)   The Company and Buyer shall use reasonable efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to the employees of the Company and its Subsidiaries regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of such employees and, in any case, any such notice or communication materials shall comply with applicable law.
(i)   Notwithstanding anything else contained herein to the contrary, nothing in this Section 6.10 shall (i) be deemed or construed to be an amendment or other modification of any Company Employee Program or Buyer Employee Program, (ii) create any third party rights in any current or former employee, director or other service provider of Buyer, the Company or any of their respective Affiliates (or any beneficiaries or dependents thereof); or (iii) entitle any Continuing Employee to continued employment on other than an “at will” basis.
6.11   Notification of Certain Matters.   Each of Buyer and the Company shall give prompt notice to the other (and will subsequently keep the other party informed on a reasonably current basis of any material developments related to such notice) upon becoming aware of the occurrence or existence of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any condition set forth in Article VII not being satisfied, (b) notwithstanding the standards set forth in Section 9.1, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or (c) is reasonably likely to result in a Company Material Adverse Effect of a Buyer Material Adverse Effect, as the case may be. No such notice by Buyer or the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s or the Company’s obligations to consummate the transactions contemplated by this Agreement.
6.12   Financial Statements and Other Current Information.   As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Buyer (a) consolidated financial statements (including statements of financial condition, statements of operations and stockholders’ equity) of the Company and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of the Company and its Subsidiaries. All information furnished by the Company to

Buyer pursuant to this Section 6.12 shall be held in confidence to the same extent of Buyer’s obligations under Section 6.4(c).
6.13   Confidentiality Agreement.   The Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with its terms.
6.14   Certain Tax Matters.   During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to: (a) timely file (taking into account any extensions of time within which to file) all Tax Returns required to be filed by it, and such Tax Returns shall be prepared in a manner reasonably consistent with past practice; (b) timely pay all Taxes shown as due and payable on such Tax Returns that are so filed; (c) establish an accrual in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which a Tax Return is due prior to the Effective Time; and (d) promptly notify Buyer of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including, without limitation, Tax liabilities and refund claims.
6.15   Certain Litigation.   The Company shall provide Buyer the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
6.16   Tax Treatment.
(a)   Buyer shall use its reasonable best efforts to, and cause each of its Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain the opinion of counsel referred to in Section 7.2(b). Buyer shall not take any action (or knowingly fail to take any action, including failing to use its reasonable best efforts to proscribe any of its respective Subsidiaries from taking any action) that could reasonably be expected to prevent or impede such qualification.
(b)   The Company shall use its reasonable best efforts to, and cause each of its Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain the opinion of counsel referred to in Section 7.3(b). The Company shall not take any action (or knowingly fail to take any action, including failing to use its reasonable best efforts to proscribe any of its respective Subsidiaries from taking any action) that could reasonably be expected to prevent or impede such qualification.
(c)   Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, (i) each of the parties shall report the Merger for U.S. federal income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code in all applicable Tax Returns and (ii) none of the parties shall take any Tax reporting position inconsistent with the characterization of the transactions contemplated by this Agreement as a “reorganization” under Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

(d)   Each of the Company and Buyer shall deliver to the Company’s counsel and Buyer’s counsel at such time or times as requested by the Company’s counsel or Buyer’s counsel letters signed by an officer of the Company or Buyer, as applicable, for the purposes of obtaining (i) the opinion from Buyer’s counsel described in Section 7.2(b) and (ii) the opinion from the Company’s counsel described in Section 7.3(b).
6.17   Treatment of Company Debt.   Upon the Effective Time (or at the effective time of the Bank Merger for any debt of Company Bank), Buyer or Buyer Bank, as applicable, shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by Buyer or Buyer Bank, as applicable, under the definitive documents governing the indebtedness and other instruments related thereto set forth on Schedule 6.17 of the Company Disclosure Schedule, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, to the extent required and permitted thereby.
6.18   Member Dissociation, Joint Venture Withdrawal and Release Agreement.   The Company shall consummate, in accordance with is terms and conditions, the Member Dissociation, Joint Venture Withdrawal and Release Agreement, dated as of March 7, 2025, by and among Guaranty Bancorp, Inc., Community National Bank, National Bank of Middlebury and Community Financial Services Partners, LLC.
6.19   WARN Act.   Company shall be responsible for providing all required notifications and shall be responsible for all obligations and liabilities that arise under the WARN Act and any equivalent applicable state laws in connection with the consummation of the transactions contemplated herein.
ARTICLE VII — CONDITIONS TO CONSUMMATION OF THE MERGER
7.1   Conditions to Each Party’s Obligations to Effect the Merger.   The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following conditions:
(a)   Shareholder Approval.   The Company Shareholder Approval shall have been obtained in accordance with applicable law, the Company’s Articles of Incorporation and the Company’s Bylaws.
(b)   Regulatory Approvals; No Burdensome Condition.   All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. No Regulatory Approval shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.
(c)   No Injunction, Etc.   No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated hereby.
(d)   Effective Registration Statement.   The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.
(e)   NYSE American Listing.   The Additional Listing Application to list the shares of Buyer Common Stock that shall be issuable pursuant to this Agreement shall have been approved by the NYSE American.
7.2   Conditions to the Obligations of Buyer.   The obligation of Buyer to consummate the Merger is also conditioned upon the satisfaction or waiver by Buyer, at or prior to the Effective Time, of each of the following conditions:
(a)   Representations, Warranties and Covenants of the Company.   (i) Each of the representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 9.1, and (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. Buyer shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of the Company, to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.
(b)   Tax Opinion Relating to the Merger.   Buyer shall have received the written opinion of Buyer’s counsel (or, if Buyer’s counsel is unwilling or unable to issue the opinion, a written opinion of Company’s counsel), dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from Buyer, on the one hand, and the Company, on the other hand, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.
7.3   Conditions to the Obligations of the Company.   The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver by the Company, at or prior to the Effective Time, of each of the following conditions:
(a)   Representations, Warranties and Covenants of Buyer.   (i) Each of the representations and warranties of Buyer contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 9.1, and (ii) each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. The Company shall have received a certificate, dated the Closing Date, signed by the Chief Executive

Officer and Chief Financial Officer of Buyer, to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.
(b)   Tax Opinion Relating to the Merger.   The Company shall have received the written opinion of Company’s counsel (or, if Company’s counsel is unwilling or unable to issue the opinion, a written opinion of Buyer’s counsel), dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from Buyer, on the one hand, and the Company, on the other hand, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.
ARTICLE VIII — TERMINATION
8.1   Termination.   This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned:
(a)   by the mutual consent of Buyer and the Company in a written instrument;
(b)   by Buyer or the Company, in the event that the Merger is not consummated by January 31, 2026 (the “Outside Date”), except to the extent that the failure of the Merger to be consummated shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(c)   by Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or the Outside Date, if earlier, and such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VII;
(d)   by Buyer or the Company, (i) in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall (A) impose any term, condition, or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition, or (B) have been denied by final nonappealable action of such Governmental Authority, or any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that subject to Section 6.8, the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted or prevent such Burdensome Condition from being imposed;
(e)   by Buyer or the Company, if the Company Shareholder Approval shall not have been obtained at the Company Meeting (including any adjournment or postponement thereof);

(f)   by Buyer, if (i) the Company Board (A) withdraws, qualifies, amends, modifies or withholds the Company Recommendation, or makes any public statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation) (provided, that Buyer’s right to terminate this Agreement pursuant to this Section 8.1(f) in respect of a Company Subsequent Determination will expire 30 days after the last date upon which Buyer receives notice from the Company that the Company Board or a committee thereof has made such Company Subsequent Determination), (B) materially breaches its obligation to call, give notice of and commence the Company Meeting under Section 6.1, (C) approves or recommends an Acquisition Proposal, or (D) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (ii) there shall have been a material breach by the Company of Section 6.5;
(g)   by the Company, in connection with entering into a definitive agreement to effect a Superior Proposal after making a Company Subsequent Determination in accordance with Section 6.5(e); or
(h)   by the Company, if the Company Board so determines by a majority vote of the members of its entire board, at any time during the five Business Day period commencing on the Determination Date if both of the following conditions are satisfied:
(i)   Buyer Market Value is less than 80% of the Initial Buyer Market Value; and
(ii)   the number obtained by dividing Buyer Market Value by the Initial Buyer Market Value shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.20 (the “Index Ratio”).
If the Company elects to exercise its termination right pursuant to this Section 8.1(h), it shall give prompt written notice thereof to Buyer, and in any event within the five Business Day period commencing on Determination Date. During the five Business Day period commencing with its receipt of such notice, Buyer shall have the option to increase the consideration to be received by the holders of Company Common Stock hereunder by adjusting the Exchange Ratio (calculated to the nearest one-thousandth (1/1,000)) to equal the lower of (A) the quotient (rounded to the nearest one-thousandth (1/1,000)) of (I) the product of (1) the Initial Buyer Market Value multiplied by (2) 0.80 and (3) the Exchange Ratio (as then in effect), divided by (II) the Final Buyer Market Value, and (B) the quotient (rounded to the nearest one-thousandth (1/1,000)) of (X) the product of (1) the Index Ratio multiplied by (2) the Exchange Ratio (as then in effect), divided by (Y) the number obtained by dividing the Final Buyer Market Value by the Initial Buyer Market Value. If Buyer makes such election to adjust the Exchange Ratio, it shall give prompt (within such five Business Day period) written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(h), and this Agreement shall remain in effect in accordance with its terms (except as the Merger Consideration shall have been so modified).
For purposes of this Section 8.1(h), the following terms shall have the meanings indicated below:

“Buyer Market Value” shall be the average of the daily closing sales prices of a share of Buyer Common Stock as reported on the NYSE American for the ten consecutive trading days immediately preceding the Determination Date (as defined below).
“Determination Date” shall mean the later of (i) the date on which all Regulatory Approvals (and waivers, if applicable) have been received (disregarding any waiting period), or (ii) the date on which both the Company Shareholder Approval has been obtained.
“Final Index Price” means the average of the closing price of the S&P BMI Banks Index for the ten consecutive trading days prior to the Determination Date.
“Initial Buyer Market Value” means the average of the daily closing sales prices of a share of Buyer Common Stock, as reported on the NYSE American, for the ten consecutive trading days immediately preceding the date of this Agreement.
“Initial Index Price” means the average closing price of the S&P BMI Banks Index for the ten consecutive trading days immediately preceding the date of this Agreement.
8.2   Effect of Termination and Abandonment.
(a)   In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Section 6.3 (Press Releases), 6.13 (Confidentiality Agreement) and 9.5 (Expenses) and this Section 8.2 and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, neither Buyer nor the Company shall be relieved or released from any liabilities or damages arising out of Fraud or its willful and material breach of any provision of this Agreement or fraud. “Fraud” shall mean actual common law fraud under Delaware law in the making of the representations and warranties expressly set forth in Article III or Article IV, but not constructive fraud, equitable fraud or negligent misrepresentation or omission, and “willful and material breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.
(b)   In the event this Agreement is terminated by Buyer or the Company as set forth below, the Company shall pay to Buyer a termination fee (a “Termination Fee”) as follows:
(i)   In the event that this Agreement is terminated by the Company pursuant to Section 8.1(g) or by Buyer pursuant to Section 8.1(f), the Company shall pay to Buyer a Termination Fee in an amount equal to $1,700,000;

(ii)   In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(c) due to the Company’s failure to satisfy the requirement of Section 6.18, the Company shall pay to buyer a Termination Fee in an amount equal to $500,000;
(iii)   In the event that this Agreement is terminated by Buyer or the Company pursuant to Section 8.1(e) or Section 8.1(b) due to the failure to obtain the approval of the Company’s shareholders required for the consummation of the Merger, and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to the Company Meeting (including any adjournment or postponement thereof) or prior to the date specified in Section 8.1(b), as applicable, and (ii) within 12 months of such termination, the Company shall have (x) recommended to its shareholders or consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer a Termination Fee in an amount equal to $1,700,000. For purposes of this Section 8.2(b)(iii), all references in the definition of Acquisition Transaction to “15%” shall instead refer to “50%.”
(iv)   In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(c) as a result of a breach by the Company and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to any breach by the Company of any representation, warranty, covenant or other agreement giving rise to such termination by Buyer or during the cure period therefor provided in Section 8.1(c) and (ii) within 12 months of such termination, the Company shall have consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer a Termination Fee in an amount equal to $1,700,000. For purposes of this Section 8.2(b)(iv), all references in the definition of Acquisition Transaction to “15%” shall instead refer to “50%.”
(c)   Any payment of a Termination Fee required to be made pursuant to this Section 8.2 shall be made not more than two Business Days after the date of the event giving rise to the obligation to make such payment. Any payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Buyer. Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s Fraud of willful and material breach of any provision of this Agreement, in no event shall the Company be required to pay a Termination Fee more than once.
(d)   Buyer and the Company acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for the amount set forth in this Section 8.2, the Company shall pay Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on such unpaid amounts at the prime rate (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on the date such payment was required to be made.
ARTICLE IX — MISCELLANEOUS
9.1   Standard.   No representation or warranty of the Company contained in Article III or of Buyer contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Buyer, has had or would be reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect, respectively (disregarding for purposes of this Section 9.1 any materiality or Material Adverse Effect qualification contained in any representations or warranties other than in Section 3.12(i) and Section 4.12). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Sections 3.3(a) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Sections 3.3(b), 3.4(a), 3.5, 3.6, 3.7(a)(ii), 3.14(j), 3.22, 3.33 and the first two sentences of each of Sections 3.2 and 3.8, in the case of the Company, and Sections 4.3, 4.4, 4.6, 4.7(a)(i) and the first three sentences of Section 4.2, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.12(i), in the case of the Company, and 4.12, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.
9.2   Survival.   No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, except for those agreements and covenants that expressly apply or are to be performed in whole or in part after the Effective Time.
9.3   Certain Definitions.
(a)   As used in this Agreement, the following terms shall have the meanings set forth below:
“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Maine or the State of New Hampshire are authorized or obligated to close.
“Buyer Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) is, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent Buyer from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Buyer Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as Buyer and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries taken as a whole); (iii) actions and omissions of Buyer and its Subsidiaries taken with the prior written consent of the Company in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by Buyer under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) natural disasters or other force majeure events or any epidemic, pandemic or disease outbreak (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole); (vi) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole), (vii) any failure by Buyer to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect); or (viii) changes in the trading price or trading volume of Buyer Common Stock (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect).
“Certificate(s)” means certificates or book entry shares evidencing shares of Company Common Stock held by its shareholders.

“Company Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) is, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Company Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries taken with the prior written consent of Buyer in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by the Company under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) natural disasters or other force majeure events or any epidemic, pandemic or disease outbreak (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole); (vi) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole) or (vii) any failure by the Company to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect).
“Confidentiality Agreement” shall mean the Letter Agreement, dated as of December 13, 2024, by and between Buyer and the Company.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“GAAP” shall mean generally accepted accounting principles in the United States.
“Governmental Authority” shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
“Knowledge” shall mean, with respect to any fact, event or occurrence, the actual knowledge after reasonable inquiry of one or more of (i) in the case of the Company, the Company’s executive officers listed on Schedule 9.3(a)(i) of the Company’s Disclosure Schedule, or (ii) in the case of Buyer, Buyer’s executive officers listed on Schedule 9.3(a)(ii) of Buyer’s Disclosure Schedule.
“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.
“Personal Information” means a natural Person’s (including an end user’s or an employee’s) name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or user or account number or any other piece of information relating to or being capable of being associated, directly or indirectly, with an identified or identifiable natural Person or is otherwise considered personally identifiable information or personal data under Privacy Laws, including, without limitation, all information considered nonpublic personal information under the Gramm Leach Bliley Act.
“Privacy Laws” shall mean any law, rule or regulation that governs the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information, including, without limitation, the CAN-SPAM Act, the Telephone Consumer Privacy Act, the Gramm-Leach-Bliley Act and all United States state Laws concerning privacy, data security, breach response and/or data protection, each as amended from time to time.
“Regulatory Approvals” shall mean any approval or non-objection from any Governmental Authority necessary to consummate the Merger and the other transactions contemplated by this Agreement, including, without limitation, (a) the approval of the FDIC, (b) the approval or waiver by the FRB, (c) the approval of the New Hampshire Department of Banking, and (d) the approval of the Maine Bureau of Financial Institutions.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Subsidiary” shall mean, when used with reference to a party, any corporation or organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem,

goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.
“Tax Returns” shall mean any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule, attachment or amendment.
“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.
“Treasury Stock” shall mean shares of Company Common Stock held (i) in the Company’s treasury or (ii) by the Company or any of its Subsidiaries or by Buyer or any of its Subsidiaries, in each case other than in a fiduciary capacity (including custodial or agency).
(b)   The following terms are defined elsewhere in this Agreement, as indicated below:
“401(k) Plan” shall have the meaning set forth in Section 6.10(e).
“Acquisition Proposal” shall have the meaning set forth in Section 6.5(a).
“Acquisition Transaction” shall have the meaning set forth in Section 6.5(a).
“Affordable Care Act” shall have the meaning set forth in Section 3.14(k).
“Agreement” shall have the meaning set forth in the preamble to this Agreement.
“BHCA” shall have the meaning set forth in Section 3.2.
“BOLI” shall have the meaning set forth in Section 3.16.
“Burdensome Conditions” shall have the meaning set forth in Section 6.8.
“Business” shall have the meaning set forth in Section 3.18(h).
“Buyer” shall have the meaning set forth in the preamble to this Agreement.
“Buyer Bank” shall have the meaning set forth in the Section 1.8.
“Buyer Board” shall have the meaning set forth in the recitals to this Agreement.
“Buyer Common Stock” shall have the meaning set forth in Section 2.1(a).
“Buyer Disclosure Schedule” shall have the meaning set forth in Section 4.1(b).

“Buyer Form 10-K” shall have the meaning set forth in Section 4.11(a).
“Buyer Market Value” shall have the meaning set forth in Section 8.1(h).
“Buyer Privacy Requirements” shall have the meaning set forth in Section 4.15(d).
“Buyer Representatives” shall have the meaning set forth in Section 6.4(a).
“Buyer SEC Documents” shall have the meaning set forth in Section 4.11(a).
“CCPA” shall have the meaning set forth in Section 3.19(i).
“CERCLA” shall have the meaning set forth in Section 3.17(e).
“Closing” shall have the meaning set forth in Section 1.4.
“Closing Date” shall have the meaning set forth in Section 1.4.
“Code” shall have the meaning set forth in the recitals to this Agreement.
“Company” shall have the meaning set forth in the preamble to this Agreement.
“Company Balance Sheet” shall have the meaning set forth in Section 3.11(a).
“Company Bank” shall have the meaning set forth in Section 1.8.
“Company Board” shall have the meaning set forth in the recitals to this Agreement.
“Company Common Stock” shall have the meaning set forth in the recitals to this Agreement.
“Company Disclosure Schedule” shall have the meaning set forth in Section 3.1(b).
“Company Employee Programs” shall have the meaning set forth in Section 3.14(a).
“Continuing Employees” shall have the meaning set forth in Section 6.10(a).
“Company Financial Statements” shall have the meaning set forth in Section 3.11(a).
“Company Intellectual Property Assets” shall have the meaning set forth in Section 3.18(h)(iii).
“Company IT Systems” shall have the meaning set forth in Section 3.18(i).
“Company Material Contract” shall have the meaning set forth in Section 3.20(a).
“Company Meeting” shall have the meaning set forth in Section 6.1(a).

“Company Privacy Requirements” shall have the meaning set forth in Section 3.19(a).
“Company Property” shall have the meaning set forth in Section 3.17(a).
“Company Recommendation” shall have the meaning set forth in Section 6.1(d).
“Company Representatives” shall have the meaning set forth in Section 6.5(a).
“Company Shareholder Approval” shall have the meaning set forth in Section 3.6.
“Company Subsequent Determination” shall have the meaning set forth in Section 6.5(e).
“Contingent Workers” shall have the meaning set forth in Section 3.15(a).
“CRA” shall have the meaning set forth in Section 3.31(a).
“Derivative Transactions” shall have the meaning set forth in Section 3.28.
“Determination Date” shall have the meaning set forth in Section 8.1(h).
“Effective Time” shall have the meaning set forth in Section 1.2.
“Employee Program” shall have the meaning set forth in Section 3.14(k)(i).
“Environment” shall have the meaning set forth in Section 3.17(f).
“Environmental Laws” shall have the meaning set forth in Section 3.17(f).
“ERISA” shall have the meaning set forth in Section 3.14(k)(iii).
“ERISA Affiliate” shall have the meaning set forth in Section 3.14(j)(iv).
“Exchange Agent” shall have the meaning set forth in Section 2.5(a).
“Exchange Fund” shall have the meaning set forth in Section 2.5(a).
“Exchange Ratio” shall have the meaning set forth in Section 2.1(c).
“FDIA” shall have the meaning set forth in Section 3.30.
“FDIC” shall have the meaning set forth in Section 3.10(b).
“Final Index Price” shall have the meaning set forth in Section 8.1(h).
“Finance Laws” shall have the meaning set forth in Section 3.9(a).
“Financial Advisor” shall have the meaning set forth in Section 3.33.
“FRB” shall have the meaning set forth in Section 3.2.

“GDPR” shall have the meaning set forth in Section 3.19(i).
“Hazardous Material” shall have the meaning set forth in Section 3.18(f).
“Indemnified Parties” shall have the meaning set forth in Section 6.9(a).
“Index Ratio” shall have the meaning set forth in Section 8.1(h)(i).
“Information Security Requirements” shall have the meaning set forth in Section 3.19(b).
“Information Security Reviews” shall have the meaning set forth in Section 3.19(c).
“Initial Buyer Market Value” shall have the meaning set forth in Section 8.1(h).
“Initial Index Price” shall have the meaning set forth in Section 8.1(h).
“Intellectual Property Assets” shall have the meaning set forth in Section 3.18(h).
“IRS” shall have the meaning set forth in Section 3.13(i).
“Leases” shall have the meaning set forth in Section 3.21(b).
“Liens” shall have the meaning set forth in Section 3.4(a).
“Loan Property” shall have the meaning set forth in Section 3.17(f).
“Loans” shall have the meaning set forth in Section 3.24(a).
“Maine Courts” shall have the meaning set forth in Section 9.12.
“maintains” shall have the meaning set forth in Section 3.14(k)(iv).
“Management Agreement Documents” shall have the meaning set forth in Section 3.21(c).
“Marks” shall have the meaning set forth in Section 3.18(h).
“MBCA” shall have the meaning set forth in Section 1.1.
“Merger” shall have the meaning set forth in the recitals to this Agreement.
“Merger Consideration” shall have the meaning set forth in Section 2.1(c).
“Money Laundering Laws” shall have the meaning set forth in Section 3.31(b).
“Multiemployer Plan” shall have the meaning set forth in Section 3.14(k)(vi).
“New Certificates” shall have the meaning set forth in Section 2.5(a).
“New Director” shall have the meaning set forth in Section 1.6.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(e).
“Notice Period” shall have the meaning set forth in Section 6.5(e).
“OFAC” shall have the meaning set forth in Section 3.31(c).
“Oil” shall have the meaning set forth in Section 3.17(f).
“Outside Date” shall have the meaning set forth in Section 8.1(b).
“Owned Real Property” shall have the meaning set forth in Section 3.21(c).
“Participation Facility” shall have the meaning set forth in Section 3.17(f).
“Patents” shall have the meaning set forth in Section 3.18(h).
“Premium Limit” shall have the meaning set forth in Section 6.9(b).
“Products” shall have the meaning set forth in Section 3.18(h).
“Proxy Statement/Prospectus” shall have the meaning set forth in Section 6.2(a).
“Registration Statement” shall have the meaning set forth in Section 6.2(a).
“Sarbanes-Oxley” shall have the meaning set forth in Section 3.11(b).
“SEC” shall have the meaning set forth in Section 3.11(a).
“Superior Proposal” shall have the meaning set forth in Section 6.5(b).
“Surviving Corporation” shall have the meaning set forth in Section 1.1.
“Takeover Laws” shall have the meaning set forth in Section 3.22.
“Termination Fee” shall have the meaning set forth in Section 8.2(b).
“Third Party Rights” shall have the meaning set forth in Section 3.18(c).
“Trade Secrets” shall have the meaning set forth in Section 3.18(h).
“USA PATRIOT Act” shall have the meaning set forth in Section 3.31(b).
“Voting Agreement” shall have the meaning set forth in the recitals to this Agreement.
“WARN Act” shall have the meaning set forth in Section 3.15(d).
9.4   Waiver; Amendment.   Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, no amendment of this Agreement shall be made which by law requires further approval of the shareholders of the Company without obtaining such approval.
9.5   Expenses.   Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC filing and registration fees shall be shared equally between Buyer and the Company.
9.6   Notices.   All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, sent by electronic transmission (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.
If to Buyer:
Bar Harbor Bankshares
82 Main Street
Bar Harbor, Maine 04609
Attention: Curtis C. Simard
Email: csimard@barharbor.bank
With a copy to (which shall not constitute notice):
Kilpatrick Townsend & Stockton LLP
701 Pennsylvania Avenue, NW
Suite 200
Washington, DC 20004
Attention: Edward G. Olifer
Email: eolifer@ktslaw.com
If to the Company, to:
Guaranty Bancorp, Inc.
63 Central Street
Woodsville, NH 03785
Attention: James E. Graham
Email: jgraham@theguarantybank.com
With a copy to (which shall not constitute notice):
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Samantha M. Kirby

Email: skirby@goodwinlaw.com
9.7   Understanding; No Third-Party Beneficiaries.   Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.9 (Indemnification; Directors’ and Officers’ Insurance), nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
9.8   Confidential Supervisory Information.   No disclosure, representation or warranty shall be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. §§ 309.5(g)(8) and 309.6(a)) of a governmental entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.
9.9   Assignability; Binding Effect.   Prior to the Closing, this Agreement may not be assigned by Buyer without the written consent of the Company and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer’s rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder.
9.10   Headings; Interpretation.   The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. Words of number may be read as singular or plural, as required by context. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
9.11   Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
9.12   Governing Law.   This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Maine applicable to agreements made and to be performed solely therein, including its statute of limitations, without giving effect to principles of conflicts of law (except to the extent that mandatory provisions of the NHBCA are applicable). Each of the parties hereto (a) hereby irrevocably and unconditionally consents to and submit itself to the personal jurisdiction of the state or federal courts located in the State of Maine (“Maine Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such Maine Courts, and (c)

agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Maine Courts. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
9.13   Specific Performance.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. Nothing set forth in this Section 9.13 shall restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available at any time.
9.14   Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
9.15   Delivery by Facsimile or Electronic Submission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated by means of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
BAR HARBOR BANKSHARES
By: /s/ Curtis C. Simard

Name: Curtis C. Simard
Title:  President and Chief Executive Officer
GUARANTY BANCORP, INC.
By: /s/ James E. Graham

Name: James E. Graham
Title:  President and Chief Executive Officer

EXHIBIT A
FORM OF AGREEMENT AND PLAN OF BANK MERGER
This Agreement and Plan of Bank Merger (this “Agreement”), dated as of March 11, 2025, is made by and between Bar Harbor Bank & Trust, a Maine-chartered bank whose main office is located in Bar Harbor, Maine (“Bar Harbor”), and Woodsville Guaranty Savings Bank, a New Hampshire chartered bank with its main office located in Woodsville, New Hampshire (“Woodsville”).
WITNESSETH:
WHEREAS, Bar Harbor has authorized capital stock consisting of 60,000 shares of common stock, par value of $20.00 per share, all of which shares of common stock are issued and outstanding as of the date hereof and owned directly by Bar Harbor Bankshares, a Maine corporation;
WHEREAS, Woodsville has authorized capital stock consisting of 300,000 shares of common stock, par value $1.00 per share per share, of which 194,278 shares of common stock are issued and outstanding as of the date hereof and owned directly by Guaranty Bancorp, Inc., a New Hampshire corporation (“Guaranty Bancorp”);
WHEREAS, Bar Harbor Bankshares and Guaranty Bancorp have entered into an Agreement and Plan of Merger, dated as of March 11, 2025 (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, Guaranty Bancorp will merge with and into Bar Harbor Bankshares, with Bar Harbor Bankshares surviving the merger as the surviving corporation and continuing as the direct parent of Bar Harbor and becoming the direct parent of Woodsville (the “Merger”);
WHEREAS, contingent upon and immediately following the Merger, on the terms and subject to the conditions contained in this Agreement and the approval of the Superintendent of the Maine Bureau of Financial Institutions (the “Bureau”), the New Hampshire Department of Banking (the “Department”) and the Federal Deposit Insurance Corporation (“FDIC”), the parties to this Agreement intend to effect the merger of Woodsville with and into Bar Harbor, with Bar Harbor surviving (the “Bank Merger”); and
WHEREAS, the Board of Directors of Bar Harbor and the Board of Directors of Woodsville have authorized and approved the execution and delivery of this Agreement and the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:
ARTICLE I
Bank Merger
Section 1.01   The Bank Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Woodsville shall be merged with and into Bar Harbor in accordance with the provisions of the Maine Revised Statutes (the “MRS”) and the New Hampshire Revised Statutes. At the Effective Time, the separate existence of Woodsville shall cease, and Bar Harbor, as the surviving entity, shall continue its existence as a Maine chartered bank subject to the MRS (the “Surviving Bank”). All rights, franchises, and interests of Woodsville in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in Bar Harbor by virtue of the Bank Merger without any deed or other transfer. Bar Harbor, upon the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Woodsville at the time of the Bank Merger, subject to applicable provisions of the MRS. Following the Effective Time, Bar Harbor shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of any trust department, of each of the merging banks existing as of the Effective Time of the Bank Merger. Immediately following the Effective Time, Bar Harbor shall continue to operate the main or principal office and each of the branches of Woodsville existing as of the Effective Time as branches of Bar Harbor at the officially designated address of each such office or branch and shall continue to operate each of the branches of Bar Harbor existing at the Effective Time.
Section 1.02   Closing.   The closing of the Bank Merger will take place immediately following the Merger or at such other time and date as Bar Harbor Bankshares may determine in its sole discretion, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, at such place as is agreed by the parties hereto.
Section 1.03   Effective Time.   Subject to applicable law, the Bank Merger shall become effective on the date and time specified in Articles of Merger filed with the Secretary of State of the State of Maine and the Secretary of State of New Hampshire (the “Effective Time”). The parties agree to prepare, execute, and deliver for filing all applications, documents, instruments, certificates, and other papers, and any amendments or supplements thereto, required to be delivered to or filed with the FDIC, the Bureau, the Department or other authority to effectuate the Bank Merger.
Section 1.04   Articles of Incorporation and Bylaws.   The articles of incorporation and bylaws of Bar Harbor in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.
Section 1.05   Board of Directors.   At the Effective Time, the directors of Bar Harbor shall continue to serve in their respective capacity as directors of the Surviving Bank, except as may be designated by Bar Harbor Bankshares at the Effective Time, provided that the Surviving Bank shall expand the size of its board of directors and to include James E. Graham to fill such newly-created vacancy and to hold office until his successor is duly elected and qualified or until his or her earlier death, resignation or removal. The name, address and occupation of each such director are set forth on Exhibit A hereto.
Section 1.06   Officers.   At the Effective Time, the officers of Bar Harbor shall continue to serve in their respective capacity as officers of the Surviving Bank, except as may be designated by Bar Harbor Bankshares at the Effective Time. At the Effective Time, the officers of the Surviving Bank will be the officers set forth on Exhibit B hereto until thereafter changed in accordance with the articles of incorporation and bylaws of the Surviving Bank.
Section 1.07   Name; Main and Branch Offices.   The name of the Surviving Bank shall be “Bar Harbor Bank & Trust” and the main office of the Surviving Bank shall be at 82 Main Street, Bar Harbor, Maine 04609. The branch offices and facilities of the Surviving Bank are set forth on Exhibit C hereto.
Section 1.08   Tax Treatment.   It is the intention of the parties that the Bank Merger be treated for U.S. federal income tax purposes as a “tax free reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.
ARTICLE II
Consideration
Section 2.01   Effect on Woodsville Capital Stock.   At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any capital stock of Woodsville, all shares of Woodsville capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.
Section 2.02   Effect on Bar Harbor Capital Stock.   Each share of Bar Harbor capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.
ARTICLE III
COVENANTS
Section 3.01   During the period from the date of this Agreement and continuing until the Effective Time, subject to the provisions of the Merger Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.
ARTICLE IV
Conditions Precedent
Section 4.01   The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:
a.
The Merger shall have been consummated in accordance with the terms of the Merger Agreement.

b.
All necessary approvals, authorizations, and consents of any governmental entity, department, commission, board, agency, regulatory authority, or instrumentality,

in each case, of competent jurisdiction, whether federal, state, or local, and whether domestic or foreign, required to consummate the Bank Merger, including, but not limited to, approvals required from the FDIC, the Superintendent of the Bureau and the Department, shall have been obtained and remain in full force and effect, and all waiting periods, if any, relating to such approvals, authorizations, and consents shall have been expired or been terminated; and
c.
This Agreement shall have been ratified, confirmed and approved by the sole shareholder of each of Bar Harbor and Woodsville.

ARTICLE V
Termination and amendment
Section 5.01   Termination.   This Agreement may be terminated at any time prior to the Effective Time by an instrument executed by each of the parties hereto. This Agreement will terminate automatically without any action by the parties hereto upon the termination of the Merger Agreement.
Section 5.02   Amendment.   This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.
ARTICLE VI
GENERAL PROVISIONS
Section 6.01   Representations and Warranties.   Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.
Section 6.02   Nonsurvival of Agreements.   None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.
Section 6.03   Interpretation.   The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.
Section 6.04   Counterparts.   This Agreement may be executed in two (2) or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 6.05   Entire Agreement.   This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than as may be contemplated by the Merger Agreement.
Section 6.06   Governing Law.   This Agreement shall be governed and construed in accordance with the laws of the State of Maine applicable to agreements made and to be performed wholly within such state, except to the extent that the federal laws of the United States shall be applicable hereto.
Section 6.07   Assignment.   Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the parties hereto (whether by operation of law or otherwise) and any attempted assignment in contravention of this Section 6.07 shall be null and void.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.
WOODSVILLE GUARANTY SAVINGS BANK
By:

Name: James E. Graham
Title:  President and Chief Executive Officer
ATTEST:
By:

Name: Francis A. Crane
Title:  Secretary
BAR HARBOR BANK & TRUST
By:

Name: Curtis C. Simard
Title:  President and Chief Executive Officer
ATTEST:
By:

Name: Kirstie A. Carter
Title:  Corporate Clerk

Exhibit A
Directors
DIRECTORS
Name	Occupation	Term	Address
Matthew L. Caras	Founder and Former Owner and Managing Director of Leaders LLC	Annually elected	82 Main Street, Bar Harbor, Maine 04609
Daina H. Belair	Former Owner of Inn at Sunrise Point	Annually elected
David M. Colter	President, GAC Chemical Corporation	Annually elected
Lauri E. Fernald	President and an Owner in Jordan-Fernald Funeral Home	Annually elected
Heather D. Jones	Owner of Jones Business Services, LLC	Annually elected
Debra B. Miller	Vice President of External Relations at NH Community Loan Fund	Annually elected
Brian D. Shaw	Owner, Brian D. Shaw, Inc.	Annually elected
Curtis C. Simard	President and Chief Executive Officer of Bar Harbor Bankshares and Bar Harbor Bank & Trust	Annually elected
Kenneth E. Smith	Former Owner and Innkeeper of Manor House Inn	Annually elected
Scott G. Toothaker	Office Managing Director of CBIZ, LLC	Annually elected
James E. Graham	President and Chief Executive Officer of Guaranty Bancorp, Inc. and Woodsville Guaranty Savings Bank	To be appointed at the Effective Time

Exhibit B
Officers
OFFICERS
Name	Occupation	Term	Address
Curtis C. Simard	President and Chief Executive Officer	N/A	82 Main Street, Bar Harbor, Maine 04609
Josephine Iannelli	Executive Vice President Chief Financial Officer and Treasurer	N/A
John M. Mercier	Executive Vice President Chief Lending Officer	N/A
Marion Colombo	Executive Vice President Retail Delivery	N/A
Jason Edgar	President, Bar Harbor Wealth Management	N/A
Alison DiPaola	Senior Vice President Chief Human Resources Officer	N/A
Joseph Scully	Senior Vice President Chief Information Officer and Director of Operations	N/A
John Williams	Senior Vice President Chief Risk Officer	N/A
Joseph Schmitt	Senior Vice President Director of Communications and Chief Marketing Officer	N/A

Exhibit C
Branches
Branch Name	Address
Bar Harbor Main Office	82 Main St, Bar Harbor, ME 04609
Blue Hill Branch	21 Main St, Blue Hill, ME 04614
Lubec Branch	68 Washington St, Lubec, ME 04652
Northeast Harbor Branch	111 Main Street, Northeast Harbor, ME 04662
Southwest Harbor Branch	314 Main St, Southwest Harbor, ME 04679
Milbridge Branch	2 Bridge St, Milbridge, ME 04658
Deer Isle Branch	25 Church St, Deer Isle, ME 04627
Ellsworth Branch	125 High St, Ellsworth, ME 04605
Winter Harbor Branch	385 Main St, Winter Harbor, ME 04693
Machias Branch	41 Main St, Machias, ME 04654
Rockland Branch	245 Camden Street (U.S. Route 1), Rockland, ME 04841
Somesville Branch	1055 Main Street, Route 102, Mount Desert, ME 04660
South China Branch	368 Route 3, South China, ME 04358
Newport Branch	9 Main St, Newport, NH 03773
Sunapee Branch	565 Route 11, Sunapee, NH 03782
New London Newport Rd Branch	116 Newport Rd, New London, NH 03257
Bradford Branch	115 E Main St, Bradford, NH 03221
Grantham Branch	165 Route 10 S, Grantham, NH 03753
Heater Road Branch	200 Heater Rd, Lebanon, NH 03766
Hillsboro Branch	15 Antrim Rd, Hillsboro, NH 03244
West Lebanon Branch	83 Main St, West Lebanon, NH 03784
106 Hanover Street Branch	106 Hanover St, Lebanon, NH 03766
New London Main St Branch	321 Main St, New London, NH 03257
Newbury Branch	976 Route 103, Newbury, NH 03255
Brandon Park St	2 Park St, Brandon, VT 05733
Pittsford Branch	4123 Us Route 7, Pittsford, VT 05763
Woodstock Branch	1 Bond St, Woodstock, VT 05091
West Woodstock Branch	906 W Woodstock Rd, Woodstock, VT 05091
Rutland Woodstock Ave Branch	100 Woodstock Ave, Rutland, VT 05701
Andover Branch	7 Lawrence St, Andover, NH 03216
Peterborough Branch	2 Main St, Peterborough, NH 03458
Enfield Branch	468 Us Route 4, Enfield, NH 03748
Claremont Branch	345 Washington St, Claremont, NH 03743
Milford Branch	32 Elm St, Milford, NH 03055
Hanover Branch	68 S Main St, Hanover, NH 03755
Nashua Branch	188 Main St, Nashua, NH 03060
Randolph Main St Branch	21 N Main St, Randolph, VT 05060
Rochester Branch	85 N Main St, Rochester, VT 05767
South Royalton Branch	52 Railroad Street, South Royalton, VT 05068
Bethel/Royalton Branch	1583 Vt 107, Bethel, VT 05032
Justin Morgan Branch	189 Vermont Route 12 S, Randolph, VT 05060
Williamstown Branch	20 Methodist Ln, Williamstown, VT 05679
Concord Loudon Road Branch	8 Loudon Rd, Concord, NH 03301
Manchester Branch	1001 Elm St Ste 101, Manchester, NH 03101

Branch Name	Address
Main Street Bangor Branch	201 Main St, Bangor, ME 04401
Union Street Branch	992 Union St, Bangor, ME 04401
Stillwater Ave Bangor Branch	920 Stillwater Ave, Bangor, ME 04401
Pittsfield Branch	109 Main St, Pittsfield, ME 04967
Brewer Branch	366 Wilson St, Brewer, ME 04412
Orono Branch	69 Main St, Orono, ME 04473
Newport Maine Branch	44 Moosehead Trl, Newport, ME 04953
Main Street Waterville Branch	335 Main St, Waterville, ME 04901
Brunswick Branch	148 Bath Rd, Brunswick, ME 04011
Bedford Branch	3 Kilton Rd, Bedford, NH 03110
Woodsville Branch	63 Central St, Woodsville, NH 03785
Piermont Branch	River Road And Route 25, Piermont, NH 03779
Lisbon Branch	240 Main Street, Lisbon, NH 03585
Littleton Branch	618 Meadow St, Littleton, NH 03561
Littleton Branch	189 Cottage St, Littleton, NH 03561
Lancaster Branch	199 Main Street Shaw’s Marketplace, Lancaster, NH 03584
Woodsville Branch	4901 Dartmouth College Hwy, Woodsville, NH 03785
Plymouth Branch	7 Town West Road, Tenney Mt. Highway, Plymouth, NH 03264
Franconia Branch	278 Main St, Franconia, NH 03580

APPENDIX B
FORM OF VOTING AGREEMENT
VOTING AGREEMENT (“Agreement”), dated as of March 11, 2025, by and between Bar Harbor Bankshares, a Maine corporation (“Buyer”), and the undersigned holder (“Shareholder”) of common stock, par value $0.20 per share (“Company Common Stock”), of Guaranty Bancorp, Inc., a New Hampshire corporation (the “Company”).
WHEREAS, concurrently with the execution of this Agreement, Buyer and the Company have entered into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for the merger of Company with and into Buyer (the “Merger”);
WHEREAS, the Shareholder beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the number of shares of Company Common Stock and has sole or shared voting or and investment power with respect to such shares (the “Shares”), indicated opposite the Shareholder’s name on Schedule 1 attached hereto (as used herein, the terms “Shares” means all shares of Company Common Stock, whether such shares of Company Common Stock are held by the Shareholder on the date of this Agreement or are subsequently acquired prior to the Expiration Date (as defined in Section 3 herein));
WHEREAS, it is a condition to the willingness of Buyer to enter into the Merger Agreement that the Shareholder execute and deliver this Agreement; and
WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Shareholder and Buyer agree as follows:
1.   Agreement to Vote Shares.   The Shareholder agrees that, prior to the Expiration Date, at any meeting of the shareholders of the Company, or any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company, with respect to the Merger Agreement or any of the transactions contemplated thereby (including the Merger) or any Acquisition Proposal, the Shareholder shall:
(a)   appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)   vote (or cause to be voted), or deliver a written consent (or cause a consent to be delivered) covering, all of the Shares that such Shareholder shall be entitled to so vote (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including the Merger); (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty, or any other obligation or agreement of the Company contained in the Merger Agreement or of the Shareholder contained in this Agreement, or that would preclude fulfillment of a condition under the Merger Agreement to the Company’s and Buyer’s respective obligations to consummate the Merger; and (iii) against any Acquisition Proposal, or any action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger or any of the transactions contemplated by the Merger Agreement.
Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.
2.   Appraisal Rights.   The Shareholder hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger or any of the transactions contemplated by the Merger Agreement that he, she or it may have with respect to the Shares under applicable law (including the Dissenters’ Rights Laws).

3.   Expiration Date.   As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (i) the receipt of the Company Shareholder Approval, (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof, or (iii) upon mutual written agreement of the parties hereto to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to the termination or expiration hereof.
4.   Subsequently Acquired Shares; Agreement to Retain Shares.   The Shareholder agrees that any Shares of Company Common Stock which are acquired after the date of this Agreement and prior to Company shareholder meeting (whether by purchases in the open market, privately or otherwise) shall be bound by and subject to the terms of this Agreement. The Shareholder shall not, except as contemplated by this Agreement or the Merger Agreement, directly or indirectly, (a) sell, assign, transfer, or otherwise dispose of (including, without limitation, by the creation of a lien, claim, charge or other encumbrance or restriction of any kind whatsoever), any Shares, (b) enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, any Shares, (c) deposit any Shares in a voting trust or enter into a voting agreement or similar agreement with respect to any Shares or grant any proxy or power of attorney with respect thereto other than in accordance with the terms and conditions of this Agreement, or (d) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing the Shareholder’s obligations under this Agreement. Notwithstanding the foregoing, the Shareholder may make (i) transfers of Shares by will or by operation of law, in which case this Agreement shall bind the transferee, (ii) transfers of Shares in connection with estate and charitable planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of, and perform the obligations of the Shareholder under, this Agreement, (iii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (iv) to any immediate family member of the undersigned, or to a trust for the benefit of the undersigned or his or her immediate family members or upon the undersigned’s death, subject to the transferee agreeing in writing to be bound by the terms of, and perform the obligations of the Shareholder under, this Agreement, (v) to any other shareholder of the Company who has executed a copy of this Agreement on the date hereof, and (vi) as Buyer may otherwise agree in writing in its sole discretion.
5.   Representations and Warranties of Shareholder.   The Shareholder hereby represents and warrants to Buyer as follows:
(a)   the Shareholder has the full power and authority to execute and deliver this Agreement and to perform the Shareholder’s obligations hereunder;
(b)   this Agreement has been duly executed and delivered by the Shareholder and (assuming this Agreement constitutes a valid and binding agreement of Buyer) is a valid and legally binding agreement with respect to the Shareholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles);
(c)   the Shareholder is the beneficial owner of and has sole or shared voting or power with respect to the number of Shares indicated opposite such Shareholder’s name on Schedule 1.
6.   No Solicitation.   From and after the date hereof until the Expiration Date, the Shareholder, in his, her or its capacity as a shareholder of the Company, shall not, nor shall such Shareholder in such capacity authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates, other than the Company in accordance with the terms of the Merger Agreement, to (and, to the extent applicable to the Shareholder, such Shareholder shall use reasonable best efforts to prevent any of his, her or its representatives or affiliates, other than the Company in accordance with the terms of the Merger Agreement, to) (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Buyer) any non-public information or data with respect to the Company or its Subsidiary or otherwise relating to an Acquisition Proposal (other than to state that the terms of the Merger Agreement prohibit such discussions), (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of the Company’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal.
7.   Specific Enforcement.   The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court located in the State of Maine, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.
8.   No Waivers.   No waivers of any breach of this Agreement extended by Buyer to the Shareholder shall be construed as a waiver of any rights or remedies of Buyer with respect to any other shareholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares owned by such shareholder or with respect to any subsequent breach of the shareholder or any other such shareholder of the Company. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
9.   Capacity as Shareholder.   Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not have any effect on the ability of the Shareholder to exercise his or her duties as a director or officer of the Company, while acting in such capacity as a director or officer of the Company. The Shareholder is executing this Agreement solely in his or her capacity as a shareholder of the Company.
10.   Entire Agreement; Amendments.   This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.
11.   Severability.   If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
12.   Counterparts.   This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.
13.   Effect of Headings.   The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

14.   Public Disclosure.   The Shareholder shall not issue any press release or any public statement or other disclosure with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement, including the Merger, without the prior consent of Buyer. The Shareholder hereby permits Buyer to publish and disclose in any document and/or schedule filed by Buyer with the Securities and Exchange Commission and any other applicable Governmental Authority such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s commitments and obligations pursuant to this Agreement.
15.   Assignment.   This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto; provided, however, that, notwithstanding the foregoing, Buyer may assign its rights and obligations under this Agreement to any Subsidiary wholly owned by it. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.
16.   Governing Law.   This Agreement shall be governed by the laws of the State of Maine, without giving effect to the principles of conflicts of laws thereof. The parties hereto hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the courts of the State of Maine and of the United States of America located in the State of Maine (the “Maine Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, waive any objection to the laying of venue of any such litigation in the Maine Courts and agree not to plead or claim in any Maine Court that such litigation brought therein has been brought in any inconvenient forum.
17.   Waiver of Jury Trial.   The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.
18.   No Agreement Until Executed.   Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s Articles of Incorporation, as amended, the transactions contemplated by the Merger Agreement and this Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.
[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:
BAR HARBOR BANKSHARES
By:

Name:
Title:

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:
SHAREHOLDER:

Name:

SCHEDULE A
Existing Share Information
Name of Record Holder	Total Existing Shares	Address for Notices

APPENDIX C
CHAPTER 293-A
NEW HAMPSHIRE BUSINESS CORPORATION ACT
Dissenters’ Rights
Section 293-A:13.01 et seq.
293-A:13.01 Definitions. —
(a)
In this subdivision:

(1)
“Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of RSA 293-A:13.02(b)(4), a person is deemed to be an affiliate of its senior executives.

(2)
“Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3)
“Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in RSA 293-A:13.22 through RSA 293-A:13.31, includes the surviving entity in a merger.

(4)
“Fair value” means the value of the corporation’s shares determined:

(i)
immediately before the effectuation of the corporate action to which the shareholder objects;

(ii)
using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

(iii)
without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to RSA 293-A:13.02(a)(5).

(5)
“Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6)
“Interested transaction” means a corporate action described in RSA 293-A:13.02(a), other than a merger pursuant to RSA 293-A:11.05, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted.

(7)
“Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action:

(i)
was the beneficial owner of 20 percent or more of the voting power of the corporation, other than as owner of excluded shares;

(ii)
had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

(iii)
was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

(A)
employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action; or

(B)
employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in RSA 293-A:8.62; or

(C)
in the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(8)
“Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When 2 or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(9)
“Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(10)
“Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

(11)
“Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(12)
“Senior executive” means the chief executive officer, chief operating officer, chief financial officer, and anyone in charge of a principal business unit or function.

(13)
“Shareholder” means both a record shareholder and a beneficial shareholder.

293-A:13.02 Right to Appraisal. —
(a)
A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(1)
consummation of a merger to which the corporation is a party (i) if shareholder approval is required for the merger by RSA 293-A:11.04, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger, or (ii) if the corporation is a subsidiary and the merger is governed by RSA 293-A:11.05;

(2)
consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(3)
consummation of a disposition of assets pursuant to RSA 293-A:12.02, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series if (i) under the terms of the corporate action approved by the shareholders there is to be distributed to shareholders in cash its net assets, in excess of a reasonable amount reserved to meet claims of the type described in RSA 293-A:14.06 and RSA 293-A:14.07, (A) within one year after the shareholders’ approval of the action and (B) in accordance with their respective interests determined at the time of distribution, and (ii) the disposition of assets is not an interested transaction;
(4)
an amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(5)
any other amendment to the articles of incorporation, or any other merger, share exchange or disposition of assets, to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors;

(6)
consummation of a domestication if the shareholder does not receive shares in the foreign corporation resulting from the domestication that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation, as the shares held by the shareholder before the domestication; or

(7)
consummation of a conversion of the corporation to an unincorporated entity pursuant to RSA 293-A:9.50 through RSA 293-A:9.56.

(b)
Notwithstanding RSA 293-A:13.02(a), the availability of appraisal rights under RSA 293-A:13.02(a)(1), (2), (3), (4), (6), and (7) shall be limited in accordance with the following provisions:

(1)
Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

(i)
a covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended; or

(ii)
traded in an organized market and has at least 1,000 shareholders and a market value of at least $20 million (exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial shareholders owning more than 10 percent of such shares); or

(iii)
issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and may be redeemed at the option of the holder at net asset value.

(2)
The applicability of RSA 293-A:13.02(b)(1) shall be determined as of:

(i)
the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

(ii)
the day before the effective date of such corporate action if there is no meeting of shareholders.

(3)
RSA 293-A:13.02(b)(1) shall not be applicable and appraisal rights shall be available pursuant to RSA 293-A:13.02(a) for the holders of any class or series of shares (i) who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in RSA 293-A:13.02(b)(1) at the time the corporate action becomes effective, or (ii) in the case of the consummation of a disposition of assets pursuant to RSA 293-A:12.02, unless such cash, shares or proprietary interests are, under the terms of the corporate action approved by the shareholders, to be distributed to the shareholders, as part of a distribution to shareholders of the net assets of the corporation in excess of a reasonable amount to meet claims of the type described in RSA 293-A:14.06 and RSA 293-A:14.07, (A) within one year after the shareholders’ approval of the action, and (B) in accordance with their respective interests determined at the time of the distribution.
(4)
RSA 293-A:13.02(b)(1) shall not be applicable and appraisal rights shall be available pursuant to RSA 293-A:13.02(a) for the holders of any class or series of shares where the corporate action is an interested transaction.

(c)
Notwithstanding any other provision of RSA 293-A:13.02, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, except that (i) no such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group (alone or as part of a group) on the action or if the action is a conversion to an unincorporated entity under RSA 293-A:9.50 through RSA 293-A:9.56, or a merger having a similar effect, and (ii) any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

293-A:13.03 Assertion of Rights by Nominees and Beneficial Owners. —
(a)
A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b)
A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1)
submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in RSA 293-A:13.22(b)(2)(ii); and

(2)
does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

293-A:13.20 Notice of Appraisal Rights. —
(a)
Where any corporate action specified in RSA 293-A:13.02(a) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that the shareholders are, are not or may be entitled to assert appraisal rights under this subdivision. If the corporation concludes that appraisal rights are or may be available, a copy of this subdivision must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b)
In a merger pursuant to RSA 293-A:11.05, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in RSA 293-A:13.22.

(c)
Where any corporate action specified in RSA 293-A:13.02(a) is to be approved by written consent of the shareholders pursuant to RSA 293-A:7.04:

(1)
written notice that appraisal rights are, are not or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this subdivision; and

(2)
written notice that appraisal rights are, are not or may be available must be delivered together with the notice to non-consenting and nonvoting shareholders required by RSA 293-A:7.04(e) and (f), may include the materials described in RSA 293-A:13.22 and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this subdivision.

(d)
Where corporate action described in RSA 293-A:13.02(a) is proposed, or a merger pursuant to RSA 293-A:11.05 is effected, the notice referred to in RSA 293-A:13.20(a) or (c), if the corporation concludes that appraisal rights are or may be available, and in RSA 293-A:13.20(b) shall be accompanied by:

(1)
the annual financial statements specified in RSA 293-A:16.20(a) of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than 16 months before the date of the notice and shall comply with RSA 293-A:16.20(b); provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information; and

(2)
the latest available quarterly financial statements of such corporation, if any.

(e)
The right to receive the information described in RSA 293-A:13.20(d) may be waived in writing by a shareholder before or after the corporate action.

293-A:13.21 Notice of Intent to Demand Payment and Consequences of Voting or Consenting. —
(a)
If a corporate action specified in RSA 293-A:13.02(a) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1)
must deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2)
must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b)
If a corporate action specified in RSA 293-A:13.02(a) is to be approved by less than unanimous written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must not sign a consent in favor of the proposed action with respect to that class or series of shares.

(c)
A shareholder who fails to satisfy the requirements of RSA 293-A:13.21(a) or (b) is not entitled to payment under this subdivision.

293-A:13.22 Appraisal Notice and Form. —
(a)
If a corporate action requiring appraisal rights under RSA 293-A:13.02(a) becomes effective, the corporation must send a written appraisal notice and the form required by RSA 293-A:13.02(b)(1) to all shareholders who satisfy the requirements of RSA 293-A:13.21(a) or RSA 293-A:13.21(b). In the case of a merger under RSA 293-A:11.05, the parent must deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b)
The appraisal notice must be delivered no earlier than the date the corporate action specified in RSA 293-A:13.02(a) became effective, and no later than 10 days after such date, and must:

(1)
supply a form that (i) specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action, and (ii) if such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and (iii) requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction;

(2)
state:

(i)
where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under RSA 293-A:13.22(b)(2)(ii);

(ii)
a date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the RSA 293-A:13.22(a) appraisal notice is sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii)
the corporation’s estimate of the fair value of the shares;

(iv)
that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in RSA 293-A:13.22(b)(2)(ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v)
the date by which the notice to withdraw under RSA 293-A:13.23 must be received, which date must be within 20 days after the date specified in RSA 293-A:13.22(b)(2)(ii); and

(3)
be accompanied by a copy of this subdivision.

293-A:13.23 Perfection of Rights; Right to Withdraw. —
(a)
A shareholder who receives notice pursuant to RSA 293-A:13.22 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to RSA 293-A:13.22(b)(2)(ii). In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RSA 293-A:13.22(b)(1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under RSA 293-A:13.25. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to RSA 293-A:13.23(b).

(b)
A shareholder who has complied with RSA 293-A:13.23(a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to RSA 293-A:13.22(b)(2)(v). A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c)
A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in RSA 293-A:13. 22(b), shall not be entitled to payment under this subdivision.

293-A:13.24 Payment. —
(a)
Except as provided in RSA 293-A:13.25, within 30 days after the form required by RSA 293-A:13.22(b)(2)(ii) is due, the corporation shall pay in cash to those shareholders who complied with RSA 293-A:13.23(a) the amount the corporation estimates to be the fair value of their shares, plus interest.

(b)
The payment to each shareholder pursuant to RSA 293-A:13.24(a) must be accompanied by:

(1)
(i) the annual financial statements specified in RSA 293-A:16.20(a) of the corporation that issued the shares to be appraised, which shall be of a date ending not more than 16 months before the date of payment and shall comply with RSA 293-A:16.20(b); provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information, and (ii) the latest available quarterly financial statements of such corporation, if any;

(2)
a statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to RSA 293-A:13.22(b)(2)(iii);

(3)
a statement that shareholders described in RSA 293-A:13.24(a) have the right to demand further payment under RSA 293-A:13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this subdivision.

293-A:13.25 After-Acquired Shares. —
(a)
A corporation may elect to withhold payment required by RSA 293-A:13.24 from any shareholder who was required to, but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to RSA 293-A:13.22(b)(1).

(b)
If the corporation elected to withhold payment under RSA 293-A:13.25(a), it must, within 30 days after the form required by RSA 293-A:13.22(b)(2)(ii) is due, notify all shareholders who are described in RSA 293-A:13.25(a):

(1)
of the information required by RSA 293-A:13.24(b)(1);

(2)
of the corporation’s estimate of fair value pursuant to RSA 293-A:13.24(b)(2);

(3)
that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under RSA 293-A:13.26;

(4)
that those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5)
that those shareholders who do not satisfy the requirements for demanding appraisal under RSA 293-A:13.26 shall be deemed to have accepted the corporation’s offer.

(c)
Within 10 days after receiving the shareholder’s acceptance pursuant to RSA 293-A:13.25(b), the corporation must pay in cash the amount it offered under RSA 293-A:13.25(b)(2) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d)
Within 40 days after sending the notice described in RSA 293-A:13.25(b), the corporation must pay in cash the amount it offered to pay under RSA 293-A:13.25(b)(2) to each shareholder described in RSA 293-A:13.25(b)(5).

293-A:13.26 Procedure if Shareholder Dissatisfied With Payment or Offer. —
(a)
A shareholder paid pursuant to RSA 293-A:13.24 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under RSA 293-A:13.24). A shareholder offered payment under RSA 293-A:13.25 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.
(b)
A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under RSA 293-A:13.26(a) within 30 days after receiving the corporation’s payment or offer of payment under RSA 293-A:13.24 or RSA 293-A:13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

293-A:13.30 Court Action. —
(a)
If a shareholder makes demand for payment under RSA 293-A:13.26 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to RSA 293-A:13.26 plus interest.

(b)
The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office (or, if none, its registered office) in this state is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c)
The corporation shall make all shareholders (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d)
The jurisdiction of the court in which the proceeding is commenced under RSA 293-A:13.30(b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(e)
Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under RSA 293-A:13.25.

293-A:13.31 Court Costs and Expenses. —
(a)
The court in an appraisal proceeding commenced under RSA 293-A:13.30 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the court costs against the corporation, except that the court may assess court costs against all or some of the shareholders demanding appraisal, in amounts which the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subdivision.

(b)
The court in an appraisal proceeding may also assess the expenses of the respective parties in amounts the court finds equitable:

(1)
against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of RSA 293-A:13.20, RSA 293-A:13.22, RSA 293-A:13.24, or RSA 293-A:13.25; or

(2)
against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subdivision.

(c)
If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that such expenses should not be assessed against the corporation, the court may direct that such expenses be paid out of the amounts awarded the shareholders who were benefited.

(d)
To the extent the corporation fails to make a required payment pursuant to RSA 293-A:13.24, RSA 293-A:13.25, or RSA 293-A:13.26, the shareholder may sue directly for the amount owed, and to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.

293-A:13.40 Other Remedies Limited. —
(a)
The legality of a proposed or completed corporate action described in RSA 293-A:13.02(a) may not be contested, nor may the corporate action be enjoined, set aside or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

(b)
RSA 293-A:13.40(a) does not apply to a corporate action that:

(1)
was not authorized and approved in accordance with the applicable provisions of:

(i)
subdivisions 9, 10, 11, or 12 of RSA 293-A,

(ii)
the articles of incorporation or bylaws, or

(iii)
the resolution of the board of directors authorizing the corporate action;

(2)
was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading;

(3)
is an interested transaction, unless it has been recommended by the board of directors in the same manner as is provided in RSA 293-A:8.62 and has been approved by the shareholders in the same manner as is provided in RSA 293-A:8.63 as if the interested transaction were a director’s conflicting interest transaction; or

(4)
is approved by less than unanimous consent of the voting shareholders pursuant to RSA 293-A:7.04 if:

(i)
the challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least 10 days before the corporate action was effected; and

(ii)
the proceeding challenging the corporate action is commenced within 10 days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

APPENDIX D
669 River Drive, Suite 201
Elmwood Park, NJ 07407
Phone: (646) 254-6387
richard.quad@griffinfingroup.com
March 11, 2025
The Board of Directors
Guaranty Bancorp, Inc.
10 Pleasant Street
PO Box 266
Woodsville, NH 03785
Members of the Board of Directors:
You have requested the opinion of Griffin Financial Group, LLC (“Griffin”) as to the fairness, from a financial point of view, to the shareholders of Guaranty Bancorp, Inc. (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger transaction described below.
Pursuant to the Agreement and Plan of Merger (the “Agreement”) by and among Bar Harbor Bankshares (“Bar Harbor”) and the Company, at the effective time of the merger, the Company will merge with and into Bar Harbor with Bar Harbor as the surviving entity (the “Merger”). Pursuant to the terms of the Agreement, on the Closing Date, each share of Company common stock, par value $0.20 per share, issued and outstanding immediately prior to the Effective Time, excluding shares held in treasury and Dissenting Shares (as defined in the Agreement), shall be converted into the right to receive 1.85 (the “Exchange Ratio”) shares of common stock, par value $2.00 per share, of Bar Harbor. The terms and conditions of the proposed Merger are more fully described in the Agreement.
The Agreement further provides that, immediately after the Merger, Woodsville Guaranty Savings Bank, a wholly owned subsidiary of the Company, will merge with and into Bar Harbor Bank and Trust Company, with Bar Harbor Bank and Trust Company as the surviving institution (the “Bank Merger”) pursuant to the terms of an agreement and plan of merger between the parties (the “Bank Merger Agreement”) entered into promptly after the date of the Agreement.
In arriving at our opinion, we: (i) reviewed a draft of the Agreement dated March 5, 2025; (ii) reviewed and discussed with the Company its financial statements, including its wholly owned banking subsidiary Woodsville Guaranty Savings Bank, as of and for the years ended December 31, 2024, December 31, 2023, and December 31, 2022; (iii) reviewed and discussed with Bar Harbor its financial statements, including its wholly owned banking subsidiary Bar Harbor Bank and Trust Company (collectively (“Bar Harbor”), as of and for the years ended December 31, 2023 and December 31, 2022 included in its annual report on Form 10-K, its interim financial statements for the quarterly periods ending March, 31, 2024, June 30, 2024, and September 30, 2024 included on its quarterly reports on Form 10-Q, and its draft financial statements for the year ended December 31, 2024; (iv) discussed with the management of the Company and Bar Harbor matters relating to their respective financial condition, growth, liquidity, earnings, profitability, asset quality, capital adequacy and that of their respective banking subsidiaries, future prospects, and related matters (as applicable) as of such dates and periods deemed relevant; (v) reviewed and discussed with

The Board of Directors
Guaranty Bancorp, Inc.
March 11, 2025

management of the Company its budgeted balance sheet growth and earnings for 2025 and expected future period trends for assets, loans, deposits, capital and earnings; (vi) reviewed and discussed with management of Bar Harbor its budgeted balance sheet growth and earnings for 2025 and certain publicly available consensus “street estimates” of projections of future earnings and growth rates for Bar Harbor for periods, including 2025 and beyond; (vii) analyzed and discussed with the Company and Bar Harbor the potential strategic implications and operational benefits anticipated by the management of the Company and Bar Harbor related to the proposed Merger; (viii) evaluated the potential pro forma financial effects of the proposed Merger on the regulatory capital ratios of Bar Harbor and Bar Harbor Bank and Trust Company; (ix) reviewed and discussed with the Company and Bar Harbor certain publicly available documents and other business and financial information concerning the Company and Bar Harbor and the economic and regulatory environments in which they operate; (x) compared certain financial and stock market information of Bar Harbor with similar information of certain other companies, the securities of which are publicly traded; (xi) compared the financial condition and implied valuation of the Company to the financial condition and valuation of certain institutions we deemed relevant; (xii) compared the proposed financial terms of the proposed Merger with the publicly available financial terms of certain transactions involving whole bank acquisitions that we deemed relevant; (xiii) performed discounted cash flow analyses; and (xiv) undertook such other financial studies and analyses, and considered such other information as we deemed appropriate for the purpose of this opinion.
In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of information which was publicly available to us, or which was furnished to or discussed with us by the Company or Bar Harbor or otherwise reviewed by us including, particularly, the forward-looking earnings estimates, projections, cost savings and growth rates. We have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. The information provided to us is based on variables and assumptions that are uncertain, including, but not limited to, general economic conditions, interest rates, inflation, government policy and political tensions, and therefore actual results could differ significantly from the information provided. We have not reviewed individual loan files or customer information of the Company or Bar Harbor, nor have we conducted or been provided with any valuation or appraisal of any assets, deposits, or other liabilities of the Company or Bar Harbor that was not otherwise in the public domain. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for credit losses with respect thereto, and accordingly, we have assumed that such allowances are adequate. In relying on financial analyses provided to or discussed with us by the Company or Bar Harbor or derived therefrom, we have assumed that such analyses have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management. We express no view as to such analyses, forecasts, estimates, or the assumptions on which they were based.
We have also assumed that the representations and warranties made by the Company and Bar Harbor in the Agreement are and will be true and correct in all respects material to our analyses, that the covenants and conditions precedent to closing the proposed Merger contained therein, including approval by Federal and State banking regulators, and by the Company’s shareholders, will be performed in all respects material

The Board of Directors
Guaranty Bancorp, Inc.
March 11, 2025

to our analyses in a manner which will not give Bar Harbor the ability to terminate the Agreement or decline to close under the Agreement. We are not legal, regulatory, or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory, shareholder, and any other consents and approvals necessary for the completion of the proposed Merger will be obtained without any adverse effect to the Company or Bar Harbor or to the contemplated benefits of the proposed Merger. Our opinion assumes that the proposed Merger will be completed in accordance with the terms set forth in the draft of the Agreement we reviewed.
Our opinion is necessarily based on economic, market, and other conditions as in effect on, as well as the information made available to us as of, the date of this letter. Subsequent developments may affect this opinion and that we do not have any obligation to update, revise, confirm, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the shareholders of the Company with regard to the Exchange Ratio in the proposed Merger, and we express no opinion as to the fairness of the proposed Merger to creditors or other stakeholders of the Company, the underlying decision by the Company to engage in the proposed Merger, the relative merits of the proposed Merger compared to other transactions available to the Company, or the relative merits of the proposed Merger compared to other strategic alternatives which may be available to the Company. We did not and were not asked to contact any other interested parties other than those specifically indicated by the Board. Furthermore, we did not consider and express no opinion with respect to the amount or nature of any bonuses and any other compensation or consideration to any officers, directors, or employees of the Company paid or payable by reason or as a result of the proposed Merger, or any legal, tax, regulatory, accounting or similar matters of the Company, Bar Harbor or their respective shareholders arising out of the Merger or any other transaction (including the Bank Merger).
We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services; a substantial portion of which will become payable only if the proposed Merger is completed. The Company has agreed to indemnify us for certain liabilities which could arise because of our engagement. During the two years preceding the date of this letter, other than this present engagement, we provided financial advisory services to the Company in exchange for fixed engagement fees totaling $25,000. Over the same period, we have had no investment banking engagements with Bar Harbor for which we were paid for our services. We may in the future provide investment banking or advisory services to Bar Harbor and receive compensation for such services.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the shareholders of the Company.

The Board of Directors
Guaranty Bancorp, Inc.
March 11, 2025

The delivery of this opinion has been approved by the fairness opinion committee of Griffin Financial Group, LLC in conformity with our policies and procedures established under the requirement of Rule 5150 of the Financial Industry Regulatory Authority This opinion is for the information of, and is directed to, the Board of Directors of the Company in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the proposed Merger or any other matter. This opinion speaks as of the date hereof, and we have no obligation to update, confirm, or revise it. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may, however, be reproduced in any registration statement that the Company will prepare in connection with the proposed Merger, provided that such reproduction is legally required, the opinion is reproduced in such document in its entirety, and such document includes a summary of the opinion and related analyses in a form prepared or approved by us (such approval not to be unreasonably withheld), but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
/s/ GRIFFIN FINANCIAL GROUP, LLC

APPENDIX E

Filing Fee $50.00 plus fee

19841105 D 01 19 1984

1910000100010 ARTI

Fee Paid $200 - $50

C.B. ----

Date 1-25-84

2

STATE OF MAINE

ARTICLES OF INCORPORATION

OF

BAR HARBOR BANKSHARES

(insert corporate name)

For Use By The Secretary of State

FILED

January 19, 19 84

[signature]

Deputy Secretary of State

A True Copy When Attested By Signature

Deputy Secretary of State

Pursuant to 13A MRSA §403, the undersigned, acting as incorporator(s) of a corporation, adopt(s) the following Articles of Incorporation:

FIRST: The name of the corporation is Bar Harbor Bankshares

and it is located in Maine, at Bar Harbor

SECOND: The name of its Clerk, who must be a Maine resident, and the address of its registered office shall be:

Name Sheldon F. Goldthwait, Jr.

Street & Number 82 Main Street

City Bar Harbor, Maine 04609 (zip code)

THIRD: ("X" one box only)

☒ a. The number of directors constituting the initial board of directors of the corporation is 18 (See §703, 1.A.)

b. If the initial directors have been selected, the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and shall qualify are:

NAME	ADDRESS

☐ There shall be no directors initially; the shares of the corporation will not be sold to more than twenty (20) persons; the business of the corporation will be managed by the shareholders. (See §703, 1.B.)

FOURTH: ("X" one box only)

The board of directors is ☒ is not ☐ authorized to increase or decrease the number of directors.

If the board is so authorized, the minimum number, if any, shall be 9 directors, (See §703, 1.A.) and the maximum number, if any, shall be 27 directors.

FIFTH: ("X" one box only)

☒ There shall be only one class of shares, viz., Common (title of class).

Par value of each share (if none, so state) $10.

Number of shares authorized 200,000.

☐ There shall be two or more classes of shares.

The information required by §403 concerning each such class is set out in Exhibit ______ attached hereto and made a part hereof.

SUMMARY

The aggregate par value of all authorized shares (of all classes) *having a par value* is $ 2,000,000.

The total number of authorized shares (of all classes) *without par value* is ______ shares.

SIXTH: ("X" one box only)

Meetings of the shareholders may ☐ may not ☒ be held outside the State of Maine.

SEVENTH: ("X" if applicable) There are no preemptive rights. ☒

EIGHTH: Other provisions of these articles, if any, including provisions for the regulation of the internal affairs of the corporation, are set out in Exhibit ______ attached hereto and made a part hereof.

DATED: January 18, 1984

INCORPORATORS	RESIDENCE ADDRESSES
Robert H. Avery (signature)	Street Shannon Way
Robert H. Avery (type or print name)	Bar Harbor, Maine 04609 (city, state and zip code)
______ (signature)	Street ______
______ (type or print name)	______ (city, state and zip code)
______ (signature)	Street ______
______ (type or print name)	______ (city, state and zip code)

For Corporate Incorporators

______	Street ______
By ______ (signature)	______ (city, state and zip code)
______ (type or print name and capacity)	

Articles are to be executed as follows:

If a corporation is an incorporator (§402), the name of the corporation should be typed and signed on its behalf by an officer of the corporation. The address of the principal place of business of the incorporator corporation should be given. The articles of incorporation must be accompanied by a certificate of an appropriate officer of the corporation certifying that the person executing the articles on behalf of the corporation was duly authorized to do so.

FORM NO. MBCA 6-Rev. 79

Filing Fee Sec. 1401)

19841105 D 03 29 1989

1910000100005 STCK

STATE OF MAINE

For Use By The Secretary of State

FILED

March 29, 19 89

Deputy Secretary of State

A True Copy When Attested By Signature

Deputy Secretary of State

Fee Paid $200.-$15.

C.B. ------

Date APR 7 1989

ARTICLES OF AMENDMENT

(Amendment by Shareholders Voting as One Class)

Pursuant to 13-A MRSA §§805 and 807, the undersigned corporation adopts these Articles of Amendment:

FIRST: All outstanding shares were entitled to vote on the following amendment as *one* class.

SECOND: The amendment set out in Exhibit A attached was adopted by the shareholders (Circle one)

A. at a meeting legally called and held on, OR October 4, 1988.

B. by unanimous written consent on

THIRD: Shares outstanding and entitled to vote and shares voted for and against said amendment were:

Number of Shares Outstanding and Entitled to Vote	NUMBER Voted For	NUMBER Voted Against
120,000 outstanding 200,000 authorized	117,941	183 against 1876 abstaining

FOURTH: If such amendment provides for exchange, reclassification or cancellation of issued shares, the manner in which this shall be effected is contained in Exhibit B attached if it is not set forth in the amendment itself.

FIFTH: If the amendment changes the number or par values of authorized shares, the number of shares the corporation has authority to issue thereafter, is as follows:

Class	Series (If Any)	Number of Shares	Par Value (If Any)
Common same	same	600,000 (auth)	$10.00

The aggregate par value of all such shares (of all classes and series) *having par value* is $ 6,000,000.00.

The total number of all such shares (of all classes and series) *without par value* is -0- shares.

SIXTH: Address of the registered office in Maine: 82 Main Street Bar Harbor, Maine 04609

(street, city and zip code)

MUST BE COMPLETED FOR VOTE OF SHAREHOLDERS

I certify that I have custody of the minutes showing the above action by the shareholders.

Marsha C. Sawyer

(signature of clerk, secretary or asst. secretary)

Dated: February 22, 1989

Bar Harbor Bankshares

(Name of Corporation)

By* Marsha C. Sawyer

(signature)

Marsha C. Sawyer, Clerk

(type or print name and capacity)

By* John P. Reeves

(signature)

John P. Reeves, President

(type or print name and capacity)

*In addition to any certification of custody of minutes this document *MUST* be signed by (1) the Clerk *OR* (2) the President or a vice-president *AND* the Secretary, an assistant secretary or other officer the bylaws designate as second certifying officer *OR* (3) if no such officers, a majority of the directors or such directors designated by a majority of directors then in office *OR* (4) if no directors, the holders, or such of them designated by the holders, of record of a majority of all outstanding shares entitled to vote thereon *OR* (5) the holders of all outstanding shares.

NOTE: This form should not be used if any class of shares is entitled to vote as a separate class for any of the reasons set out in §806, or because the articles so provide. For vote necessary for adoption see §805.

FORM NO. MBCA-9 Rev. 88

SUBMIT COMPLETED FORMS TO: Secretary of State, Station 101, Augusta, Maine 04333

EXHIBIT A
Voted to change the authorized capital stock from 200,000 Shares Common $10.00 Par value having a total of $2,000,000. to be Increase to 600,000 Shares Common $10.00 Par value having a total of $6,000,000.

Filing Fee (See Sec. 1401)

File No. 19841105 D Pages 2
Fee Paid $ 2,135.00
DCN 1952331200016 STCK
FILED
08/17/1995

For Use By The Secretary of State
File No. ....
Fee Paid ....
C.B. ....
Date ....

STATE OF MAINE

ARTICLES OF AMENDMENT
(Amendment by Shareholders Voting as One Class)

Pursuant to 13-A MRSA §§805 and 807, the undersigned corporation adopts these Articles of Amendment:

Mary Cooper
Deputy Secretary of State

A True Copy When Attested By Signature

Deputy Secretary of State

FIRST: All outstanding shares were entitled to vote on the following amendment as *one* class.

SECOND: The amendment set out in Exhibit A attached was adopted by the shareholders (Circle one)
(A.) at a meeting legally called and held on, OR July 11, , 19 95.
B. by unanimous written consent on

THIRD: Shares outstanding and entitled to vote and shares voted for and against said amendment were:

Number of Shares Outstanding and Entitled to Vote	NUMBER Voted For	NUMBER Voted Against
342,721	293,169	635 abstain 3782 against

FOURTH: If such amendment provides for exchange, reclassification or cancellation of issued shares, the manner in which this shall be effected is contained in Exhibit B attached if it is not set forth in the amendment itself.

FIFTH: If the amendment changes the number or par values of authorized shares, the number of shares the corporation has authority to issue thereafter, is as follows:

Class	Series (If Any)	Number of Shares	Par Value (If Any)
common		10,000,000	$2.00

The aggregate par value of all such shares (of all classes and series) *having par value* is $ 20,000,000 .

The total number of all such shares (of all classes and series) *without par value* is -0- shares.

SIXTH: Address of the registered office in Maine: 82 Main Street Bar Harbor, ME 04609
(street, city and zip code)

MUST BE COMPLETED FOR VOTE OF SHAREHOLDERS
I certify that I have custody of the minutes showing the above action by the shareholders.
Marsha C. Sawyer
(signature of clerk, secretary or asst. secretary)

Bar Harbor Bankshares
(Name of Corporation)

By* Virginia M. Vendrell
(signature)

Virginia M. Vendrell, Treasurer & CFO
(type or print name and capacity)

By* Sheldon F. Goldthwait Jr
(signature)

Sheldon F. Goldthwait, Jr. CEO & Pres
(type or print name and capacity)

Marsha C. Sawyer, Clerk

Dated: July 14, 1995

*In addition to any certification of custody of minutes this document *MUST* be signed by (1) the **Clerk** *OR* (2) the **President** or a vice-president *AND* the **Secretary**, an assistant secretary or other officer the bylaws designate as second certifying officer *OR* (3) if no such officers, a majority of the **directors** or such directors designated by a majority of directors then in office *OR* (4) if no directors, the holders, or such of them designated by the **holders, of record of a majority of all outstanding shares** entitled to vote thereon *OR* (5) the **holders of all outstanding shares.**

NOTE: This form should not be used if any class of shares is entitled to vote as a separate class for any of the reasons set out in §806, or because the articles so provide. For vote necessary for adoption see §805.

NEW

FORM NO. MBCA-9 Rev. 88

SUBMIT COMPLETED FORMS TO: Secretary of State, Station 101, Augusta, Maine 04333

Exhibit A
Voted to change the authorized capital stock from 600,000 shares common with $10.00 par value to 10,000,000 shares with a $2.00 par value

DOMESTIC
BUSINESS CORPORATION

STATE OF MAINE

ARTICLES OF AMENDMENT

File No 19841105 D Pages 2
Fee Paid $ 50
DCN 2090091500032 AMEN
-----FILED-----------------------
01/09/2009

Deputy Secretary of State

A True Copy When Attested By Signature

Deputy Secretary of State

Bar Harbor Bankshares
(Name of Corporation)

Pursuant to 13-C MRSA §1006, the undersigned corporation executes and delivers the following Articles of Amendment:

FIRST: The text of the amendment or the information required by 13-C MRSA §121.10.E as set forth in Exhibit A attached, was adopted on (date) January 7, 2009.

The amendment was duly approved as follows: ("X" one box only.)

- [ ] by the incorporators – shareholder approval was not required **OR**
- [ ] by the board of directors – shareholder approval was not required **OR**
- [X] by the shareholders in the manner required by this Act and by the articles of incorporation

SECOND: If the amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are set forth in Exhibit ____ or as follows

THIRD: The effective date of the articles of amendment (if other than the date of filing of the articles of amendment) is Filing Date.

DATED Janaury 7, 2009

*By ____________________
(signature of any duly authorized person)

Joseph M. Murphy, President
(type or print name and capacity)

*This document **MUST** be signed by any duly authorized officer **OR** the clerk. (13-C MRSA §121.5)

Please remit your payment made payable to the Maine Secretary of State.

SUBMIT COMPLETED FORMS TO: CORPORATE EXAMINING SECTION, SECRETARY OF STATE, 101 STATE HOUSE STATION, AUGUSTA, ME 04333-0101 TEL. (207) 624-7752

FORM NO. MBCA-9 (1 of 1) Rev. 8/1/2004

Exhibit A
Articles of Amendment
Of
Bar Harbor Bankshares
FIFTH The capital stock of the corporation shall be designated as follows:
(a)   Common Stock.   The corporation shall have the authority to issue 10,000,000 shares of common stock, par value $2.00 per share.
(b)   Preferred Stock.
(1)   The corporation shall have authority to issue up to 1,000,000 shares of preferred stock, no par value. The shares of preferred stock of the corporation may be issued from time to time in one or more classes or series, the shares of each class or series to have such voting powers, full or limited, or no voting powers, and such designations, preferences, rights, powers, including voting powers (or qualifications, limitations, or restrictions thereof) as are stated in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors as provided in Paragraph (b)(2) of this Fifth Article.
(2)   Authority is granted to the Board of Directors of the corporation, subject to the provisions of this Fifth Article and to the limitations prescribed by the Maine Business Corporation Act, to authorize the issuance of one or more classes, or one or more series within a class, of preferred stock and with respect to each such class or series to fix by resolution or resolutions the voting powers, full or limited, if any, of the shares of such class or series to determine and fix by resolution or resolutions the designations, preferences, rights, powers, including voting powers (or qualifications, limitations, or restrictions thereof) of such shares. This paragraph is intended to afford to the Board of Directors the maximum authority permitted under Section 602 of Title 13-C: Maine Business Corporation Act.

File No. 19841105 D Pages 14
Fee Paid $ 50
DCN 2090141400036 AMEN
---FILED---
01/14/2009

DOMESTIC
BUSINESS CORPORATION

STATE OF MAINE

ARTICLES OF AMENDMENT

Deputy Secretary of State

A True Copy When Attested By Signature

Deputy Secretary of State

Bar Harbor Bankshares
(Name of Corporation)

Pursuant to 13-C MRSA §1006, the undersigned corporation executes and delivers the following Articles of Amendment:

FIRST: The text of the amendment or the information required by 13-C MRSA §121.10 E as set forth in Exhibit A attached, was adopted on (date) December 16, 2008.

The amendment was duly approved as follows ("X" one box only)

☐ by the incorporators – shareholder approval was not required OR
☒ by the board of directors – shareholder approval was not required OR
☐ by the shareholders in the manner required by this Act and by the articles of incorporation.

SECOND: If the amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are set forth in Exhibit ____ or as follows:

THIRD: The effective date of the articles of amendment (if other than the date of filing of the articles of amendment) is Filing Date

DATED January 12, 2009

*By ______________________
(signature of any duly authorized person)

Joseph M. Murphy, President and CEO
(type or print name and capacity)

*This document **MUST** be signed by any duly authorized officer **OR** the clerk (13-C MRSA §121 5)

Please remit your payment made payable to the Maine Secretary of State

SUBMIT COMPLETED FORMS TO: CORPORATE EXAMINING SECTION, SECRETARY OF STATE,
101 STATE HOUSE STATION, AUGUSTA, ME 04333-0101
TEL. (207) 624-7752

FORM NO. MBCA-9 (1 of 1) Rev 8/1/2004

EXHIBIT A
CERTIFICATE OF DESIGNATIONS
OF
FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A
OF
BAR HARBOR BANKSHARES
BAR HARBOR BANKSHARES, a corporation organized and existing under the laws of the State of Maine (the “Corporation”), in accordance with the provisions of Section 602 of Title 13C: Maine Business Corporation Act thereof, does hereby certify:
The board of directors of the Corporation (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the articles of incorporation and bylaws of the Corporation and applicable law, adopted the following resolution on December 16, 2008 creating a series of 18,751 shares of Preferred Stock of the Corporation designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A”.
RESOLVED, that pursuant to the provisions of the articles of incorporation and the bylaws of the Corporation and applicable law, a series of Preferred Stock, no par value, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:
Part 1.   Designation and Number of Shares.   There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 18,751.
Part 2.   Standard Provisions.   The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.
Part 3.   Definitions.   The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:
(a)   “Common Stock” means the common stock, par value $2.00 per share, of the Corporation.
(b)   “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.
(c)   “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.
(d)   “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.
(e)   “Minimum Amount” means $4,687,750.
(f)   “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).
(g)   “Signing Date” means Original Issue Date.
Part. 4.   Certain Voting Matters.   Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Bar Harbor Bankshares has caused this Certificate of Designations to be signed by Joseph M. Murphy, its President and Chief Executive Officer, this 12th day of January, 2009.
BAR HARBOR BANKSHARES
By:

Name:
Joseph M. Murphy

Title:
President and Chief Executive Officer

ANNEX A
STANDARD PROVISIONS
Section 1.   General Matters.   Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.
Section 2.   Standard Definitions.   As used herein with respect to Designated Preferred Stock:
(a)   “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.
(b)   “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.
(c)   “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.
(d)   “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.
(e)   “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.
(f)   “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.
(g)   “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.
(h)   “Dividend Period” has the meaning set forth in Section 3(a).
(i)   “Dividend Record Date” has the meaning set forth in Section 3(a).
(j)   “Liquidation Preference” has the meaning set forth in Section 4(a).
(k)   “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.
(l)   “Preferred Director” has the meaning set forth in Section 7(b).
(m)    “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.
(n)   “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).
(o)   “Share Dilution Amount” has the meaning set forth in Section 3(b).

(p)   “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.
(q)   “Successor Preferred Stock” has the meaning set forth in Section 5(a).
(r)   “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.
Section 3.   Dividends.
(a)   Rate.   Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i e , no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.
Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.
Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).
(b)   Priority of Dividends.   So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.
When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.
Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.
Section 4.   Liquidation Rights.
(a)   Voluntary or Involuntary Liquidation.   In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated

Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).
(b)   Partial Payment.   If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.
(c)   Residual Distributions.   If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.
(d)   Merger, Consolidation and Sale of Assets Not Liquidation.   For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.
Section 5.   Redemption.
(a)   Optional Redemption.   Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.
Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity

Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).
The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.
(b)   No Sinking Fund.   The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.
(c)   Notice of Redemption.   Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.
(d)   Partial Redemption.   In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
(e)   Effectiveness of Redemption.   If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f)   Status of Redeemed Shares.   Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).
Section 6.   Conversion.   Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.
Section 7.   Voting Rights.
(a)   General.   The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.
(b)   Preferred Stock Directors.   Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.
(c)   Class Voting Rights as to Particular Matters.   So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
(i)   Authorization of Senior Stock.   Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

APPENDIX C
ARTICLES OF AMENDMENT

DOMESTIC BUSINESS CORPORATION **STATE OF MAINE** **ARTICLES OF AMENDMENT** **Bar Harbor Bankshares** (Name of Corporation)	File No. 19841105 D Pages 2 Fee Paid $ 50 DCN 2151421600040 STCK -----FILED----------------------- 05/22/2015 [signature] Deputy Secretary of State **A True Copy When Attested By Signature** ________________ Deputy Secretary of State

Pursuant to 13-C MRSA §1006, the undersigned corporation executes and delivers the following Articles of Amendment:

FIRST: The text of the amendment or the information required by 13-C MRSA §121.10.E as set forth in **Exhibit** A attached, was adopted on (date) May 22, 2015

The amendment was duly approved as follows: ("X" one box only.)

- ☐ by the incorporators – shareholder approval was not required **OR**
- ☐ by the board of directors – shareholder approval was not required **OR**
- ☒ by the shareholders in the manner required by this Act and by the articles of incorporation. on May 19, 2015

SECOND: If the amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are set forth in Exhibit or as follows:

THIRD: The effective date of the articles of amendment (if other than the date of filing of the articles of amendment) is May 22, 2015

DATED May 22, 2015

*By [signature: Marsha C. Sawyer]
(signature of any duly authorized person)
Marsha C. Sawyer, Corporate Clerk
(type or print name and capacity)

---

* This document **MUST** be signed by any duly authorized officer **OR** the clerk. (13-C MRSA §121.5)

Please remit your payment made payable to the Maine Secretary of State.

SUBMIT COMPLETED FORMS TO: **CORPORATE EXAMINING SECTION, SECRETARY OF STATE, 101 STATE HOUSE STATION, AUGUSTA, ME 04333-0101**

FORM NO. MBCA-9 (1 of 1) Rev. 8/1/2004 **TEL. (207) 624-7752**

EXHIBIT A
ARTICLES OF AMENDMENT OF BAR HARBOR BANKSHARES
The FIFTH Article of the Articles of Incorporation, as amended, of the Corporation, is hereby amended by replacing paragraph (a) of said FIFTH Article with the following:
“(a) Common Stock.   The corporation shall have the authority to issue 20,000,000 shares of common stock, par value $2.00 per share.”